As filed with the Securities and Exchange Commission on June 20, 2024
Registration No. 333-[•]
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SPRINGBIG HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	7371	88-2789488
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
621 NW 53rd Street
Suite 500
Boca Raton, Florida 33487
(800) 772-9172
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s
Principal Executive Offices)
Jeffrey Harris
Chief Executive Officer
621 NW 53rd Street
Suite 500
Boca Raton, Florida 33487
(800) 772-9172
(Address, Including Zip Code, and Telephone Number, Including Area Code, of agent for service)
Copy to:
William E. Doran
Aslam A. Rawoof
Benesch, Friedlander, Coplan & Aronoff LLP
71 South Wacker Drive, Suite 1600
Chicago, Illinois 60606
Telephone: (312) 212-4949
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED JUNE 20, 2024

16,000,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS
23,726,551 SHARES OF COMMON STOCK
6,000,000 PRIVATE WARRANTS
42,666,665 SHARES OF COMMON STOCK UNDERLYING CONVERTIBLE NOTES
This prospectus relates to the issuance by us of up to an aggregate of 16,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of SpringBig Holdings, Inc. (formerly known as Tuatara Capital Acquisition Corporation, or “Tuatara”, the predecessor of SpringBig Holdings, Inc.), a Delaware corporation (the “Company”) consisting of (i) 6,000,000 shares of Common Stock issuable upon the exercise of 6,000,000 warrants (the “private placement warrants”) originally issued in a private placement in connection with the initial public offering of Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara”), by the holders thereof and (ii) 10,000,000 shares of Common Stock issuable upon the exercise of 10,000,000 warrants (the “public warrants” and, together with the private placement warrants, the “warrants”) originally issued in the initial public offering of Tuatara (the “IPO”) at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock of Tuatara and one-half of one public warrant by holders thereof. We will receive the proceeds from the exercise of any warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (A) up to 21,590,291 shares of Common Stock consisting of (i) 1,310,000 shares of Common Stock purchased by subscribers in a private placement pursuant to separate subscription agreements (such subscribers, the “PIPE Investors”) at a purchase price of $10.00 per share, plus 31,356 shares paid to certain PIPE Investors at a value of $10.00 per share pursuant to the convertible notes with certain PIPE Investors (collectively, the “PIPE shares”), (ii) 4,000,000 shares of Common Stock (the “Founder Shares”) originally issued in a private placement to TCAC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and certain affiliates for an initial aggregate purchase price of $25,000, or $0.00625 per share, in a private placement in connection with the IPO of Tuatara, and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination as merger consideration at an acquiror share value of $10.00 per share, for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuable upon the exercise of the warrants described above, (C) 6,000,000 private placement warrants, which were purchased by the Sponsor at a price of $1.00 per warrant, or $6,000,000 in the aggregate, (D) up to 1,700,000 shares of Common Stock (the "YB Shares") issued to certain holders in connection with the Settlement Agreement (the “YB Issuance”), and (E) up to 436,260 shares of Common Stock (the “Service Shares”) issued to certain service providers of the Company in consideration for services rendered and to be rendered (the “Services Issuances”).
This prospectus also relates to the resale, from time to time, by the Selling Securityholders named herein that hold the Company’s 8% Senior Secured Convertible Promissory Notes due 2026 (the “Convertible Notes” and such Selling Stockholders, the “Convertible Notes Selling Stockholders”) of an aggregate of up to 42,666,665 shares of Common Stock reserved for issuance upon the conversion of the Convertible Notes currently held by the Convertible Notes Selling Stockholders (the “Conversion Shares”). To the extent that Common Stock is issued by the Company under the terms of the Convertible Notes, substantial amounts of shares of Common Stock could be issued and resold, which would cause dilution and may impact the Company’s stock price. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity & Capital Resources” for additional information. The Company issued the Convertible Notes to the Convertible Notes Selling Stockholders for $6,400,000 in total cash consideration. The Conversion Shares are issuable at an original conversion price of $0.15 per share. We are not selling any of the Conversion Shares under this prospectus and will not receive any of the proceeds from the sale of the Conversion Shares by the Convertible Notes Selling Stockholders.
On June 14, 2022, Tuatara consummated the previously announced business combination of Tuatara and SpringBig, Inc., a Delaware corporation (“Legacy SpringBig”). Pursuant to the merger agreement, prior to the closing of the business combination, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Pursuant to the terms of the merger agreement, HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara (“Merger Sub”), merged with and into Legacy SpringBig, and the separate existence of Merger Sub ceased, with Legacy SpringBig surviving the merger and continuing in existence as a subsidiary of the Company. In connection with the closing of the business combination, the registrant changed its name from Tuatara Capital Acquisition Corporation to “SpringBig Holdings, Inc.”
We are registering the resale of shares of Common Stock and warrants as required by (i) an amended and restated registration rights agreement, dated as of June 14, 2022 (the “Sponsor Registration Rights Agreement”), entered into by and among the Company, the Sponsor and certain other parties thereto, (ii) subscription agreements, pursuant to which subscription investors purchased subscription shares in a privately negotiated transaction in connection with the consummation of the business combination, (iii) the Settlement Agreement, dated September 7, 2023, by and between Yuzz Buzz, LLC, Jason Wright, and Michael Gross, on the one hand, and the Company, SpringBig, Inc., Medici Holdings V, Inc. (f/k/a SpringBig, Inc.), and Jeffrey Harris, on the other hand, (iv) service agreements, pursuant to which service providers provided services in exchange for the issuance of shares in privately negotiated transactions and (v) the Registration Rights Agreement, dated January 23, 2024 (the “Convertible Notes Registration Rights Agreement”), by and among the Company and the Convertible Notes investors party thereto.
The shares of Common Stock being offered for resale pursuant to this prospectus by the selling securityholders represent approximately 181% of shares outstanding of the Company as of March 31, 2024 (after giving effect to the issuance of shares upon exercise of outstanding public warrants, private placement warrants and Convertible Notes). Given the substantial number of shares of Common Stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in Tuatara’s IPO, certain of the selling securityholders, including the Sponsor, may still have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our common stock of $0.145 as of June 20, 2024, the Sponsor and other holders of the Founder Shares (assuming all shares are fully vested) would experience a potential profit of up to approximately $0.135 per share, or up to approximately $0.5 million in the aggregate.
We will not receive any proceeds from the sale of shares of our Common Stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The exercise price of our public warrants and private placement warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock, which is currently below the $11.50 exercise price. If the trading price for our common stock is less than $11.50 per share, we believe holders of our public warrants and private placement warrants will be unlikely to exercise their warrants.
However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of the Securities” for more information.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Common Stock is quoted for trading on OTCQX® Best Market under the symbol “SBIG,” and began trading on September 6, 2023. On June 20, 2024, the closing price of our common stock was $0.145 per share of Common Stock.
We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2024.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and any prospectus supplements we may file carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” in this prospectus.
You should rely only on the information contained in this prospectus or in any prospectus supplements we may file. Neither we nor the Selling Securityholders have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any prospectus supplements we may file. The information contained in this prospectus or in any prospectus supplements we may file is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
The Selling Securityholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Securityholders have done anything that would permit this offering (the “Offering”) or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus applicable to that jurisdiction.
We may authorize the Selling Securityholders to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus. This prospectus, together with any applicable prospectus supplements and any related free writing prospectuses, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “SpringBig,” “we,” “us,” “our” and similar terms refer to SpringBig Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

i

FREQUENTLY USED TERMS
As used in this document, references to:
“amended and restated merger agreement” are to the amended and restated agreement and plan of merger, dated as of April 14, 2022, by and among Tuatara, Merger Sub and Legacy SpringBig, as amended by Amendment No. 1, dated as of May 7, 2022;
“amended and restated registration rights agreement” are to the Amended and Restated Registration Rights Agreement entered into, by and among Tuatara, Sponsor, Legacy SpringBig, and the other signatories thereto;
“business combination” are to the transactions contemplated by the merger agreement;
“Canadian CRTC” are to the Canadian Radio-Television and Telecommunications Commission;
“Cannabis Act” are to the Cannabis Act (Canada);
“Code” are to the Internal Revenue Code of 1986, as amended;
“Common Shares,” “Common Stock” or “Shares” are to the shares of common stock of SpringBig Holdings, Inc., par value $0.0001 per share;
“Company,” “SpringBig,” “we,” “us,” “our” and similar terms are to SpringBig Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries;
“COVID-19” are to SARS-Cov-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks;
“CSA” are to the U.S. Controlled Substances Act of 1970, as amended;
“DGCL” are to the Delaware General Corporation Law, as amended;
“effective time” are to the effective time of the certificate of merger effecting the merger contemplated by the amended and restated merger agreement;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“FCC” are to the United States Federal Communications Commission;
“GAAP” are to United States generally accepted accounting principles;
“Legacy SpringBig” are to SpringBig, Inc., a Delaware corporation, prior to the business combination, and a wholly-owned subsidiary of SpringBig following the business combinations;
“merger” are to the merger evidenced by a certificate of merger between Merger Sub and Legacy SpringBig pursuant to which Merger Sub merged with and into Legacy SpringBig, with Legacy SpringBig continuing as the surviving entity and a subsidiary of SpringBig;
“merger agreement” are to the original merger agreement and the amended and restated merger agreement, collectively, as amended or modified from time to time, by and among Tuatara, Merger Sub and Legacy SpringBig;
“Merger Sub” are to HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara;
“Nasdaq” are to The Nasdaq Stock Market LLC;
“original merger agreement” are to the agreement and plan of merger, dated as of November 8, 2021, by and among Tuatara, Merger Sub and SpringBig;
“PIPE subscription financing” are to the aggregate $13,100,000 of proceeds from the issuance of the subscription shares;
“SaaS” are to software-as-a-service;
“Securities Act” are to the Securities Act of 1933, as amended;
“Sponsor” are to TCAC Sponsor, LLC a Delaware limited liability company;
“TCPA” are to the United States Telephone Consumer Protection Act of 1991, as amended;

“transfer agent” are to Continental Stock Transfer & Trust Company, as transfer agent;
“Tuatara,” “we,” “our” or “us” are to Tuatara Capital Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands, the predecessor entity to SpringBig; and
“$,” “US$” and “U.S. dollar” each refer to the United States dollar.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “become,” “potential,” “predict,” “project,” “should,” “would,” “opportunity,” “mission,” “goal,” “positioned” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to:
•
our relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful, and the possibility that we may not be able to generate sufficient revenue to become profitable or maintain profitability in the future;

•
the possibility that if we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, if we fail to retain our existing clients or acquire new clients, and/or if we fail to expand effectively into new markets, our revenue may decrease and our business may be harmed;

•
our significant working capital deficiency and history of losses, and the possibility that we may need to raise additional funds to meet our obligations and sustain our operations, and may not achieve profitability in the future;

•
the possibility that federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the CSA, and that a change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations;

•	the possibility that some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations; and
•	other risks and uncertainties indicated from time to time in filings made with the SEC.
These risks are not exhaustive. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the registration statement of which this prospectus is a part carefully, including the information set forth under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements.
Overview of the Company
SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to cannabis retailers and brands in the U.S. and Canada. SpringBig’s platform connects consumers with retailers and brands, through SMS marketing, emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. SpringBig offers marketing automation solutions that provide for consistency of customer communication, which retailers and brands can use to drive customer retention and retail foot traffic. Additionally, SpringBig’s reporting and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends.
SpringBig’s services and products support cannabis retailers and brand marketing as described below:
Retail Offering
•
SpringBig’s platform offers retailers text message marketing, which allows clients to send promotions to existing customers. This text messaging platform offers a variety of features, including multiple customer segmentations, which automatically groups customers into segments based on their preferences and purchase behavior. Retailers also have access to the “autoconnects” feature, which allows them to easily leverage customer data and send messages directly to consumers based on certain actions and also includes functionality to help clients identify opportunities to send text messages. SpringBig also provides an e-signature app, designed to accommodate proper ‘double opt-in’ procedure, through both implied and expressed consent to facilitate compliance with the TCPA, FCC, and Canadian CRTC.

•
The consumer application (or wallet) offered by SpringBig allows customers to access and check their points, redeem rewards, and view upcoming offers. The wallet fully integrates with cannabis e-commerce providers, allowing customers to place orders directly from their wallet. Retailers can customize this application with a distinct icon, name, layout, and color scheme, thus allowing for brand consistency and a higher-quality and frictionless customer experience.

•
Retailers can use the SpringBig platform to compile marketing campaigns based on consumer profiles and preferences. Once a campaign launches, retailers are able to analyze in-depth data in order to measure campaign success. Enterprise Resource Planning (or ERP)-level customer data management and analysis also allow retailers to organize their sales funnel and provide a personalized, targeted approach to marketing campaigns.

•	SpringBig’s platform integrates with many point of sale (“POS”) systems used in the cannabis industry, allowing retailers to automatically collect additional data on consumers.
Brand Marketing Platform
•
SpringBig has a brand marketing platform that offers a direct-to-consumer marketing automation platform specifically for cannabis brands. This direct-to-consumer marketing engine allows brands to target and measure the complete transaction cycle from initial engagement through point of sale.

•
SpringBig provides brands with the opportunity to provide content that, in turn, SpringBig’s retail clients can utilize in their targeted consumer marketing campaigns. This provides the brand with access to the consumer and that can be leveraged through the brand and retailer cooperating in a promotional campaign on the SpringBig platform. The SpringBig platform can be used by brands to increase their brand awareness, expand retail partnerships, and acquire and retain new customers. The SpringBig brands platform also provides brand clients with access to detailed reports regarding campaign attribution metrics.

Summary Risk Factors
The following is a summary of select risks and uncertainties that could materially adversely affect us and our business, financial condition and results of operations. Before you invest in our Common Stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:
Risks Related to Our Business and Industry
•
We have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. We may not be able to generate sufficient revenue to become profitable or maintain profitability in the future.

•
If we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, if we fail to retain our existing clients or acquire new clients, and/or if we fail to expand effectively into new markets, our revenue may decrease and our business may be harmed.

•
We have a significant working capital deficiency and a history of losses, may need to raise additional funds to meet our obligations and sustain our operations, and may not achieve profitability in the future.

•
Federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the CSA. A change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations.

•
Some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. We further cannot ensure that our clients will conduct their business in a way that complies with all laws. Allowing unlicensed or noncompliant businesses to access our platform and services, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation.

•
Our business is dependent on U.S. state laws and regulations and Canadian federal and provincial laws and regulations pertaining to the cannabis industry, its continued legalization, and the rapid changes in applicable laws and regulations may increase the risk that we will not be successful. We are subject to various standards, laws and regulations and any actual or perceived failure to comply with such obligations could harm our business.

•	Our business is dependent on the market acceptance of cannabis consumers and negative trends could adversely affect our business operations.
•
Our business is highly dependent upon our brand recognition and reputation, and any erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.

•	We face competition in marketing and advertising services available to our clients, and we expect competition to further intensify as the cannabis industry continues to evolve.
•	If we fail to predict and/or manage our growth effectively, our brand, business and operating results could be harmed.
•	If we are unable to recruit, train, retain and motivate key personnel, we may not achieve our business objectives.
•
If our current marketing model is not effective in attracting new clients, we may need to employ higher-cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability.

•
We may be unable to scale and adapt our existing technology and network infrastructure in a timely or effective manner to ensure that our platform is accessible, which would harm our reputation, business and operating results.

•
Real or perceived errors, failures, or bugs in our platform or cyber security breaches, unauthorized access or other events could adversely affect our operating results and growth prospects and/or subject us to significant liability.

•	The impact of global, regional or local economic and market conditions or events may adversely affect our business, operating results and financial condition.

•	We may improve our products and solutions in ways that forego short-term gains.
•	Future investments in our growth strategy, including acquisitions, could disrupt our business and adversely affect our operating results, financial condition and cash flows.
Corporate Information
We were originally formed on January 24, 2020 under the name “Tuatara Capital Acquisition Corporation,” as a blank check company incorporated as a Cayman Islands exempted company, incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 13, 2022, in anticipation of the consummation of the previously announced business combination among Tuatara, Merger Sub, and Legacy SpringBig, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and it then changed its name to SpringBig Holdings, Inc.
Our principal executive office is located at 621 NW 53rd Street, Suite 500, Boca Raton, Florida 33487. Our telephone number is (800) 772-9172. Our website address is www.springbig.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Legal Proceedings
From time to time, we may become involved in legal or regulatory proceedings arising in the ordinary course of our business. We do not currently, however, expect such legal proceedings to have a material adverse effect on our business, operating results or financial condition. However, depending on the nature and timing of a given dispute, an unfavorable resolution could materially affect our current or future results of operations or cash flows.
Smaller Reporting Company
We are a “smaller reporting company” and will remain a smaller reporting company if either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter, or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. We intend to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition periods which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SpringBig’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

THE OFFERING
We are registering the issuance of an aggregate of 16,000,000 shares of our Common Stock issuable upon the exercise of our public warrants and private placements. We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (A) up to 21,590,291 shares of Common Stock consisting of (i) 1,310,000 shares of Common Stock purchased by the PIPE Investors, plus 31,356 shares paid to certain PIPE Investors pursuant to the convertible notes with certain PIPE Investors (collectively, the “PIPE shares”), (ii) 4,000,000 shares of Common Stock as Founder Shares originally issued in a private placement to the Sponsor and certain affiliates in connection with the IPO of Tuatara, and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuance upon the exercise of the warrants described above, (C) 6,000,000 private placement warrants, (D) up to 1,700,000 shares of Common Stock as YB Shares, and (E) up to 436,260 shares of Common Stock as Service Shares, from time to time, through any means described in the section entitled “Plan of Distribution.” We are also registering the offer and sale from time to time by the Convertible Notes Selling Stockholders or their permitted transferees of an aggregate of up to 42,666,665 shares of Common Stock reserved for issuance upon the conversion of the Convertible Notes through any means described in the section entitled “Plan of Distribution.”
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 9 of this prospectus.
Issuance of Common Stock
Common Stock to be issued by the Company upon Exercise of the Public Warrants and Private Placement Warrants
16,000,000 shares, consisting of (i) 10,000,000 shares of Common Stock issuable upon the exercise of the public warrants and (ii) 6,000,000 shares of Common Stock issuable upon the exercise of the private placement warrants.
Common Stock Outstanding Prior to the Exercise of the Public Warrants and Private Placement Warrants
45,594,864 shares, as of March 31, 2024.
Common Stock Outstanding Assuming Exercise of all Warrants
61,594,864 shares, based on total shares outstanding as of March 31, 2024.
Exercise Price of Warrants
$11.50 per shares, subject to adjustment as described herein.
Use of Proceeds
We could potentially receive up to an aggregate of approximately $184 million from the exercise of all the public warrants and private placement warrants, assuming the exercise in full of all such warrants for cash at the $11.50 exercise price.
We expect to use the net proceeds from the exercise of such warrants, if any, for working capital and general corporate purposes; see “Use of Proceeds”.
We cannot predict when or whether the warrants will be exercised, and it is possible that some or all of the warrants may expire unexercised. We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 per share, we believe the selling securityholders will be unlikely to exercise their warrants.

Resale of Common Stock and Warrants
Shares of Common Stock Offered by the Selling Securityholders
Up to an aggregate of (A) 21,590,291 shares of Common Stock consisting of (i) 1,341,356 PIPE shares, (ii) 4,000,000 Founder Shares and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuance upon the exercise of the warrants described above, (C) 1,700,000 YB Shares and (D) 436,260 Service Shares.
Up to an aggregate of 42,666,665 Conversion Shares.
Warrants to Purchase Common Stock Offered by the Selling Securityholders
6,000,000 private placement warrants.
Use of Proceeds
We will not receive any proceeds from the resale of the Common Stock or warrants to be offered by the Selling Securityholders. With respect to shares of Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. In such case, we could potentially receive up to an aggregate of approximately $184 million from the exercise of all such warrants, assuming the exercise in full of all such warrants for cash at the $11.50 exercise price; we cannot predict when or whether the warrants will be exercised. We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 per share, we believe the selling securityholders will be unlikely to exercise their warrants.
Lock-Up Agreements
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities — Locked-up Common Stock.”
Market for Common Stock
Our common stock is currently traded on the OTCQX® Best Market under the symbol “SBIG.”
Risk Factors
See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Common Stock that will be outstanding after this offering is based on 45,594,864 shares of our Common Stock outstanding as of March 31, 2024 and excludes (a) 13,896 shares of Common Stock that are unvested and subject to exercise of stock options, (b) 2,255,034 shares of Common Stock subject to outstanding common stock options, (c) 42,666,665 shares of Common Stock subject to conversion under the Convertible Notes, as well as any other Common Stock that may be issued under the Convertible Notes, (d) 16,000,000 shares of Common Stock subject to warrant stock conversion, (e) 10,500,000 shares of Common Stock available for issuance to Legacy SpringBig holders if the earnout conditions under the merger agreement are met, and (f) 2,161,509 shares of Common Stock underlying restricted stock units.
Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes no exercise or issuance of our Common Stock pursuant to the plans described above.
For additional information concerning the offering, see “Plan of Distribution”.

RISK FACTORS
Our business involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our condensed consolidated financial statements and the related notes appearing elsewhere in this prospectus, as well as the risks, uncertainties and other information set forth in the reports and other materials filed or furnished by us with the SEC. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, prospects, results of operations, financial condition and cash flows. If any such events were to happen, the trading shares of our Common Shares could decline, and you could lose all or part of your investment.
We are engaged in multiple transactions and offerings of Company securities. Future resales and/or issuances of shares of our common stock, including pursuant to this prospectus may cause the market price of our shares to drop significantly.
To the extent that the Convertible Notes are converted to shares of Common Stock, substantial amounts of shares of Common Stock will be issued and available for resale, which would cause dilution and represent a significant portion of our public float and may result in substantial decreases to the Company’s stock price.
Additionally, there are 10,000,000 outstanding Public Warrants to purchase 10,000,000 shares of Common Stock at an exercise price of $11.50 per share, which warrants became exercisable on July 14, 2022. In addition, there are 6,000,000 private placement warrants outstanding exercisable for 6,000,000 shares of Common Stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of Common Stock will be issued, which, along with the shares of Common Stock being registered for resale under this prospectus, will result in dilution to the holders of our Common Stock and increase the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares of Common Stock in the public market could adversely affect the market price of our Common Stock.
The shares of Common Stock being offered for sale pursuant to this prospectus represent approximately 181% of the shares of Common Stock outstanding of the Company as of March 31, 2024 (assuming the issuance of shares of Common Stock upon exercise of all warrants and the conversion of the Convertible Notes).
Given the substantial number of shares of Common Stock being registered for potential resale, the sale—or the perception of such sales—of a large number of shares by selling securityholders, could result in an increase in the volatility of the market price of our Common Stock and a significant decline in the public trading price of our Common Stock. Such decline in market price could be substantial.
Even if our trading price is significantly below $10.00, the offering price for the units offered in Tuatara’s IPO, certain selling securityholders, including the Sponsor, may still have an incentive to sell shares of Common Stock of our Common Stock even if the trading price of our Common Stock declines, because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our common stock of $0.145 as of June 20, 2024, the Sponsor and other holders of the Founder Shares (assuming all shares are fully vested) would experience a potential profit of up to approximately $0.135 per share, or up to approximately $0.5 million in the aggregate. The public securityholders may not experience a similar rate of return on the securities they purchase or have previously purchased due to differences in the purchase prices and the current trading price.
See also “—Risks Related to Our Securities and Certain Tax Matters—Future sales and issuances of our shares of common stock, including pursuant to our equity incentive and other compensatory plans, will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.”
Our obligations to the holder of the Convertible Notes and Term Notes are secured by a security interest in substantially all of our assets, so if we default on those obligations, the noteholder could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations.
Following an event of default on our obligations under the Convertible Notes or the 12% Term Notes we issued on January, 23 2024 (the “Term Notes”), the holder could foreclose on its security interests and liquidate or take possession of some or all the assets of the Company, Legacy SpringBig and its subsidiaries, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease our operations.

The issuance of our shares of common stock in connection with the purchase agreement related to the Convertible Notes or that may otherwise be issued and/or sold by the Company or selling securityholders, could cause substantial dilution, which could materially affect the trading price of our shares of common stock.
To the extent that the Convertible Notes are converted into or exercised for shares of common stock, substantial amounts of our shares of common stock will be issued. Under certain default circumstances, the Convertible Notes may become exercisable at prevailing prices or discounts to prevailing prices, and the conversion price of the Convertible Notes will be adjusted in the event that the Company issues additional equity securities under certain issuances below the applicable conversion price. We are required to reserve 150% of the original number of shares obtainable under the Convertible Notes to provide for these circumstances. Although we cannot predict the number of our shares of common stock that will actually be issued in connection with any such conversions and/or sales, such issuances could result in substantial decreases to our stock price.
Further, substantial amounts of our shares of common stock may also be issued, sold and/or resold pursuant to the Company’s equity incentive plan, which could cause further substantial dilution of our shares of common stock and materially impact the trading price of our shares of common stock.
Our common stock is quoted on the OTCQX® Best Market, a trading platform of OTC Markets Group, instead of a national exchange or quotation system. Accordingly, our investors may experience significant volatility in the market price of our stock and have difficulty selling their shares.
Following our delisting from Nasdaq, beginning as of September 6, 2023, our common stock is currently quoted on the OTCQX® Best Market, a trading platform of OTC Markets Group, under the ticker symbol “SBIG.” The OTC Markets Group is a regulated quotation service that displays real-time quotes, last sale prices, and volume limitations in over-the-counter securities. Trading in shares quoted on an OTC Markets Group trading platform is often thin and characterized by volatility in trading prices. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. As a result, there may be wide fluctuations in the market price of the shares of our Common Stock for reasons unrelated to operating performance, and this volatility, when it occurs, may have a negative effect on the market price for our securities. Moreover, the OTC Markets Group is not a national stock exchange, and trading of securities on one of its trading platforms is often more sporadic than the trading of securities listed on a national quotation system or stock exchange. Accordingly, our stockholders may not be able to realize a fair price from their securities when they determine to sell them or may have to hold them for a substantial period of time until the market for our common stock improves, and as a result of our delisting from the Nasdaq and our quotation for trading on the OTCQX® Best Market, we may be negatively impacted in our ability to raise equity financing, be limited in our ability to issue additional securities or obtain additional financing in the future, and may face negative impacts on our reputation and, consequently, our business.
Risks Related to Our Business and Industry
We have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. We may not be able to generate sufficient revenue to maintain profitability in the future.
We have a relatively short operating history in a quickly evolving industry that may not develop as we anticipate, if at all. Both our relatively short operating history and the pace of dramatic change in the cannabis industry, and the complex, multiple and sometimes conflicting regulatory regimes applicable to it, makes it difficult to assess our future prospects, and you should evaluate our business in light of the risks and difficulties we may encounter as the industry continues to evolve. While our revenue has grown in recent periods, this growth may not be sustainable due to a number of factors, including the maturation of our business, increased competition and the eventual decline in the number of new major geographic markets in which the sale of cannabis is permitted and to which we have not already expanded. We may not be able to generate sufficient revenue to achieve and sustain profitability.
Additionally, we may incur increased expenditures which may not result in additional revenue or the growth of our business. If we fail to continue to grow revenue or to sustain profitability, the market price of our securities could decline, and our business, operating results and financial condition could be adversely affected.

If we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, our business, financial condition, and results of operations could suffer.
Our success has been based on our ability to design software, platform features and services that address the needs of our clients. We spend substantial amounts of time and money researching and developing new technologies and enhanced versions of existing platform features, as well as new features, to meet our clients’ rapidly evolving needs. As consumers and clients demand comprehensive data analysis from platforms such as us, in conjunction with their point-of-sale providers, our ability to integrate with a client’s POS system and other third party technology integrations may become increasingly important. If we are unable to arrange or complete new integrations, or improve our existing integrations, we may lose market share to competitors. There is no assurance that enhancements to our software, platform features or new services or capabilities will be compelling to our clients or gain market acceptance. If our research and development investments do not accurately anticipate market demand or if we fail to develop our software, platform features or services in a manner that satisfies client preferences in a timely and cost-effective manner, we may fail to retain our existing clients or increase demand for our services.
The introduction of new products and services by competitors or the development of entirely new technologies to replace existing service offerings could make our platforms obsolete or adversely affect our business, financial condition, and results of operations. We may experience difficulties with software development, design, or marketing that delay or prevent our development, introduction or implementation of new platforms, platform features or capabilities, or cause errors to arise with our existing software. We have in the past experienced delays in our internally planned release dates of new features and capabilities, and there can be no assurance that new platforms, platform features, or capabilities will be released according to schedule. Any delays or other disruptions could result in adverse publicity, loss of revenue or market acceptance, or claims by consumers or suppliers brought against us, any of which could harm our business. Moreover, the design and development of new platforms or new platform features and capabilities to our existing platform may require substantial investment, and we have no assurance that such investments will be successful. If consumers in the market do not widely adopt our new platforms, platform features, and capabilities, we may not be able to realize a return on our investment and our business, financial condition, and results of operations may be adversely affected.
If we fail to retain our existing clients and consumers or to acquire new clients and consumers in a cost-effective manner, our revenue may decrease and our business may be harmed.
We compete in a dynamic, innovative, and fairly new market, which we expect will continue to evolve rapidly. We believe that our success is dependent on our ability to continue identifying and anticipating the needs of our clients and, in turn, their consumers, and retaining our existing clients and adding new clients. While we have historically been able to grow and retain our client base, we may grow more slowly than we expect or than we have grown in the past. Our ability to retain clients depends in part on our ability to create and maintain high levels of client satisfaction, which we may not always be capable of providing, including for reasons outside of our control. Any decrease in client satisfaction or other change negatively affecting our ability to retain clients could result in a rapid, concentrated impact to our results going forward. Therefore, our failure to retain existing clients, even if such losses are offset by an increase in revenue resulting from the acquisition of new clients, could have an adverse effect on our business and operating results.
If we fail to expand effectively into new markets, our revenue and business will be adversely affected.
While a key part of our business strategy is to add clients in our existing geographic markets, we intend to expand our operations into new markets if and as cannabis continues to be legalized in new markets. Any such expansion places us in competitive markets with which we may be unfamiliar, requires us to analyze the potential applicability of new and potentially complicated regulations regarding the usage, sale and marketing of cannabis, and involves various risks, including the need to invest significant time and resources and the possibility that returns on such investments will not be achieved for several years, if at all. As a result of such expansion, we may incur losses or otherwise fail to enter new markets successfully. In attempting to establish a presence in new markets, we expect to incur significant expenses and face various other challenges, such as expanding our compliance efforts to cover those new markets. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these expenses. Our current and any future expansion plans will require significant resources and management attention.

We have a significant working capital deficiency and a history of losses, may need to raise additional funds to meet our obligations and sustain our operations and may not achieve profitability in the future.
SpringBig is an early-stage company with a history of losses. We incurred net losses of $10.2 million and $13.1 million for the years ended December 31, 2023 and December 31, 2022, respectively. In addition, as of December 31, 2023, we had a working capital deficiency of $9.1 million and we may need to raise additional funds to meet our obligations and sustain our operations. SpringBig may not achieve or maintain profitability in the future. We may continue to incur net losses in the future, and such losses may fluctuate significantly from quarter to quarter. We will need to generate and sustain higher revenue for our business generally, and achieve greater scale and generate greater operating cash flows in future periods in order to achieve and maintain profitability.
Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue sufficiently to offset our higher operating expenses. We may continue to incur significant losses, and we may not achieve or maintain future profitability, due to a number of reasons, including the risks described in this prospectus unforeseen expenses, difficulties, complications and delays, and other unknown events. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could make it difficult for you to evaluate our current business and our future prospects and may have a material adverse effect on our business, financial condition and results of operations.
Federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the CSA. A change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations.
U.S. federal law, and more specifically the CSA, proscribes the cultivation, processing, distribution, sale, advertisement and possession of cannabis. As a result, U.S. federal law enforcement authorities, in their attempt to regulate the illegal or unauthorized production, distribution, promotion, sale, possession, or use of cannabis, may seek to bring criminal actions against our clients under the CSA. If our clients are found to be violating U.S. federal law relating to cannabis, they may be subject not only to criminal charges and convictions, but also to forfeiture of property, significant fines and penalties, disgorgement of profits, administrative sanctions, cessation of business activities, or civil liabilities arising from proceedings initiated by either the U.S. government or private citizens. Any of these actions or consequences on our clients could have a material adverse effect on our business, operating results or financial condition, or could force us to cease operations, and as a result, our investors could lose their entire investment.
Further, to the extent any law enforcement actions require us to respond to subpoenas, or undergo search warrants, for client records, cannabis businesses could elect to cease using our products and services. Until the U.S. federal government changes the laws with respect to cannabis, described below under the caption “Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan,” to apply to all state cannabis programs, U.S. federal authorities could more strictly enforce current federal prohibitions and restrictions. An increase in federal enforcement against companies licensed under state cannabis laws could negatively impact the state cannabis industries and, in turn, our business, operating results, financial condition, brand and reputation.
Some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our platform and services, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses that engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.
While we have instituted policies and procedures in connection with the verification and periodic screening of the licensing status of our clients operating cannabis retail businesses (and our contracts with clients generally provide for client representations relating to compliance, termination of services in the case of client noncompliance, and client indemnification obligations), some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable state laws and regulations. There could be legal enforcement actions against unlicensed or insufficiently licensed entities selling cannabis, which could negatively impact us.

Any legal or regulatory enforcement against us based on our platform, the content provided by clients, the marketing campaigns created by clients on our platform or noncompliance by our clients with licensing and other legal requirements, could subject us to various risks, including monetary penalties and/or required changes to our platform or business model, and would likely cause us to experience negative publicity. Any of these developments could materially and adversely impact our business, operating results, financial condition, brand, and reputation.
We generally do not, and cannot, ensure that our clients will conduct their business activities in a manner compliant with the complex, disparate and constantly evolving regulations and requirements affecting the legal cannabis industry. As a result, federal, state, provincial or local government authorities may seek to bring criminal, administrative or regulatory enforcement actions against our clients, which could have a material adverse effect on our business, operating results or financial conditions, or could force us to cease operations.
While our solutions provide features to support our clients’ compliance with certain regulations and other legal requirements applicable to the cannabis industry, and we have policies and procedures regarding the verification and periodic screening of the licensing status of our clients, we generally do not, and cannot, ensure that at all times our clients will conduct their business activities in a manner compliant with such regulations and requirements, in whole or in part. Their legal noncompliance could result in regulatory and even criminal actions against them, which could lead to a material adverse impact on our business and operating results or financial condition, and as a result, our investors could lose their entire investment. For additional information, see the other risk factors in this section, including “Some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our platform and services, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses that engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.”
Our business is dependent on U.S. state laws and regulations and Canadian federal and provincial laws and regulations pertaining to the cannabis industry.
Although the federal CSA classifies cannabis as a Schedule I controlled substance, many U.S. states have legalized cannabis to varying degrees. In addition, the enactment of the Cannabis Act legalized the commercial cultivation and processing of cannabis for medical and adult-use purposes in Canada and created a federal legal framework for controlling the production, distribution, promotion, sale and possession of cannabis. The Cannabis Act also provides the provinces and territories of Canada with the authority to regulate other aspects of adult-use cannabis, such as distribution, sale, minimum age requirements (subject to the minimum set forth in the Cannabis Act), places where cannabis can be consumed, and a range of other matters. The governments of every Canadian province and territory have implemented regulatory regimes for the distribution and sale of cannabis for recreational purposes. In addition, subsection 23(1) of the Cannabis Act provides that it is prohibited to publish, broadcast or otherwise disseminate, on behalf of another person, with or without consideration, any promotion that is prohibited by a number of sections of the Cannabis Act. The Cannabis Act therefore includes provisions that could apply to certain aspects of our business, both directly to the solutions we provide and indirectly on account of any noncompliance by those who use our offerings. However, as the Cannabis Act has been recently enacted, there is a lack of available interpretation, application and enforcement of the provisions that may be relevant to digital platforms such as ours, and as a result, it is difficult to assess our potential exposure under the Cannabis Act.
Laws and regulations affecting the cannabis industry in U.S. states and Canada are continually changing. Any change or even the speed of changes could require us to incur substantial costs associated with compliance or alter our business plan, and could detrimentally affect our operations, revenue, and profitability. The commercial cannabis industry is still a young industry, and we cannot predict the impact of the compliance regime to which it may be subject. We will incur ongoing costs and obligations related to regulatory compliance, and such costs may prove to be material. Failure to comply with regulations may result in additional costs for corrective measures, penalties or restrictions on our operations. In addition, changes in regulations, more vigorous enforcement thereof, or other unanticipated events could require extensive changes to our operations or increased compliance costs or give rise to material liabilities, which could have a material adverse effect on us.
Given the concentration of our revenue from the sale of access to our platforms and services, any increase in the stringency of any applicable laws, including U.S. state, or Canadian federal, provincial or territorial, laws and regulations relating to cannabis, or any escalation in the enforcement of such existing laws and regulations against the current or putative cannabis industry within any jurisdiction, could negatively impact the profitability or viability of cannabis businesses in such affected jurisdictions, which in turn could materially adversely affect our business and operating results.
In addition, although we have not yet been required to obtain any cannabis license as a result of existing cannabis regulations, it is possible that cannabis regulations may be enacted in the future that will require us to obtain such a cannabis license or otherwise seek to substantially regulate our business. U.S. and Canadian federal, state, provincial, local and other non-U.S. jurisdictions’ cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. Our failure to adequately manage the risk associated with future regulations and adequately manage future compliance requirements may adversely affect our business, our status as a reporting company and our public listing. Further, any adverse pronouncements from political leaders or regulators about businesses related to the legal cannabis industry could adversely affect the price of our securities.
Because our business is dependent, in part, upon continued market acceptance of cannabis by consumers, any negative trends in the market could adversely affect our business operations.
We are dependent on public support, continued market acceptance and the proliferation of consumers in the state-level and Canadian legal cannabis markets. While we believe that the market and opportunities in the space will continue to grow, we cannot predict the future growth rate or size of the market. Any downturns in, or negative outlooks on, the cannabis industry may adversely affect our business and financial condition.
Expansion of our business is dependent on the continued legalization of cannabis and its sale through regulated cannabis distributed channels.
Expansion of our business is, in part, dependent upon continued legislative authorization, including by voter initiatives and referenda, of cannabis in various jurisdictions worldwide, including the legalization of recreational and medical use cannabis. Any number of factors could slow, halt, or even reverse progress in this area. Progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action in a particular jurisdiction, numerous factors could impact the legislative process, including lobbying efforts by opposing stakeholders as well as legislators’ disagreements about how to legalize cannabis as well as the interpretation, implementation, and enforcement of applicable laws or regulations. Further, our clients face substantial competition from unlicensed cannabis operators selling cannabis on the illicit market, as well as the growth of psychoactive hemp products which are proliferating in response to a loophole in the 2018 Farm Bill, both of which are sold outside the regulated cannabis distribution channels utilized by our client base.
Any one of these factors could slow or halt the legalization of cannabis, or create substantial competition for the regulated cannabis industry, which would negatively impact our ability to expand our business. Additionally, the expansion of our business also depends on jurisdictions in which cannabis is currently legalized not narrowing, limiting or repealing existing laws legalizing and regulating cannabis, or altering the regulatory landscape in a way that diminishes the viability of cannabis businesses in those jurisdictions.
Our business is highly dependent upon our brand recognition and reputation, and any erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.
We believe that our business is highly dependent on the SpringBig brand identity and our reputation, which is critical to our ability to attract and retain clients and consumers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in the markets in which we operate continues to develop. Our success in this area will depend on a wide range of factors, some of which are within our control and some of which are not. The factors affecting our brand recognition and reputation that are within our control include the following:
•	the efficacy of our marketing efforts;
•	our ability to maintain a high-quality, innovative, and error- and bug-free platform and similarly high quality client service;
•	our ability to maintain high satisfaction among clients (and our clients’ consumers);

•	the quality and perceived value of our platforms and services;
•	successfully implementing and developing new features and revenue streams;
•	our ability to obtain, maintain and enforce trademarks and other indicia of origin that are valuable to our brand;
•	our ability to successfully differentiate our platforms and services from competitors’ offerings;
•	our ability to continue to integrate with POS systems;
•	our ability to provide our clients with accurate and actionable insights from the consumer data and feedback collected through our platform;
•	our compliance with laws and regulations;
•	our ability to address any environmental, social, and governance expectations of our various stakeholders;
•	our ability to provide client support; and
•	any actual or perceived data breach or data loss, or misuse or perceived misuse of our platforms.
In addition, our brand recognition and reputation may be affected by factors that are outside our control, such as:
•	actions of competitors or other third parties;
•	consumers’ experiences with retailers or brands using our platform;
•	positive or negative publicity, including with respect to events or activities attributed to us, our employees, partners or others associated with any of these parties;
•	interruptions, delays or attacks on our platforms; and
•	litigation or regulatory developments.
Damage to our reputation and loss of brand equity from one or more of the factors listed above may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time-consuming, and such efforts may not ultimately be successful.
Because our business is dependent, in part, upon continued market acceptance of cannabis by consumers, any negative trends in the market could adversely affect our business operations.
We are dependent on public support, continued market acceptance and the proliferation of consumers in the state-level and Canadian legal cannabis markets. While we believe that the market and opportunities in the space will continue to grow, we cannot predict the future growth rate or size of the market. Any downturns in, or negative outlooks on, the cannabis industry may adversely affect our business and financial condition.
Expansion of our business is dependent on the continued legalization of cannabis.
Expansion of our business is, in part, dependent upon continued legislative authorization, including by voter initiatives and referenda, of cannabis in various jurisdictions worldwide, including the legalization of recreational and medical use cannabis. Any number of factors could slow, halt, or even reverse progress in this area. Progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action in a particular jurisdiction, numerous factors could impact the legislative process, including lobbying efforts by opposing stakeholders as well as legislators’ disagreements about how to legalize cannabis as well as the interpretation, implementation, and enforcement of applicable laws or regulations.
Any one of these factors could slow or halt the legalization of cannabis, which would negatively impact our ability to expand our business. Additionally, the expansion of our business also depends on jurisdictions in which cannabis is currently legalized not narrowing, limiting or repealing existing laws legalizing and regulating cannabis, or altering the regulatory landscape in a way that diminishes the viability of cannabis businesses in those jurisdictions.

Our business is highly dependent upon our brand recognition and reputation, and any erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.
We believe that our business is highly dependent on the SpringBig brand identity and our reputation, which is critical to our ability to attract and retain clients and consumers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in the markets in which we operate continues to develop. Our success in this area will depend on a wide range of factors, some of which are within our control and some of which are not. The factors affecting our brand recognition and reputation that are within our control include the following:
•	the efficacy of our marketing efforts;
•	our ability to maintain a high-quality, innovative, and error- and bug-free platform and similarly high quality client service;
•	our ability to maintain high satisfaction among clients (and our clients’ consumers);
•	the quality and perceived value of our platforms and services;
•	successfully implementing and developing new features and revenue streams;
•	our ability to obtain, maintain and enforce trademarks and other indicia of origin that are valuable to our brand;
•	our ability to successfully differentiate our platforms and services from competitors’ offerings;
•	our ability to integrate with POS systems;
•	our ability to provide our clients with accurate and actionable insights from the consumer data and feedback collected through our platform;
•	our compliance with laws and regulations;
•	our ability to address any environmental, social, and governance expectations of our various stakeholders;
•	our ability to provide client support; and
•	any actual or perceived data breach or data loss, or misuse or perceived misuse of our platforms.
In addition, our brand recognition and reputation may be affected by factors that are outside our control, such as:
•	actions of competitors or other third parties;
•	consumers’ experiences with retailers or brands using our platform;
•	public perception of cannabis and cannabis-related businesses;
•	positive or negative publicity, including with respect to events or activities attributed to us, our employees, partners or others associated with any of these parties;
•	interruptions, delays or attacks on our platforms; and
•	litigation or regulatory developments.
Damage to our reputation and loss of brand equity from one or more of the factors listed above may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time-consuming, and such efforts may not ultimately be successful.
We currently face intense competition in marketing and advertising services available to our clients, and we expect competition to further intensify as the cannabis industry continues to evolve.
The cannabis marketing and software services market is rapidly evolving and is currently characterized by intense competition, due in part to relatively low barriers to entry. We expect competition to further intensify in the future as cannabis continues to be legalized and regulated, new technologies are developed and new participants enter the cannabis CRM and marketing solutions market. Competitors for individual components of our service platforms include businesses both within and outside of the cannabis industry. These include businesses focused on marketing and customer engagement, commerce and POS solutions, and SaaS or other technology solutions for brands and retailers. In addition, if legal market for cannabis becomes more accepted and/or the regulatory regime for cannabis evolves, it may eliminate existing barriers preventing our clients from using traditional marketing and advertising channels. This could result in increased competition in our industry from both products and solutions offered by internet search engines and advertising networks, like Google, social media platforms, like Instagram and Facebook, various other newspaper, television, media companies, outdoor billboard advertising, and online merchant platforms, as well as new participants entering into the cannabis CRM and marketing services market. Such potential competitors may have substantially greater financial, technical, and other resources than existing market participants. Additionally, as consumers and cannabis industry clients demand richer data, integrations with other cannabis industry participants such as point-of-sale providers may become increasingly important. If we are unable to complete such new integrations as quickly as our competitors, or improve our existing integrations based on legacy systems, we may lose market share to such competitors. Our current and future competitors may also enjoy other competitive advantages, such as greater name recognition, more varied or more focused offerings, better market acceptance, and larger marketing budgets.
Additionally, as the legalization of cannabis continues, cannabis cultivators, product manufacturers and distributors could experience consolidation as existing cannabis businesses seek to obtain greater market share and purchasing power and new entrants seek to establish a significant market presence. Consolidation of the cannabis markets could reduce the size of our potential client base and give remaining clients greater bargaining or purchasing power. This may in turn erode the prices for access to our services and platform and result in decreased margins. Further, heightened competition between cannabis businesses could ultimately have a negative impact on the viability of individual market participants, which could reduce or eliminate their ability to purchase our services and solutions.
If we are unable to compete effectively for any of these reasons, we may be unable to maintain our operations or develop our products and solutions, and as a result our business and operating results may be adversely affected.
If we fail to manage our growth effectively, our brand, business and operating results could be harmed.
We have experienced rapid organic growth in our operations, which places substantial demands on management and our operational infrastructure. To manage the expected growth of our operations and personnel, we expect we will be required to improve existing, and implement new systems, procedures and controls including, among others, financial and operational systems. We will also be required to expand our finance, administrative and operations staff. We intend to continue making substantial investments in our sales, service and marketing workforce. As we continue to grow, we must effectively integrate, develop and motivate a significant number of new employees, while maintaining the beneficial aspects of our existing corporate culture, which we believe fosters innovation, teamwork and a passion for our products and clients. In addition, our revenue may not grow at the same rate as the expansion of our business. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to hire, train, retrain, motivate and manage required personnel. If we are unable to manage our growth effectively, the quality of our platform, efficiency of our operations, and management of our expenses could suffer, which could negatively impact our brand, business, profitability and operating results.
The growth of our business depends on our ability to accurately predict consumer trends, successfully offer new services, improve existing services and expand into new markets.
Our growth depends, in part, on our ability to successfully offer new platforms, products and services and improve and reposition our existing platforms and services to meet the requirements of our clients and their customers. This, in turn, depends on our ability to predict and respond to evolving consumer trends, demands and preferences. Our strategy is based on certain key trends and the projected growth of our key markets. However, historical trends may not be indicative of future trends and forecasts or estimated growth rates may not be accurate, in whole or part, or ever materialize. Further, underlying markets could decline, overall growth rates in our product categories could be slower than anticipated.
The offering of innovative new platforms, products and services and expansion into new offerings involves considerable costs. Any new platform, product or service offering may not generate sufficient consumer interest and sales to become profitable or to cover the costs of its development and promotion and, as a result, may reduce our operating income. In addition, any such unsuccessful effort may adversely affect our brand and reputation. If we are unable to anticipate, identify, develop or market new offerings, that respond to changes in consumer requirements and preferences, or if our new offerings fail to gain consumer acceptance, we may be unable to grow our business as anticipated, our sales may decline and our margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.
If we are unable to recruit, train, retain and motivate key personnel, we may not achieve our business objectives.
Our future success depends on our ability to recruit, train, retain and motivate key personnel, including our CEO, Jeffrey Harris, and our CFO, Paul Sykes, and certain other key members of management. Competition for qualified personnel in the technology industry is intense. Additionally, we face challenges in attracting, retaining and motivating highly qualified personnel due to our relationship to the cannabis industry, which is rapidly evolving and has varying levels of social acceptance. Any failure to attract, train, retain and motivate qualified personnel could materially harm our operating results and growth prospects.
If our current marketing model is not effective in attracting new clients, we may need to employ higher-cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability.
We use our sales team to build relationships with our client base. Our sales team builds and maintains relationships with clients primarily through phone, email and other virtual contact, which is typically designed to allow us to cost-effectively service a large number of clients. We may need to employ more resource-intensive sales methods, such as increasing sales teams, to continue to attract and retain clients, particularly as we increase the number of our clients and our client base employs more sophisticated marketing operations, strategies and processes. We have experienced increased spending in connection with growing our sales, service and marketing operation and we expect to incur higher sales and marketing expenses, which could adversely affect our business and operating results.
We may be unable to scale and adapt our existing technology and network infrastructure in a timely or effective manner to ensure that our platform is accessible, which would harm our reputation, business and operating results.
It is critical to our success that clients and consumers within our geographic markets be able to access our platform at all times. We may experience service disruptions, outages or other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints, and distributed denial of service, or “DdoS,” fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the availability of our platform, especially during peak usage times and as our products become more complex or dependent on integration with third parties, or as usage or traffic increases. If our platform is unavailable when our clients (or their consumers) attempt to access it or it does not load as quickly as they expect, they may seek other solutions and may seek to cancel and not renew subscriptions for our services. We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, respond adequately to service disruptions, upgrade our systems as needed or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results would be harmed.
We expect to continue making significant investments in the functionality, performance, reliability, design, security and scalability of our platform. We may experience difficulties with the development of our platform that could delay or prevent the implementation of new solutions and enhancements. Software development involves a significant amount of time and resources for our product development team, and we may not be able to continue making those investments in the future.
To the extent we are not able to continue successfully improving and enhancing our platform, our business could be adversely affected.
Real or perceived errors, failures, or bugs in our platform could adversely affect our operating results and growth prospects.
We update our platform on a frequent basis. Despite efforts to test our updates, errors, failures or bugs may not be found in our platform until after it is deployed to our clients. We have discovered and expect we will continue to discover errors, failures and bugs in our platform and anticipate that certain of these errors, failures and bugs will only be discovered and remediated after deployment to clients. Real or perceived errors, failures or bugs in our platform could result in negative publicity, security incidents, such as data breaches, government inquiries, loss of or delay in market acceptance of our platform, loss of competitive position, or claims by clients for losses sustained by them. In such an event, we may be required, or may choose, for client relations or other reasons, to expend additional resources in order to help correct the problem.
We implement bug fixes and upgrades as part of our regular system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of inaccuracies in the data we collect for our clients, or unauthorized access or damage to, or the loss, acquisition, or inadvertent release or exposure of confidential or other sensitive data could cause our reputation to be harmed and result in claims against us, and cannabis businesses may elect not to purchase our products or, in the case of existing clients, renew their agreements with us or we may incur increased insurance costs. The costs associated with any material defects or errors in our software or other performance problems may be substantial and could harm our operating results and growth prospects.
A distributed denial of service attack, ransomware attack, security breach or unauthorized data access could impair or incapacitate our information technology systems and delay or interrupt service to our clients and consumers, harm our reputation, or subject us to significant liability.
We may become subject to DdoS attacks, a technique used by hackers to take an internet service offline by overloading its servers. In addition, ransomware attacks against businesses of all sizes are becoming increasingly common. Further, we may face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Our platform may be subject to DdoS, ransomware or other cybersecurity attacks in the future and we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. Moreover, our platform could be breached if vulnerabilities in our platform are exploited by unauthorized third parties or others. Techniques used to obtain unauthorized access change frequently, and the size of DdoS attacks and the number and types of ransomware attacks are increasing. As a result, we may be unable to implement adequate preventative measures or stop such attacks while they are occurring. A DdoS attack, ransomware attack or security breach could delay or interrupt service to our clients and consumers and may deter the utilization of our platform.
We also use information technology and security systems to maintain the physical security of our facilities and to protect our proprietary and confidential information, including that of our clients, consumers, and employees. Accidental or willful security breaches or other unauthorized access to our facilities or information systems, or viruses, loggers, malware, ransomware, or other malfeasant code in our data or software, could compromise this information or render our systems and data unusable. Additionally, we rely on third-party “cloud-based” providers and we are therefore dependent on the security systems of these providers. Any security breaches or other unauthorized access to our service providers’ facilities or systems, or viruses, loggers, malware, ransomware or other malfeasant code in their data or software, could expose us to information loss, and misappropriation of confidential information, and other security breaches. In addition, our employees, contractors, or other third parties with whom we do business may attempt to circumvent security measures in order to misappropriate personal information, confidential information or other data, or may inadvertently release or compromise such data. Because the techniques used to obtain unauthorized access to or sabotage security systems, or to obtain unauthorized access to data we or our contractors maintain, change frequently and are often not recognized until after an attack, we and our service providers may be unable to anticipate the techniques or implement adequate preventative measures.
Any actual or perceived DdoS attack, ransomware attack, security breach or other unauthorized access could damage our reputation and brand, result in decreased utilization of our platform, expose us to fines and penalties, government investigations, and a risk of litigation and possible liability, require us to expend significant capital and other resources to alleviate any resulting problems and otherwise to remediate the incident, and require us to expend increased cybersecurity protection costs. We expect to incur significant costs in an effort to detect and prevent security breaches and other security-related incidents. Numerous state, federal and foreign laws and regulations require companies to notify individuals and/or regulatory authorities of data security breaches involving certain types of personal data. Any disclosures of security breaches, pursuant to these laws or regulations or otherwise, could lead to regulatory investigations and enforcement and negative publicity, and may cause our clients and consumers to lose confidence in the effectiveness of our data security measures.
Additionally, our discovery of any security breach or other security-related incident, or our provision of any related notice, may be delayed or be perceived to have been delayed. Any of these impacts or circumstances arising from an actual or perceived attack, breach or other unauthorized access could materially and adversely affect our business, financial condition, reputation and relationships with clients and consumers.
Furthermore, while our errors and omissions insurance policies include liability coverage for certain of these matters, if we experienced a significant security incident, we could be subject to claims or damages that exceed our insurance coverage. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material and adverse effect on our business, including our financial condition, operating results, and reputation.
We rely upon cloud-based technologies provided by third parties, and technology systems and electronic networks supplied and managed by third parties, to operate our business, and interruptions or performance problems with these systems, technologies and networks may adversely affect our business and operating results.
We rely on technologies and services provided by third parties in order to host our cloud-based infrastructure that operates our business. If any of these services becomes unavailable or otherwise is unable to serve our requirements due to extended outages, interruptions, or facility closure, or because it is no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our operations otherwise could be disrupted or otherwise impacted until appropriate substitute services, if available, are identified, obtained, and implemented.
We do not control, or in some cases have limited control over, the operation of the data center facilities and infrastructure we use, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, cyberattack, terrorism and similar other events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, to adverse events caused by operator error, and to interruptions, data loss or corruption, and other performance problems due to various factors, including introductions of new capabilities, technology errors, infrastructure changes, DdoS attacks, or other security-related incidents. Changes in law or regulations applicable to data centers in various jurisdictions could also cause a disruption in service. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism or other act of malfeasance, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our platform operations and the loss, corruption of, unauthorized access to or acquisition of client or consumer data.
Our platform also depends on our ability to communicate through the public internet and electronic networks that are owned and operated by third parties. In addition, in order to provide our solutions on-demand and promptly, our computer equipment and network servers must be functional 24 hours per day, which requires access to telecommunications facilities managed by third parties and the availability of electricity, which we do not control. A severe disruption of one or more of these networks or facilities, including as a result of utility or third-party system interruptions, could impair our ability to process information and provide our solutions to our clients and consumers.
Any unavailability of, or failure to meet our requirements by, third-party data centers or other third-party technologies or services, or any disruption of the internet, utilities or the third-party networks or facilities that we rely upon, could impede our ability to make our platform accessible, harm our reputation, result in reduced traffic from consumers, cause us to issue refunds or credits to our clients, and subject us to potential liabilities. Any of these circumstances could adversely affect our business, reputation and operating results.
The impact of global, regional or local economic and market conditions may adversely affect our business, operating results and financial condition.
Our performance is subject to global economic conditions and economic conditions in one or more of our key markets, which impact spending by our clients and consumers. A majority of our clients’ access to capital, liquidity and other financial resources is constrained due to the regulatory restrictions applicable to cannabis businesses. As a result, these clients may be disproportionately affected by economic downturns. Clients may choose to allocate their spending to items other than our platform, especially during economic downturns.
Economic conditions may also adversely impact retail sales of cannabis. Declining retail sales of cannabis could result in our clients going out of business or deciding, to stop using our platform to conserve financial resources or move to different marketing solutions. Negative economic conditions may also affect third parties with whom we have entered into relationships and upon whom we depend in order to grow our business.
Furthermore, economic downturns could also lead to limitations on our ability to obtain debt or equity financing on favorable terms or at all, reduced liquidity, decreases in the market price of SpringBig’s securities, decreases in the fair market value of our financial or other assets, and write-downs of and increased credit and collectability risk on our trade receivables, any of which could have a material adverse effect on our business, operating results or financial condition.
Negative economic conditions may be created or exacerbated by catastrophic events or health crises, including, among others, re-occurrence of the COVID-19 pandemic or similar wide-spread public health crises.
Catastrophic events may disrupt our business and impair our ability to provide our platform to clients and consumers, resulting in costs for remediation, client and consumer dissatisfaction, and other business or financial losses.
Our operations depend, in part, on our ability to protect our operations against damage or interruption from natural disasters, power or telecommunications failures, criminal acts and similar events. Despite precautions taken at our facilities, the occurrence of a natural disaster, an act of terrorism, vandalism or sabotage, spikes in usage volume or other unanticipated problems could result in lengthy interruptions in the availability of our platform. Even with current and planned disaster recovery arrangements, our business could be harmed. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce revenue, subject us to liability and lead to decreased usage of our platform and decrease sales of our marketing services, any of which could harm our business.
Fluctuations in our quarterly and annual operating results may adversely affect our business and prospects.
You should consider our business and prospects in light of the risks and difficulties we encounter in the uncertain and rapidly evolving market for our solutions. Because the cannabis CRM, marketing services and technology markets are new and evolving, predicting their future growth rate and size is difficult. This reduces our ability to accurately evaluate our future prospects and forecast quarterly or annual performance. In addition to the other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:
•	our ability to attract new clients and retain existing clients;
•	our ability to accurately forecast revenue and appropriately plan our expenses;
•	the effects of increased competition on our business;
•	our ability to successfully expand in existing markets and successfully enter new markets;
•	the impact of global, regional or economic conditions;
•	the ability of licensed cannabis markets to successfully grow and outcompete illegal cannabis markets;
•	our ability to protect our intellectual property;
•	our ability to maintain and effectively manage an adequate rate of growth;
•	our ability to maintain and increase traffic to our platform;
•	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;
•	changes in governmental or other regulation affecting our business;
•	interruptions in platform availability and any related impact on our business, reputation or brand;
•	the attraction and retention of qualified personnel;
•	the effects of natural or man-made catastrophic events and/or health crises (including COVID-19); and
•	the effectiveness of our internal controls.

We may improve our products and solutions in ways that forego short-term gains.
We seek to provide the best experience for the clients who use our platform. Some of our changes may have the effect of reducing our short-term revenue or profitability if we believe that the benefits will ultimately improve our business and financial performance over the long term. Any short-term reductions in revenue or profitability could be greater than planned or the changes mentioned above may not produce the long-term benefits that we expect, in which case our business and operating results could be adversely affected.
We currently have clients across the United States and Canada using our platform. We anticipate growing our business, in part, by continuing to expand our foreign operations. As we continue our expansion, we may enter new foreign markets where we have limited or no experience marketing and deploying our platform. If we fail to launch or manage our foreign operations successfully, our business may suffer.
We are subject to industry standards, governmental laws, regulations and other legal obligations, particularly related to privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could harm our business.
We are subject to regulation by various federal, state, provincial, local and foreign governmental authorities, including those responsible for monitoring and enforcing employment and labor laws, anti-bribery laws, lobbying and election laws, securities laws and tax laws. These laws and regulations are subject to change over time and thus we must continue to monitor and dedicate resources to ensure continued compliance.
In addition, our business is subject to regulation by various federal, state, provincial and foreign governmental agencies responsible for monitoring and enforcing privacy and data protection laws and regulations. Numerous foreign, federal and state laws and regulations govern collection, dissemination, use and confidentiality of personally identifiable health information, including state privacy and confidentiality laws (including state laws requiring disclosure of breaches); federal and state consumer protection and employment laws; the Health Insurance Portability and Accountability Act of 1996, or HIPAA; and European and other foreign data protection laws.
We receive, store, process, and use personal information and other user content. The regulatory framework for privacy issues worldwide, including in the United States, is rapidly evolving and is likely to remain uncertain for the foreseeable future, as many new laws and regulations regarding the collection, use and disclosure of personally identifiable information, or PII, and other data have been adopted or are under consideration and existing laws and regulations may be subject to new and changing interpretations. In the United States, the Federal Trade Commission and many state attorneys general are applying federal and state consumer protection laws to impose standards for the online collection, use and dissemination of data. The California Consumer Privacy Act of 2018, or CCPA imposes significant additional requirements with respect to the collection of personal information from California residents. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. It remains unclear what, if any, modifications will be made to this legislation or how it will be interpreted. Additionally, a new privacy law, the California Privacy Rights Act, or CPRA, significantly modified the CCPA, which has resulted in further uncertainty and requiring us to incur additional costs and expenses. The CPRA created a new California state agency charged with enforcing state privacy laws, and there is uncertainty about potential enforcement actions that the new agency may take in the future. The effects of the CCPA and the CPRA remain far-reaching, and depending on final regulatory guidance and related developments, may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply.
We are also currently subject to a variety of, and may in the future become subject to additional U.S. federal, state and local laws and regulations on advertising that are continuously evolving and developing, including the Telephone Consumer Protection Act, or the TCPA, the Telemarketing Sales Rule, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, or the CAN-SPAM Act, and, at the state level, the CCPA (as described above), the Virginia Consumer Data Protection Act of 2021, or VCDPA, and the Colorado Privacy Act, or CPA. Many states are discussing potentially adopting similar comprehensive privacy legislation and we expect many of these will be implemented over the course of the next few years. These laws and regulations directly impact our business and require ongoing compliance, monitoring and internal and external audits as they continue to evolve, and may result in ever-increasing public and regulatory scrutiny and escalating levels of enforcement and sanctions. Subsequent changes to data protection and privacy laws and regulations could also impact how we process personal information and, therefore, limit the effectiveness of our product offerings or our ability to operate or expand our business, including limiting strategic relationships that may involve the sharing of personal information.
Many foreign countries and governmental bodies, including Canada and other relevant jurisdictions where we conduct or may, in the future, conduct business, have laws and regulations concerning the collection and use of PII and other data obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, internet protocol addresses and other types of data. In Canada, the federal Personal Information Protection and Electronic Documents Act, or PIPEDA, governs the collection, use and disclosure of PII in many provinces in Canada, and though it is silent with respect to territorial reach, the Federal Court of Canada has found that PIPEDA will apply to businesses established in other jurisdictions if there is a “real and substantial connection” between the organization’s activities and Canada. Provincial privacy commissioners take a similar approach to the interpretation and application of provincial private-sector privacy laws equivalent to PIPEDA. Further, Canada has robust anti-spam legislation. Organizations sending commercial electronic messages to individuals must either have express consent from the individual in the prescribed form or the situation must qualify as an instance of implied consent or other authorization set out in Canada’s Anti-Spam Legislation, or CASL. The penalties for non-compliance under CASL are significant and the regulator, the Canadian Radio- Television and Telecommunications Commission, is active with respect to enforcement.
Although we are working to comply with those federal, state, provincial and foreign laws and regulations, industry standards, governmental standards, contractual obligations and other legal obligations that apply to us, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, our practices or the features of our applications or platform. Any failure or perceived failure by us or our contractors to comply with federal, state, provincial or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in loss of, unauthorized access to, or acquisition, alteration, destruction, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause employees, clients and consumers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability or perceived inability (even if unfounded) on our part to adequately address privacy, data protection, and information security concerns, or comply with applicable laws, regulations, policies, industry standards, governmental standards, contractual obligations, or other legal obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales, restrict our ability to utilize collected personal information, and adversely affect our business.
We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, Canada and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations, or amendments or changes in the interpretation of existing laws, regulations, standards and other obligations, could impair our or our clients’ ability to collect, use, disclose or otherwise process information relating to employees or consumers, which could decrease demand for our applications, increase our costs and impair our ability to maintain and grow our client and consumer bases and increase revenue. Such laws and regulations may require us to implement privacy and security policies, permit users to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use PII or other data for certain purposes. In addition, a foreign government could require that any data collected in a country not be transferred or disseminated outside of that country, or impose restrictions or conditions upon such dissemination, and we may face difficulty in complying with any such requirements for certain geographic regions. Indeed, many privacy laws, such as those in force in Canada, already impose these requirements. If we fail to comply with federal, state, provincial and foreign data privacy laws and regulations, our ability to successfully operate our business and pursue our business goals could be harmed. Furthermore, due to our acceptance of credit cards, we are subject to the Payment Card Industry Data Security Standard (also known as the “PCI-DSS”), which is designed to protect the information of credit card users.

In the event our determinations are challenged and found to have been incorrect, we may be subject to unfavorable publicity or claims by one or more state attorneys general, federal regulators, or private plaintiffs, any of which could damage our reputation, inhibit sales and adversely affect our business.
Governmental regulation of the internet continues to develop, and unfavorable changes could substantially harm our business and operating results.
We are subject to general business regulations and laws as well as federal, state, provincial and foreign laws specifically governing the internet. Existing and future laws and regulations, narrowing of any existing legal safe harbors, or previous or future court decisions may impede the growth of the internet or online products and solutions, and increase the cost of providing online products and solutions. These laws may govern, among other issues, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential internet access and the characteristics and quality of offerings. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the internet or online services. There is also a risk that these laws may be interpreted and applied in conflicting ways across jurisdictions, and in a manner that is not consistent with our current practices. Unfavorable resolution of these issues may limit our business activities, expose us to potential legal claims or cause us to spend significant resources on ensuring compliance, any of which could harm our business and operating results.
Future investments in our growth strategy, including acquisitions, could disrupt our business and adversely affect our operating results, financial condition and cash flows.
We are seeking to expand using both organic and M&A growth strategies in keeping with the changing regulatory landscape in the U.S. Expanding accounts with existing clients, adding new clients, entering new markets, adding new features and functionality to our platform and/or acquisitions may involve significant investments of capital, time, resources and managerial attention. There can be no assurance that we will successfully implement any new products or solutions. External factors, such as additional regulatory compliance obligations, may also affect the successful implementation of new products and solutions through our platform.
Additionally, we may make acquisitions that could be material to our business, operating results, financial condition and cash flows. Our ability as an organization to successfully acquire and integrate technologies, services, platforms or businesses is unproven. Acquisitions involve many risks, including the following:
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an acquisition may negatively affect our operating results, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

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we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us, and potentially across different cultures and languages in the event of a foreign acquisition;

•	the acquired business may not perform at levels and on the timelines anticipated by our management and/or we may not be able to achieve expected synergies;
•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
•	an acquisition may result in a delay or reduction of sales for both us and the company we acquire due to uncertainty about continuity and effectiveness of products or support from either company;
•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products or services;
•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;
•	potential strain on our financial and managerial controls and reporting systems and procedures;
•	potential known and unknown liabilities associated with an acquired company;

•	if we incur debt to fund such acquisitions, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants;
•	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;
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to the extent that we issue a significant amount of equity or convertible debt securities in connection with future acquisitions, existing equity holders may be diluted and earnings per share may decrease; and

•	managing the varying intellectual property protection strategies and other activities of an acquired company.
We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, operating results, financial condition and cash flows.
We may need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business.
SpringBig may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of SpringBig. Such additional capital may cause dilution to our stockholders. Further, the likelihood that our warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our shares of common stock, which is currently below the applicable exercise price. If the trading price for our shares of common stock remains less than the applicable exercise price, we believe the warrant holders will be unlikely to exercise their warrants. If our need is due to unforeseen circumstances or material expenditures or if our operating results are worse than expected, then we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and these additional financings could cause further dilution to our stockholders. Any funds we raise may not be sufficient to enable us to continue to implement our long-term business strategy. Further, our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions, increasing interest rates and the recent disruptions to and volatility in the credit and financial markets in the United States. Due to the current legal status of cannabis under U.S. federal law, we have experienced, and may in the future experience, difficulty attracting additional debt or equity financing. In addition, the current legal status of cannabis may increase the cost of capital now and in the future. Debt financing, if available, may involve agreements that include equity conversion rights, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, expending capital, or declaring dividends, or that impose financial covenants on us that limit our ability to achieve our business objectives. Debt financings may contain provisions, which, if breached, may entitle lenders to accelerate repayment of loans, and there is no assurance that we would be able to repay such loans in such an event or prevent the foreclosure of security interests granted pursuant to such debt financing. If we need but cannot raise additional capital on acceptable terms, then we may not be able to meet our business objectives and satisfy our financial obligations, our stock price may fall, and you may lose your investment.
Our obligations to the holders of the Convertible Notes are secured by a security interest in substantially all of our assets, so if we default on those obligations, the noteholder could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations.
On January 23, 2024, the Company entered into the Notes Purchase Agreement with the Investors, pursuant to which the Company issued the Convertible Notes. Simultaneously, SpringBig, Inc. entered into a guaranty agreement to guarantee the Company’s obligations under the Convertible Notes and the Company and SpringBig, Inc. entered into a security agreement, pursuant to which the Investors were granted a security interest in all the assets of the Company and SpringBig, Inc. to secure repayment of amounts due under the Convertible Notes. As a result, if we default on our obligations under the Convertible Notes, the Investors could foreclose on its security interests and liquidate or take possession of some or all of the assets of the Company, SpringBig, Inc. and its subsidiaries, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease our operations.

Our notes and related agreements restrict our ability to obtain additional debt and equity financing which may restrict our ability to grow and finance our operations.
The agreements related to the sale of the Convertible Notes contain a number of restrictive covenants that may impose significant operating and financial restrictions on us while Convertible Notes remain outstanding or unless the restrictions are waived by consent of each noteholder, including restrictions on our ability to incur additional indebtedness and guarantee indebtedness; incur liens or allow mortgages or other encumbrances; prepay, redeem, or repurchase certain other debt; pay dividends or make other distributions or repurchase or redeem our capital stock; sell assets or enter into or effect certain other transactions (including a reorganization, consolidation, dissolution or similar transaction or selling, leasing, licensing, transferring or otherwise disposing of assets of the Company or its subsidiaries); and adopt certain amendments to our governing documents, among other restrictions. A breach of the covenants or restrictions under the agreements governing our indebtedness could result in an event of default under these agreements. As a result of these restrictions, we may be limited in how we conduct our business, unable to raise additional debt financing to operate during general economic or business downturns and/or unable to compete effectively or to take advantage of new business opportunities.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
We may be subject to potential adverse tax consequences both domestically and in Canada.
We are a Delaware corporation that is treated as a C-corporation for U.S. federal and most applicable state and local income tax purposes. We are subject to taxes, such as income, payroll, sales, use, value-added, property and goods and services taxes, in both the United States and various foreign jurisdictions. Our domestic and foreign tax liabilities are subject to various jurisdictional rules regarding the timing and allocation of revenue and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we file and to changes in tax laws. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. From time to time, we may be subject to income and non-income tax audits. While we believe we have complied, and will continue to comply, with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, there could be a material adverse effect on our business, results of operations, and financial condition. In addition, audits may require ongoing time and attention from our management, which could limit their ability to focus on other aspects of our business and impact our business in the future.
The ability of SpringBig to utilize net operating loss and tax credit carryforwards is conditioned upon SpringBig attaining profitability and generating taxable income. SpringBig has incurred significant net losses since inception and it is anticipated that SpringBig will continue to incur significant losses. Additionally, SpringBig’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.
As of December 31, 2023, SpringBig had approximately $23.1 million of U.S. federal net operating loss carryforwards available to reduce future taxable income, which can be carried forward indefinitely. The Tax Cuts and Jobs Act (the “Tax Act”) included a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017 and the elimination of carrybacks of net operating losses. In addition, net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. If SpringBig has experienced an ownership change at any time since its incorporation, SpringBig may already be subject to limitations on its ability to utilize its existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, the business combination, and future changes in SpringBig’s stock ownership, which may be outside of SpringBig’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit SpringBig’s use of accumulated state tax attributes. As a result, even if SpringBig earns net taxable income in the future, its ability to use its pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to SpringBig.
Changes in accounting standards or other factors could negatively impact our future effective tax rate.
Our future effective tax rate may be affected by such factors as changing interpretation of existing laws or regulations, the impact of accounting for equity-based compensation, the impact of accounting for business combinations, changes in our international organization, and changes in overall levels of income before tax. In addition, in the ordinary course of our global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain.
Although we believe that our tax estimates are reasonable, we cannot ensure that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.
Changes in tax laws or regulations and compliance in multiple jurisdictions may have a material adverse effect on our business, cash flow, financial condition or operating results.
We are subject to the income tax laws of the United States and Canada. New income, sales, use or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time, which could affect the tax treatment of our U.S. and foreign earnings. Any new taxes could adversely affect our domestic and foreign business operations, and our business and financial performance. In addition, existing tax laws, statutes, rules, regulations, or ordinances, such as Section 280E of the Code, discussed below, could be interpreted, changed, modified or applied adversely to us. Furthermore, changes to the taxation of undistributed foreign earnings could change our future intentions regarding reinvestment of such earnings. The foregoing items could have a material adverse effect on our business, cash flow, financial condition or operating results. Requirements as to taxation vary substantially among jurisdictions. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject us to penalties and fees in the future if we were to inadvertently fail to comply. If we were to inadvertently fail to comply with applicable tax laws, this could have a material adverse effect on our business, results of operations and financial condition.
Certain taxing authorities may successfully assert that SpringBig should have collected or that in the future SpringBig should collect sales and use or similar taxes for certain services which could adversely affect our results of operations.
We do not collect sales and use or similar taxes in the United States or Canada based on our determination that such taxes are not applicable to our platform. Based on the U.S. Supreme Court’s ruling in South Dakota v. Wayfair, certain state taxing authorities may assert that SpringBig had economic nexus with their state and was required to collect sales and use or similar taxes with respect to certain past services that SpringBig has provided (or with respect to future services that SpringBig will provide), which could result in tax assessments and penalties and interest. A successful assertion that SpringBig should be collecting additional sales and use or similar taxes or remitting such sales and use or similar taxes directly to states or other jurisdictions could have an adverse effect on SpringBig and its business.
Additional Risks Related to the Cannabis Industry
Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.
Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the CSA. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all violate the CSA and are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA is a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law. For many years, however, the U.S. government has not prioritized the enforcement of those laws against cannabis companies complying with state law and their vendors. No reversal of that policy of prosecutorial discretion is expected under the Biden administration, although prosecutions against state-legal entities cannot be ruled out.
On January 4, 2018, then U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) rescinding certain past DOJ memoranda on cannabis law enforcement, including the Memorandum by former Deputy Attorney General James Michael Cole (the “Cole Memo”) issued on August 29, 2013, under the Obama administration. Describing the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources, the Cole Memo gave federal prosecutors discretion not to prosecute state law compliant cannabis companies in states that were regulating cannabis, unless one or more of eight federal priorities were implicated, including use of cannabis by minors, violence, or the use of federal lands for cultivation. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued nearly three years ago, however, U.S. Attorneys have generally not prioritized the targeting of state law compliant entities.
Attorney General William Barr testified in his confirmation hearing on January 15, 2019, that he would not upset “settled expectations,” “investments,” or other “reliance interest[s]” arising as a result of the Cole Memo, and that he did not intend to devote federal resources to enforce federal cannabis laws in states that have legalized cannabis “to the extent people are complying with the state laws.” He stated: “My approach to this would be not to upset settled expectations and the reliance interests that have arisen as a result of the Cole Memorandum and investments have been made and so there has been reliance on it, so I don’t think it’s appropriate to upset those interests.” He also implied that the CSA’s prohibitions of cannabis may be implicitly nullified in states that have legalized cannabis: “[T]he current situation … is almost like a back-door nullification of federal law.” Industry observers generally have not interpreted Attorney General Barr’s comments to suggest that the DOJ would proceed with cases against participants who entered the state-legal industry after the Cole Memo’s rescission.
As such, we cannot assure that each U.S. Attorney’s Office in each judicial district where we operate will not choose to enforce federal laws governing cannabis sales against state-legal companies like our business clients. The basis for the federal government’s lack of recent enforcement with respect to the cannabis industry extends beyond the strong public sentiment and ongoing prosecutorial discretion. Since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the spending bill provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law. Certain of our clients that are retailers currently (and may in the future) sell adult-use cannabis, if permitted by such state and local laws now or in the future, and therefore may be outside any protections extended to medical-use cannabis under the spending bill provision. This could subject such retailer clients to greater and/or different federal legal and other risks as compared to businesses where cannabis is sold exclusively for medical use, which could in turn materially adversely affect our business. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to client base, which would adversely affect our operations, cash flow and financial condition.
On March 11, 2021, Merrick Garland was sworn in as the U.S. Attorney General. During his campaign, President Biden stated a policy goal to decriminalize possession of cannabis at the federal level, but he has not publicly supported the full legalization of cannabis. In response to questions posed by Senator Cory Booker, Merrick Garland stated during

February 2021 congressional testimony that he would reinstitute a version of the Cole Memorandum. He reiterated the statement that the Justice Department under his leadership would not pursue cases against Americans “complying with the laws in states that have legalized and are effectively regulating marijuana,” in written responses to the Senate Judiciary Committee provided around March 1. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland, will re-adopt the Cole Memorandum or announce a substantive marijuana enforcement policy. Justice Garland indicated at a confirmation hearing before the United States Senate that it did not seem to him to be a useful use of limited resources to pursue prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. It is unclear what impact, if any, the current or any new administration will or would have on U.S. federal government enforcement policy on cannabis. Nonetheless, there is no guarantee that the position of the Department of Justice will not change.
On October 6, 2022, the Biden Administration issued an Executive Order which, in part, directed the Secretary of Health and Human Services to begin the administrative process of reviewing the scheduling of cannabis under the Controlled Substances Act. On August 29, 2023, in response to President Biden’s Executive Order, the U.S. Department of Health and Human Services (“HHS”) provided a formal recommendation to the U.S. Drug Enforcement Agency (“DEA”) to reclassify cannabis from Schedule I to Schedule III based on its scientific findings and medical evaluation. The DEA, which has the final authority to schedule or reschedule a drug, has yet to issue a decision on the recommendation.
On September 27, 2023, the U.S. Senate Banking Committee passed the SAFER Banking Act on a bipartisan vote of 14-9, which would shield banks from enforcement of federal anti-money laundering statutes for offering services to state-legal cannabis businesses. While various versions of the bill have passed the U.S. House of Representatives under prior leadership, the passage in the U.S. Senate Banking Committee marks the first time the U.S. Senate has acted to reform cannabis banking. It remains unclear whether the bill will pass the full U.S. Senate or the U.S. House of Representatives.
Industry observers are hopeful that the current U.S. political environment will increase the chances of federal cannabis policy reform. However, we cannot provide assurances about the content, timing or chances of executive action to reschedule cannabis or the passage of a bill legalizing cannabis or liberalizing cannabis regulations. Accordingly, we cannot predict the timing of any change in federal law or possible changes in federal enforcement. In the event that the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets and start more broadly enforcing federal law regarding cannabis, we would likely be unable to execute our business plan, and our business and financial results would be adversely affected.
Our business and our clients are subject to a variety of U.S. and foreign laws regarding financial transactions related to cannabis, which could subject our clients to legal claims or otherwise adversely affect our business.
We and our clients are subject to a variety of laws and regulations in the United States regarding financial transactions. Violations of the U.S. anti-money laundering (AML) laws require proceeds from enumerated criminal activity, which includes trafficking in cannabis in violation of the CSA. Financial institutions that both we and our clients rely on are subject to the Bank Secrecy Act, as amended by Title III of the USA Patriot Act. In Canada, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder and the Criminal Code (Canada) apply. The penalties for violation of these laws include imprisonment, substantial fines and forfeiture.
In 2014, the DOJ under the Obama administration directed federal prosecutors to exercise restraint in prosecuting AML violations arising in the state legal cannabis programs and to consider the federal enforcement priorities enumerated in the Cole Memo when determining whether to charge institutions or individuals based upon cannabis-related activity. Around the same time, the Treasury Department issued guidance that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. Then-Attorney General Sessions’s rescission of the DOJ’s guidance on the state cannabis programs in early 2018 increased uncertainty and heightened the risk that federal law enforcement authorities could seek to pursue money laundering charges against entities, or individuals, engaged in supporting the cannabis industry. On January 31, 2018, the Treasury Department issued additional guidance that the 2014 Guidance would remain in place until further notice, despite the rescission of the DOJ’s earlier guidance memoranda.
We are subject to a variety of laws and regulations in the United States, Canada and elsewhere that prohibit money laundering, including the Proceeds of Crime and Terrorist Financing Act (Canada) and the Money Laundering Control Act (U.S.), as amended, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by governmental authorities in the United States, Canada or any other jurisdiction in which we have business operations or to which we export our offerings. If any of our clients’ business activities, any dividends or distributions therefrom, or any profits or revenue accruing thereby are found to be in violation of money laundering statutes, our clients could be subject to criminal liability and significant penalties and fines. Any violations of these laws, or allegations of such violations, by our clients could disrupt our operations and involve significant management distraction and expenses. As a result, a significant number of our clients facing money laundering charges could materially affect our business, operations and financial condition. Additionally, proceeds from our clients’ business activities, including payments we have received from those clients, could be subject to seizure or forfeiture if they are found to be illegal proceeds of a crime transmitted in violation of anti-money laundering laws, which could have a material adverse effect on our business. Finally, if any of our clients are found to be violating the above statutes, this could have a material adverse effect on their ability to access or maintain financial services, as discussed in detail below, which could, in turn, have a material adverse effect on our business.
We are dependent on our banking relations, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry.
Although we do not grow or sell cannabis products, our general connection with the cannabis industry may hamper our efforts to do business or establish collaborative relationships with others that may fear disruption or increased regulatory scrutiny of their own activities.
We are dependent on the banking industry to support the financial functions of our products and solutions. Our business operating functions including payroll for our employees, real estate leases, and other expenses are handled and reliant on traditional banking. We require access to banking services for both us and our clients to receive payments in a timely manner. Lastly, to the extent we rely on any lines of credit, these could be affected by our relationships with financial institutions and could be jeopardized if we lose access to a bank account. Important components of our offerings depend on client accounts and relationships, which in turn depend on banking functions. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products on the stated ground that growing and selling cannabis is illegal under federal law, even though the Treasury Department’s Financial Crimes Enforcement Network, or FinCEN, issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. While the federal government has generally not initiated financial crimes prosecutions against state-law compliant cannabis companies or their vendors, the government theoretically could, at least against companies in the adult-use markets. The continued uncertainty surrounding financial transactions related to cannabis activities and the subsequent risks this uncertainty presents to financial institutions may result in their discontinuing services to the cannabis industry or limit their ability to provide services to the cannabis industry or ancillary businesses providing services to the cannabis industry.
As a result of federal-level illegality and the risk that providing services to state-licensed cannabis businesses poses to banks, cannabis-related businesses face difficulties accessing banks that will provide services to them. When cannabis businesses are able to find a bank that will provide services, they face extensive client due diligence in light of complex state regulatory requirements and guidance from FinCEN, and these reviews may be time-consuming and costly, potentially creating additional barriers to financial services for, and imposing additional compliance requirements on, us and our clients. FinCEN requires a party in trade or business to file with the U.S. Internal Revenue Service, or the IRS, a Form 8300 report within 15 days of receiving a cash payment of over $10,000. While we do not receive cash payments for the products we sell, if we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, results of operations and financial condition. We cannot assure that our strategies and techniques for designing our products and solutions for our clients will operate effectively and efficiently and not be adversely impacted by any refusal or reluctance of banks to serve businesses that grow and sell cannabis products. A change in banking regulations or a change in the position of the banking industry that permits banks to serve businesses that grow and sell cannabis products may increase competition for us, facilitate new entrants into the industry offering platforms, products or solutions similar to those that we offer, or otherwise adversely affect our results of operations. Also, the inability of potential clients in our target market to open accounts and otherwise use the services of banks or other financial institutions may make it difficult for us to conduct business, including receiving payments in a timely manner.
We do not sell cannabis, or products that contain cannabis; accordingly, our company is not part of the cannabis industry that would be restricted from using federal and federally insured banks. However, because of the fact that our revenue is generated largely from companies licensed as operators in the cannabis industry, banks have and may continue to consider us to be part of the cannabis industry that is subject to banking restrictions. If we were to lose any of our banking relationships or fail to secure additional banking relationships in the future, we could experience difficulty and incur increased costs in the administration of our business, paying our employees, accepting payments from clients, each of which may adversely affect our reputation or results of operations. Additionally, the closure of many or one of our bank accounts due to a bank’s reluctance to provide services to a business working with state legal cannabis businesses would require significant management attention from SpringBig and could materially adversely affect our business and operations. In addition to banks and financial institutions, merchant processors may take a similar view of the risks of working with SpringBig since we provide services to cannabis businesses, and loss of any of our merchant processor relationships could have similar results. Moreover, in July of 2023, Mastercard directed U.S. financial institutions to prohibit the purchase of cannabis on its debit card network and Visa reportedly prohibits the use of cashless ATMs to process transactions involving cannabis on its network.
We may have difficulty using bankruptcy courts due to our involvement in the regulated cannabis industry.
We currently have no need or plans to seek bankruptcy protection. U.S. courts have held that debtors whose income is derived from cannabis or cannabis assets in violation of the CSA cannot seek federal bankruptcy protections. Although we are not in the business of growing or processing cannabis or selling or even possessing cannabis or cannabis products, a U.S. court could determine that our revenue is derived from cannabis or cannabis assets and prevent us from obtaining bankruptcy protections if necessary.
The conduct of third parties may jeopardize our business.
We cannot guarantee that our systems, protocols, and practices will prevent all unauthorized or illegal activities by our clients. Our success depends in part on our clients’ ability to operate consistently with the regulatory and licensing requirements of each state, local, and regional jurisdiction in which they operate. We have policies and procedures to review cannabis license information for operational cannabis retail clients to ensure validity and accuracy of such license information. We cannot ensure that the conduct of our clients, who are third parties, and their actions could expose them to legal sanctions and costs, which would in turn, adversely affect our business and operations.
A failure to comply with laws and regulations regarding our use of telemarketing, including the TCPA, could increase our operating costs and materially and adversely impact our business, financial condition, results of operations, and prospects.
Our technology allows dispensaries to send outbound text communications to their customers. While we believe that it is each dispensary’s responsibility for compliance with state and federal laws regulating outbound communications, we recognize that SpringBig may be named in actions alleging violations of these laws or otherwise have to be involved in demands and actions stemming from alleged violations of these laws (e.g., through subpoenas). There are a number of state and federal laws regulating outbound telephonic communications, including the TCPA and Telemarketing Sales Rule. The U.S. Federal Communications Commission, or the FCC, and the FTC have responsibility for regulating various aspects of these laws. Individual states, like Washington and Florida, also separately regulate outbound telephonic communications. Among other requirements, the TCPA and other laws require the sender of the message to obtain prior express written consent for telemarketing calls and to adhere to state and national “do-not-call” registry requirements and implement various compliance procedures. These laws impact dispensary customers’ ability to communicate with their customers and can impact effectiveness of our marketing programs. These laws also raise the risk that SpringBig could be named directly or involved indirectly in litigation. The TCPA and other similar laws do not distinguish between voice and data communications, and, as such, SMS/MMS messages are also “calls” for the purpose of these outbound telephonic communication statutes.
The TCPA and similar state laws provide for a private right of action under which a plaintiff may bring suit and, oftentimes, allow the recovery of statutory damages. The TCPA, by way of example, imposes statutory damages of between $500 and $1,500 per violation. There is no statutory cap on maximum aggregate exposure (although some courts have applied in TCPA class actions constitutional limits on excessive penalties). An action may be brought by the FCC, a state attorney general, an individual on behalf of the individual or a class of individuals. Like other companies that play an intermediary role between the sender (the dispensary) and the recipient (the dispensary customer) of telephonic communications, we have been sued under the TCPA and have received a number of subpoenas in TCPA cases brought against dispensaries. If in the future we are found to have violated the TCPA or any similar state law, particularly on a class-wide basis, the amount of damages and potential liability could be extensive and materially and adversely impact our business, financial condition, results of operations, and prospects.

We may continue to be subject to constraints on marketing our products.
Certain of the states in which we operate have enacted strict regulations regarding marketing and sales activities on cannabis products, which could affect our cannabis retail clients’ demand for our platform and marketing services. There may be restrictions on sales and marketing activities of cannabis businesses imposed by government regulatory bodies that can hinder the development of our business and operating results because of the restrictions our clients face. If our clients are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products for our clients, this could hamper demand for our products and services from licensed cannabis retailers, which could result in a loss of revenue.
Cannabis businesses are subject to unfavorable U.S. tax treatment.
Section 280E of the Code does not allow any deduction or credit for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the CSA). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses beyond costs of goods sold and asserting assessments and penalties for additional taxes owed. Section 280E of the Code may have a lesser impact on cannabis cultivation and manufacturing operations than on sales operations, which directly affects our suppliers, who are cannabis retailers and brands. However, Section 280E of the Code and related IRS enforcement activity have had a significant impact on the operations of all cannabis companies. While Section 280E of the Code does not directly affect SpringBig, it lowers SpringBig’s clients’ profitability, and could result in decreased demand or higher price sensitivity for SpringBig’s marketing and customer loyalty services. An otherwise profitable cannabis business may operate at a loss after taking into account its U.S. income tax expenses. This affects SpringBig because SpringBig’s sales and operating results could be adversely affected if SpringBig’s clients decrease their marketing budgets and are operating on lower profit margins as a result of unfavorable treatment by the Code. While HHS’s recommendation to reschedule cannabis from Schedule I to Schedule III would remove the Section 280E, there is no guarantee that the DEA will accept its recommendation, or if it does, that rulemaking or litigation will not slow down rescheduling, and thus the applicability of Section 280E.
Service providers to cannabis businesses may also be subject to unfavorable U.S. tax treatment.
As discussed above, under Section 280E of the Code, no deduction or credit is allowed for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the CSA). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses and asserting assessments and penalties for additional taxes owed. While we do not believe that Section 280E of the Code applies to our business, and, generally, ancillary service providers who work with state-licensed cannabis businesses have not been subject to Section 280E of the Code, because they are providing services or products other than cannabis, if the IRS interprets the section to apply, it would significantly and materially affect our profitability and financial condition.
The MORE Act, which was introduced in the U.S. House of Representatives and the U.S. Senate in 2019, and passed by the House in 2020 and 2021, would remove marijuana from the CSA, which would effectively carve out state-legal cannabis businesses from Section 280E of the Code and allow for interstate commerce of cannabis. However, the MORE Act would impose two new taxes on cannabis businesses: an excise tax measured by the value of certain cannabis products and an occupational tax assessed on the enterprises engaging in cannabis production and sales. Although these novel tax provisions are included in the MORE Act passed by the House of Representatives, it is challenging to predict whether, when and in what form the MORE Act could be enacted into law and how any such legislation would affect the activities of SpringBig. Similarly, the recently introduced States Reform Act would also effectively carve out state-legal cannabis businesses from Section 280E of the Code and permit interstate commerce but at the same time impose a new excise tax on cannabis businesses (albeit at a lower rate than the proposed MORE Act).
Cannabis businesses may be subject to civil asset forfeiture.
Any property owned by participants in the cannabis industry used in the course of conducting such business, or that represents proceeds of such business or is traceable to proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture because of the illegality of the cannabis industry under federal law. Even if the owner of the property is never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture. Forfeiture of assets of our cannabis business clients could adversely affect our revenues if it impedes their profitability or operations and our clients’ ability to continue to subscribe to our services.
Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.
Insurance that is otherwise readily available, such as general liability and directors’ and officers’ insurance, is more difficult for us to find and is more expensive or contains significant exclusions because our clients are cannabis industry participants. There are no guarantees that we will be able to find such insurance coverage in the future or that the cost will be affordable to us. If we are forced to operate our business without such insurance coverage, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities. If we experience an uninsured loss, it may result in loss of anticipated cash flow and could materially adversely affect our results of operations, financial condition, and business.
There may be difficulty enforcing certain of our commercial agreements and contracts.
Courts will not enforce a contract deemed to involve a violation of law or public policy. Because cannabis remains illegal under U.S. federal law, certain parties to contracts involving the state-legal cannabis industry have argued that the agreement was void as federally illegal or against public policy. Some courts have accepted this argument in certain cases, usually against the company trafficking in cannabis. While courts have enforced contracts related to activities by state-legal cannabis companies, and the trend is generally to enforce contracts with state-legal cannabis companies and their vendors, there remains doubt and uncertainty that we will be able to enforce all of our commercial agreements in court for this reason. We cannot be assured that we will have a remedy for breach of contract, which would have a material adverse effect on our business.
Risks Related to Our Intellectual Property
We may in the future be, subject to disputes and assertions by third parties with respect to alleged violations of intellectual property rights. These disputes could be costly to defend and could harm our business and operating results.
We may, from time to time in the future, face allegations that we have violated the intellectual property rights of third parties, including patent, trademark, copyright and other intellectual property rights. Even if the claims are without merit, defending these types of claims may result in substantial costs, the diversion of the attention of management, and the disruption of our operations. In particular, patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict. We may be required to stop offering certain features, purchase licenses or modify our products and features while we develop non-infringing substitutes, or become subject to significant settlement costs. These claims also could subject us to significant liability for damages and could result in our having to stop using or hosting technology, content, branding or business methods found to be in violation of another party’s rights. We do not own any patents and, therefore, may be unable to deter competitors or others from pursuing patent or other intellectual property infringement claims against us through the threat of counter-suit.
Companies in the software-as-a-service (SaaS) vertical in which we operate and other industries may own large numbers of patents, copyrights, and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. Our platform features third-party brands, which may themselves infringe third party intellectual property rights and could bring us into litigation between the parties. Further, although we contractually seek indemnification protection from our clients, clients may not be solvent or financially able to indemnify us. We may be required or may opt to seek a license of intellectual property rights held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding, or business methods, which could require significant effort and expense and which we may not be able to accomplish efficiently, or at all. If we cannot use, license, or develop technology, content, branding, or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Further, as we face increasing competition and as our business grows, we will face an increasing likelihood of claims of infringement.
The results of litigation and claims to which we may be subject cannot be predicted with certainty. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, reputation and operating results.

Some of our solutions contain open source software, which may pose particular risks to our proprietary software and solutions.
We use open source software that we have obtained from third parties or is included in software packages in our solutions and will continue to use open source software in the future. Open source software is generally freely accessible, usable and modifiable, and is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. From time to time, we may face claims from third parties claiming ownership of, or demanding release of, the open source software and/or derivative works that we developed using such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license or cease offering the implicated solutions unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business and operating results.
The success of our business heavily depends on our ability to protect and enforce our intellectual property rights.
Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of trademark, trade secret and other intellectual property rights and laws and contractual restrictions to protect our intellectual property. As examples of such restrictions, we attempt to protect our intellectual property, technology and confidential information by entering into confidentiality and inventions assignment agreements and non-competition agreements with employees, contractors, consultants and business partners who develop intellectual property on our behalf, and entering into non-disclosure agreements with our business partners. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our proprietary rights, unauthorized parties, as examples, may copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary.
Despite our efforts to protect our intellectual property rights, including trademarks, they may not be recognized in the future, or may be invalidated, circumvented or challenged. For example, we have registered, among numerous other trademarks, “SpringBig” as a trademark in the U.S. Competitors have and may continue to adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to consumer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the U.S. and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources, which could harm our business and operating results.
Further, we may be subject, from time-to-time, to claims that former employees, collaborators or other third parties have an interest in our intellectual property as an inventor or co-inventor. We generally enter into confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors. These agreements generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, those agreements may not be honored and may not effectively assign intellectual property rights to us. Moreover, there may be some circumstances, where we are unable to negotiate for such ownership rights. If we are subject to a dispute challenging our rights in or to patents or other intellectual property, such a dispute could be expensive and time consuming. If we were unsuccessful, we could lose valuable rights in intellectual property that we regard as our own, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Risks Related to Our Securities and Certain Tax Matters
If our performance does not meet market expectations, the price of our securities may decline and the market for our securities may be volatile.
If our performance does not meet market expectations, the price of our shares of common stock may decline. In addition, even if an active market for our shares of common stock develops and continues, the trading price of our shares of common stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on the price of our shares of common stock.
Factors affecting the trading price of our shares of common stock may include:
•	actual or anticipated fluctuations in our quarterly and annual financial results or the quarterly and annual financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about operating results;
•	operating results failing to meet market expectations in a particular period, which could impact the market price our shares of common stock;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	changes in laws and regulations affecting our businesses;
•	commencement of, or involvement in, litigation involving the Company;
•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;
•	any significant change in our Board of Directors or management;
•	sales of substantial amounts of our shares of common stock by the Company or our directors, executive officers or significant shareholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, inflation, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may depress the market price of our shares of common stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these shares, and of our securities, may not be predictable. A loss of investor confidence in the market for companies engaging in digital payments or the shares of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our shares of common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Because there are no current plans to pay cash dividends on our shares of common stock for the foreseeable future, you may not receive any return on investment unless you sell our shares of common stock for a price greater than that which you paid for it; furthermore, there is no guarantee that the value of the shares of common stock will increase to a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, applicable law and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our shares of common stock unless you sell your shares of for a price greater than that which you paid for them; provided, however, that there is no guarantee that the value of the shares of common stock will increase to a price greater than the price for which such shares were purchased.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

A significant portion of our total outstanding shares may be sold into the market at any time. This could cause the market price of our shares of common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of common stock in the public market could occur at any time as a result of issuances and resales of shares of common stock including shares subject to the Convertible Notes and our public and private warrants, as well as the resale of shares of common stock by other holders, and pursuant to the Company’s equity incentive plan. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our shares of common stock.
Sales of our shares of common stock, or the perception of such sales, including by selling securityholders in the public market or otherwise could cause the market price for our shares of common stock to decline the securityholders selling such securities may still receive significant proceeds.
The sale of our shares of common stock in the public market or otherwise, or the perception that such sales could occur, could harm the prevailing market price of our shares of common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. Institutional investors and our founder that collectively beneficially own in excess of 50% of the Company’s outstanding shares in the aggregate will be able to resell their shares for so long as a registration statement is available for use. Resales of our shares of common stock may cause the market price of our securities to drop significantly, regardless of the performance of our business.
We have filed registration statements relating to the resale of a large number of shares of common stock representing a large percentage of our public float pursuant to securities held by certain existing shareholders for which such securityholders have registration rights. As such, sales of a substantial number of shares of common stock in the public market could occur at any time. Given the substantial number of shares of common stock being registered for potential resale or the perception in the market that the stockholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. Further, certain shares of our common stock that are being registered for resale include shares that were purchased at prices that may be significantly below the trading price of our shares of common stock and the sale of which would result in such selling securityholders realizing a significant gain. Even if our trading price remains low, certain selling securityholders may still have an incentive to sell shares of our common stock because they purchased the shares at prices lower than the public investors or the current trading price of our common stock. Public holders of our shares of common stock may not experience a similar rate of return on their shares.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover SpringBig change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover SpringBig were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
We may amend the terms of our public warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of common stock purchasable upon exercise of a warrant could be decreased, all without the approval of all securityholders.
Our public warrants were issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective provision or adding or changing any other provisions with respect to matters or questions arising under the warrant agreement, but requires the approval by the holders of at least 65% of then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least

65% of then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of common stock purchasable upon the exercise of a warrant.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could remain an emerging growth company for up to five years from the date of our IPO, although circumstances could cause us to lose that status earlier, including if the market value of our shares of common stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
We have and will continue to incur increased costs as a result of operating as a public company and our management has and will continue to devote a substantial amount of time to new compliance initiatives.
As a public company, we have and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. In addition, we expect to record incremental share-based compensation expense in connection with the consummation of the business combination.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC. Our management and other personnel have and will continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have substantially increased our legal and financial compliance costs and made some activities more time-consuming and costly. For example, these rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance and forced us to accept reduced policy limits. We cannot predict or estimate the amount or timing of additional costs we have and will continue to incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.
As a public company, we are required to provide management’s attestation on internal controls as required under Section 404(a) of the Sarbanes-Oxley Act. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately-held company. If we are not successful in implementing the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.
Failure to properly implement internal controls on a timely basis may lead to the identification of one or more additional material weaknesses or control deficiencies in the future, which may prevent us from being able to report our financial results accurately on a timely basis or help prevent fraud, and could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our shares of common stock to decline. If we have additional material weaknesses in the future, it could affect the financial results that we report or create a perception that those financial results do not fairly state our financial position or results of operations. Either of those events could have an adverse effect on the value of our shares of common stock.
Further, even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our future reporting obligations.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.
Anti-takeover provisions in our certificate of incorporation and bylaws and under Delaware law could delay or prevent a change in control, limit the price investors may be willing to pay in the future for our shares of common stock and could entrench management.
Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our Board of Directors. These provisions provide for:
•	a classified Board of Directors with staggered three-year terms;
•	the ability of our Board of Directors to determine the powers, preferences and rights of preference shares and to cause us to issue the preference shares without shareholder approval; and
•	requiring advance notice for shareholder proposals and nominations and placing limitations on convening shareholder meetings.
These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions could also discourage proxy contests and make it more difficult shareholders to elect directors of their choosing and cause us to take corporate actions other than those shareholders may desire, any of which could harm our share price.
Our largest shareholders and certain members of our management own a significant percentage of our shares of common stock and are able to exert significant control over matters subject to shareholder approval.
Our founder and certain of our largest shareholders hold a significant percentage of our shares of common stock. As a result, these holders have the ability to substantially influence us and exert significant control through this ownership position and, in the case of certain holders, service on our Board of Directors. For example, these holders may be able to control elections of directors, issuance of equity, including to our employees under equity incentive plans, amendments of our organizational documents, or approval of any merger, amalgamation, sale of assets or other major corporate transaction. These holders’ interests may not always coincide with our corporate interests or the interests of other shareholders, and it may exercise its voting and other rights in a manner with which you may not agree or that may not be in the best interests of our other shareholders. So long as these holders continue to own a significant amount of our equity, they will continue to be able to strongly influence and effectively control our decisions.
Future sales and issuances of our shares of common stock, including pursuant to our equity incentive and other compensatory plans, will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.
We may need additional capital in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution. We may sell shares of common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell shares of common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. In addition, new investors could gain rights superior to our existing shareholders.
Pursuant to SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan (the “Incentive Plan”), we are authorized to grant options and other share-based awards to our employees, directors and consultants. Shares subject to stock awards granted under the Incentive Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the Incentive Plan.

USE OF PROCEEDS
All shares of our Common Stock and private warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We could potentially receive up to an aggregate of approximately $184 million from the issuance of Common Stock offered hereby upon the exercise of all outstanding warrants, assuming the exercise in full of such warrants for cash at the $11.50 exercise price. We expect to use the net proceeds, if any, from the exercise of the warrants for general corporate purposes, which may include, among other purposes, servicing our ongoing debt obligations under our Convertible Notes and Term Notes. We will have broad discretion over the use of proceeds from the exercise of the warrants.
There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.
We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 per share, we believe the securityholders will be unlikely to exercise their warrants. The closing trading price of our Common Stock as of June 20, 2024, was $0.145 per share.
DETERMINATION OF OFFERING PRICE
The offering price of the shares of Common Stock underlying the warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The public warrants are quoted for trading on OTC Pink Sheets under the symbol “SBIGW.”
We cannot currently determine the price or prices at which shares of our Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
The Common Shares are currently quoted for trading on OTCQX® Best Market under the symbol “SBIG” and the public warrants are quoted for trading on OTC Pink Sheets under the symbol “SBIGW.” As of June 6, 2024, there were 42 holders of record of our Common Shares.
Dividend Policy
We have not declared or paid any dividends on our Common Shares to date. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of SpringBig’s financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to those statements. The discussion should be read together with the historical audited annual statements for SpringBig for the years ended December 31, 2023 and 2022, and the related notes that are included elsewhere in this prospectus and the unaudited interim statements for SpringBig for the three months ended March 31, 2024 and 2023 and the related notes that are included elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. SpringBig’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in other parts of this prospectus.
“SpringBig,” “the Company,” “we,” “us” or “our” refer to SpringBig Holdings, Inc. and its subsidiaries, unless the context otherwise requires.
Forward Looking Statements
All statements other than statements of historical facts contained in this prospectus, including statements regarding future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations, objectives, and financial needs.
Overview
SpringBig Holdings, Inc. is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands. We have leveraged our deep expertise in loyalty marketing to develop solutions that address the key challenges faced by retailers and brands, including those in the cannabis industry. Stringent, complex, and rapidly evolving regulations have resulted in restricted access to traditional marketing and advertising channels for cannabis retailers and brands, preventing them from utilizing many traditional methods for effectively accessing and engaging with consumers. In addition, the lack of industry-specific data and market intelligence solutions limit cannabis retailers’ and brands’ ability to efficiently market their products, thereby hindering their growth. Our platform enables our clients to increase brand awareness, engage customers, improve retention, and access actionable consumer feedback data to improve marketing. Our clients can use our loyalty marketing, digital communications, and text/email/push marketing solutions to drive new customer acquisition, customer spend and retail foot traffic. Our proven B2B2C software platform creates powerful network effects between retailers and brands and provides an ability for both to connect directly with consumers. As retailers and brand scale, a virtuous cycle amplifies growth, ultimately expanding SpringBig’s reach and strengthening our value proposition.
SpringBig serves approximately 1,200 retail and brand clients across more than 2,600 distinct retail locations in North America. Our clients distribute more than 570 million messages annually, via text, push or email, and in the last year more than $7.9 billion of gross merchandise value was accounted for by clients utilizing our platform.
Business Combination and Public Company Cost
On June 14, 2022, SpringBig Holdings, Inc., a Delaware corporation (formerly known as Tuatara Capital Acquisition Corporation), consummated the previously announced business combination of Tuatara and Legacy SpringBig. Pursuant to the merger agreement, prior to the closing of the business combination, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Prior to the closing date, and in connection with the Closing, Tuatara changed its name to SpringBig Holdings, Inc. Legacy SpringBig was deemed to be the accounting acquirer in the business combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While Tuatara was the legal acquirer in the business combination, because Legacy SpringBig was deemed the accounting acquirer, the historical financial statements of Legacy SpringBig became the historical financial statements of the combined company, upon the Closing.

The business combination was accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Legacy SpringBig in many respects. Under this method of accounting, Tuatara was treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy SpringBig was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Legacy SpringBig (i.e., a capital transaction involving the issuance of stock by Tuatara for stock of Legacy SpringBig). Accordingly, the consolidated assets, liabilities and results of operations of Legacy SpringBig became the historical financial statements of the combined company, and Tuatara’s assets, liabilities and results of operations were consolidated with Legacy SpringBig beginning on the acquisition date. Operations prior to the business combination are presented as those of Legacy SpringBig. The net assets of Tuatara were recognized at historical cost (which are consistent with carrying value), with no goodwill or other intangible assets recorded.
As a consequence of the business combination, Legacy SpringBig became the successor to an SEC-registered and Nasdaq-listed company, which requires us to incur additional expenses and implement procedures and processes to address public company regulatory requirements and customary practices. We have and expect to continue to incur additional annual expenses as a public company for, amongst other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees, notwithstanding the fact that we are no longer listed on Nasdaq.
As a consequence of the business combination, Legacy SpringBig became the successor to an SEC-registered and Nasdaq-listed company, which requires us to implement procedures and processes to address public company regulatory requirements and customary practices. On September 5, 2023, SpringBig Holdings, Inc. was delisted from the Nasdaq Capital Market and its common stock is now quoted for trading on the OTCQX® Best Market.
Key Operating and Financial Metrics
We monitor the following key financial and operational metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
The following is our analysis for the three months ended March 31, 2024 and 2023, in thousands:
	Three Months Ended March 31,
	2024	2023
Revenue	$6,474	$7,157
Net income (loss)	417	(2,262)
Adjusted EBITDA	150	(1,331)

Number of retail clients	1,207	1,366
Net revenue retention	89%	100%
Number of messages (million)	637	488
For a reconciliation of net loss to Adjusted EBITDA, see “EBITDA” and “Adjusted EBITDA,” below.
The following is our analysis for the years ended December 31, 2023 and 2022, in thousands:
	Years Ended December 31,
	2023	2022
Revenue	$28,050	$26,629
Net loss	(10,233)	(13,076)
Adjusted EBITDA	(3,628)	(12,603)

Number of retail clients	1,298	1,319
Net revenue retention	97%	105%
Number of messages (million)	2,388	2,099

For a reconciliation of net loss to Adjusted EBITDA see “EBITDA and Adjusted EBITDA,” below.
Revenue
We generate revenue from the sale of monthly subscriptions that provide retail clients with access to an integrated platform through which they can manage loyalty programs and communications with their consumers. We also generate additional revenue from these retail clients when the quantum of messages sent to consumers exceeds the amounts in the subscription package. The subscriptions generally have twelve-month terms (which typically are not subject to early termination without a cancellation fee payable by the client), are payable monthly, and automatically renew for subsequent and recurring twelve-month periods unless notice of cancellation is provided in advance.
The Company’s revenue growth is generally achieved through a mix of new clients, clients upgrading their subscriptions (as new clients will frequently enter into a relatively low level of subscription (with respect to the size of such client’s database and the number of their customers on such database) and/or the number of pre-determined communication credits), which frequently occurs shortly after such a client initially becomes a client, and the excess use element of revenues. “Excess use” revenues are revenues derived from amounts charged to clients for exceeding the pre-determined credit volume set forth in the applicable client’s subscription agreement. Given this combination, and particularly the tendency for clients to upgrade soon after becoming a client, the Company does not actively monitor revenue split between new and existing clients, preferring to use the split between subscription and excess use in combination with net dollar retention and the number of clients as key metrics, as described below.
Other Key Operating Metrics
The growth in our revenues is a key metric at this stage in our development as a Company and therefore to provide investors with additional information, we have disclosed in the table above the number of our retail clients, our net revenue retention rate and the number of standardized messages distributed through the SpringBig platform by our clients. We regularly review the key operating and financial metrics set forth above to evaluate our business, our growth, assess our performance and make decisions regarding our business. We believe these key metrics are useful to investors both because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and they may be helpful in evaluating the state and growth of our business.
Number of Retail Clients. We disclose in the table above the number of discrete SpringBig platforms used by clients of the business at the end of the relevant period. We view this number as an important metric to assess the performance of our business because an increased number of clients drives growth, increases brand awareness and helps contribute to our reach and strengthening our value proposition.
Net Revenue Retention. We believe that the growth in the use of our platform by our clients is an important metric in evaluating our business and growth. We monitor our dollar-based net revenue retention rate on a rolling basis to track the maintenance of revenue and revenue-increasing activity growth. “Net revenue retention rate” (also referred to as “net dollar retention rate”) does not have a standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies, and further, investors should not consider it in isolation. When evaluating our retention rates and calculating our net revenue retention rate, SpringBig calculates the recurring monthly subscription revenue from retail clients, adjusted for losses, increases and decreases in monthly subscriptions during the prior twelve months divided by the recurring monthly subscription revenue at the start of the trailing twelve-month period.
We view a net revenue retention rate exceeding 100% as positive because this is indicative of increasing subscription revenue without including the impact of the initial recurring revenue from new clients. We believe that we can drive this metric by continuing to focus on existing clients and by revenue-increasing activities, such as client upgrades. Net revenue retention is measured over the twelve-months ending at the reporting date and if the ratio exceeds 100% this is an indication of upgrades from clients exceeding the value of any lost clients and downgrades in subscriptions. The net revenue retention is calculated based on subscription revenues only and does not include the impact of excess use revenue.
Number of Messages Sent. We believe that the volume of messages sent, measured in standardized message size, is important as it indicates the frequency of use and level of engagement of our platform by our clients. Messages are distributed by text, email, and direct push notifications to mobile applications.

EBITDA and Adjusted EBITDA
To provide investors with additional information regarding our financial results, we have disclosed EBITDA, which is a non-GAAP financial measure that we calculate as net income before interest, taxes, depreciation and amortization and Adjusted EBITDA, which represents EBITDA adjusted for certain unusual, infrequent items, or non-cash items (such as bad debt expense and stock-based compensation).
We present EBITDA and Adjusted EBITDA because they are key measures used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors, and is widely used by analysts, investors and competitors to measure a company’s operating performance.
EBITDA and Adjusted EBITDA have limitations, and you should not consider these in isolation or as a substitute for analysis of our results as reported under GAAP, including net loss, which we consider to be the most directly comparable GAAP financial measure. Some of these limitations are:
•
although depreciation and amortization are non-cash charges, the assets being depreciated may have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available.
Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.
A reconciliation of net loss before taxes to non-GAAP EBITDA and Adjusted EBITDA is as follows (in thousands):
	Three Months Ended March 31,
	2024	2023
Net income (loss)	$417	$(2,262)
Interest income	(4)	(10)
Interest expense	875	391
Depreciation expense	54	66
EBITDA	1,342	(1,815)
Stock-based compensation*	195	162
Bad debt expense	87	169
Gain on repurchase of convertible debt	(1,573)	—
Severance and related payments	96	—
Change in fair value of warrants	3	153
Adjusted EBITDA	$150	$(1,331)
*	Stock-based compensation is recorded in General and administrative expenses
	Years Ended December 31,
	2023	2022
Net loss	$(10,233)	$(13,076)
Interest income	(24)	(18)
Interest expense	2,247	949
Income tax expense	4	3
Depreciation and amortization expense	272	259

	Years Ended December 31,
	2023	2022
EBITDA	(7,734)	(11,883)
Stock-based compensation*	821	1,226
Bad debt expense	1,563	1,474
Severance payments	494	188
Other non-recurring, non-operating expenses and asset impairment	512	550
Settlement of litigation, including legal costs	1,050	—
Change in fair value of warrants	(334)	(4,158)
Adjusted EBITDA	$(3,628)	$(12,603)
*	Stock-based compensation is recorded in General and administrative expenses
Factors Affecting Our Performance
Overall Economic Trends
The overall economic environment and related changes to consumer behavior have a significant impact on our business. Overall, positive conditions in the broader economy promote consumer spending on marketplaces and our customers’ products, while economic weakness, which generally results in reduced consumer spending, may have a negative impact on our customers’ sales, which in turn may impact our revenue.
Growth and Retention of Customers
Our revenue grows primarily through acquiring and retaining customers and expanding relationships with customers over time, increasing the revenue per customer. We have historically been able to attract, retain and grow relationships with customers as a result of the Company’s comprehensive product suite, differentiated loyalty programs, consistent communications with customers, and reliable customer service.
Regulation and Maturation of Cannabis Markets
We believe that we will have significant opportunities for growth as more jurisdictions legalize cannabis for medical and/or adult use and the regulatory environment continues to develop. We intend to explore new expansion opportunities as additional jurisdictions legalize cannabis for medical or adult use and leverage our existing business model to enter new markets. We believe our understanding of the space coupled with our experienced sales force will enable us to quickly enter and execute in new markets and capture new business, which we sustain via our best-in-class product offerings. Further, a change in U.S. federal regulations could result in our ability to engage in additional outlets, including the fintech, payments and e-commerce space.
We expect competition to intensify in the future as the regulatory regime for cannabis becomes more settled and the legal market for cannabis becomes more accepted, which may encourage new participants to enter the market, including established companies with substantially greater financial, technical and other resources than existing market participants.
We believe that maintaining and enhancing our brand identity and our reputation is critical to maintaining and growing our relationships with customers and to our ability to attract new customers.
We believe our platform’s scale and strong customer loyalty market themselves; however, we implement a variety of marketing efforts to attract the remaining retailers and brands not yet on our platform. Marketing efforts include multiple strategies designed to attract and retain both retail and brands subscribers.
Negative publicity, whether or not justified, relating to events or activities attributed to us, our employees, customers or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Given our high visibility, we may be more susceptible to the risk of negative publicity. Damage to our reputation and loss of brand equity may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful.

We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. If our brand promotion activities are not successful, our operating results and growth may be adversely impacted.
Components of Our Results of Operations
Revenue
SpringBig provides its retail customers with access to an integrated platform that provides all the functions of the Company’s proprietary software, which uses proprietary technology to send text, email, and push messages to the customer’s contacts. This access is provided to customers under a contract, with revenue generated from monthly subscriptions for credits (up to pre-contracted amounts) and optional purchases of additional credits.
Cost of Revenue
Cost of revenue consists primarily of amounts payable to distributors of messages on behalf of the Company’s customers across cellular networks and integrations.
Selling, Servicing and Marketing Expenses
Selling, servicing and marketing expenses consist of salaries, benefits, travel expense and incentive compensation for our sales, servicing and marketing employees. In addition, sales, servicing and marketing expenses include business acquisition marketing, events cost, and branding and advertising costs.
Technology and Software Development Expenses
Technology and software development costs consist of salaries and benefits for employees, including engineering and technical teams who are responsible for building new products, as well as maintaining and improving existing products. We capitalize certain costs associated with technology and software development in accordance with ASC 350-40, Intangibles - Goodwill and Other - Internal Use Software, but these are limited in quantum as we are constantly and regularly making enhancements to our technology platform and do not consider them appropriate to be capitalized. Capitalized costs are generally amortized over a three-year period commencing on the date that the specific software product is placed in service. We believe that continued investment in our platform is important for our growth.
General and Administrative Expenses
General and administrative expenses consist primarily of payroll and related benefits costs for our employees involved in general corporate functions including finance, human resources and investor relations, as well as costs associated with the use by these functions of software and equipment. All rent, insurance and other occupancy costs are also included in general and administrative expenses as are professional and outside services related to legal, audit and other services, and stock-based compensation expenses.
Results of Operations
Comparison of Three Months Ended March 31, 2024 compared to Three Months Ended March 31, 2023
The following tables set forth our results of operations for the periods indicated:
	Three Months Ended March 31,
	2024	2023	Increase (decrease)%
	(in thousands)
Revenue	$6,474	$7,157	$(683)	(10)%
Cost of revenue	1,794	1,350	444	33%
Gross profit	4,680	5,807	(1,127)	(19)%
Operating expenses:
Selling, servicing and marketing	1,527	2,478	(951)	(38)%
Technology and software development	1,666	2,300	(634)	(28)%
General and administrative	1,769	2,757	(988)	(36)%
Total operating expenses	4,962	7,535	(2,573)	(34)%

	Three Months Ended March 31,
	2024	2023	Increase (decrease)%
	(in thousands)
Loss from operations	(282)	(1,728)	1,446	(84)%
Interest income	4	10	(6)	(60)%
Interest expense	(875)	(391)	(484)	nm
Gain on note repurchase	1,573	—	1,573	nm
Change in fair value of warrants	(3)	(153)	150	nm
Income (loss) before taxes	417	(2,262)	2,679	nm
Provision for income taxes	—	—	—	—
Income (loss) after taxes	$417	$(2,262)	$2,679	nm
nm-not meaningful
Revenues. Revenues decreased $0.7 million for the three months ended March 31, 2024, representing a 10% year-on-year reduction compared with the same period in 2023. Our subscription revenue was $5.4 million for the three months ended March 31, 2024 compared with $5.7 million in the same quarter in 2023, representing 4% year-over-year decline and is impacted by the Company having to cease providing access to our platform to clients who became delinquent in their payments. The excess use revenue also declined, by 28% year-over-year due to the weaker economy in particular impacting the cannabis sector and our clients being budget-conscious in limiting their messaging activity to within the volumes of their subscription. Our revenue from Brands clients decreased from $0.3 million in the three months ended March 31, 2024, as compared to $0.1 million for the three months ended March 31, 2023. SpringBig expanded its product offerings during the quarter, including the introduction of a paid-for consumer VIP loyalty tier that retail clients can operate in conjunction with their standard loyalty program, and in the three months ended March 31, 2024, we derived revenue from this new product and envisage significant future growth.
The Company's net revenue retention rate was 89% for the three months ended March 31, 2024, compared with 100% for the three months ended March 31, 2023, reflecting the challenging macroeconomic conditions of the cannabis market and the financial stress of some of our retail clients leading to the Company having to suspend or cease some access to our platform.
Gross Profit. Gross profit decreased by $1.1 million to $4.7 million for the three months ended March 31, 2024 from $5.8 million for the three months ended March 31, 2023, representing a 19% year-on-year reduction. In part this reduction was due to the $0.7 million decline in revenues and additionally our cost of revenue increased by $0.4 million due to higher messaging distribution costs which represent the main expense in our cost of revenue. The gross profit margin reduced from 81% for the three months ended March 31, 2023 to 72% for the three months ended March 31, 2024.
Operating Expenses. The Company has focused on right-sizing the operating expenses of the business over the course of the past eighteen months to accelerate our path to profitability in the challenging macroeconomic conditions that prevail across the cannabis market, and which impacts revenue in the near-term.
Our operating expenses decreased by $2.6 million, or 34%, for the three months ended March 31, 2024 compared with the same period in 2023.
Selling, servicing and marketing expenses decreased by $1.0 million, or 38%, for the quarter ended March 31, 2024, compared to the same period in 2023, due to lower compensation expense as a result of lower employee headcount.
Technology and software development expenses decreased by $0.6 million, or 28%, for the quarter ended March 31, 2024, compared to the same period in 2023, with the decrease being attributable to lower expenses associated with the use of offshore contract developers and a small reduction in compensation expense.
General and administrative expenses decreased by $1.0 million, or 36%, for the quarter ended March 31, 2024, compared to the same period in 2023, with the decrease being largely attributable to lower costs, including insurance, directors fees and legal and accounting advisory fees, due to being quoted for trading on the OTCQX® Best Market rather than listed on the Nasdaq Capital Market.

Interest Expense. Interest expense was $0.9 million for the quarter ended March 31, 2024, compared with $0.4 million for the quarter ended March 31, 2023, with the increase being due to interest payable cash advances used as bridging finance prior to completing the transaction to raise $8.0 million of debt financing. The cash advances are being repaid weekly and will be fully repaid by the end of the third quarter of 2024.
Gain on note repurchase. The gain on the repurchase of the 6% Senior Secured Note is the difference between the cash paid to repurchase the entire obligation of $2.9 million and the outstanding principal and accrued interest of $5.2 million, less unamortized discounts and warrant value of $0.7 million.
Change in fair value of warrants. The liability relating to warrants issued by SpringBig is included on the balance sheet at the fair value prevailing at the end of the accounting period and any change in value is reported in the income statement. As at March 31, 2024, the market value of the public warrants, which are quoted for trading on the OTC Pink Market, was $0.0004 per warrant compared with $0.0002 at December 31, 2023. The increase in value, which is recognized as an expense in our income statement for the three months ended March 31, 2024, was $3,200.
Comparison of Year Ended December 31, 2023 compared to Year Ended December 31, 2022
The following tables set forth our results of operations for the periods indicated:
	Years Ended December 31,
	2023	2022	Increase (decrease)%
	(in thousands)	(in thousands)	(in thousands)
Revenue	$28,050	$26,629	$1,421	5%
Cost of revenues	6,486	6,701	(215)	(3)%
Gross profit	21,564	19,928	1,636	8%
Operating expenses:
Selling, servicing and marketing	8,278	12,333	(4,055)	(33)%
Technology and software development	8,011	11,353	(3,342)	(29)%
General and administrative	13,615	12,542	1,073	9%
Total operating expenses	29,904	36,228	(6,324)	(17)%
Loss from operations	(8,340)	(16,300)	7,960	(49)%
Interest income	24	18	6	33%
Interest expense	(2,247)	(949)	(1,298)	137%
Change in fair value of warrants	334	4,158	(3,824)	(92)%
Loss before income tax	(10,229)	(13,073)	2,844	(22)%
Income tax expense	4	3	1	nm
Net loss	$(10,233)	$(13,076)	$2,843	(22)%
nm - not meaningful
Revenues. Revenues increased by $1.4 million for the year ended December 31, 2023, a 5% increase compared with the year ended December 31, 2022. Our subscription revenue was $22.2 million for the year ended December 31, 2023 compared with $19.4 million in for the year ended December 31, 2022, representing 14% year over year growth. The excess use revenue declined by 28% year over year from $5.9 million for the year ended December 31, 2022 to $4.2 million for the year ended December 31, 2023, with this decrease being due to the weaker economy and the fact that some prior year excess use revenue has now converted into recurring subscription revenues due to clients upgrading their subscriptions. Our revenue from Brands clients decreased by 4% year over year and was $901,000 for the year ended December 31, 2023, as compared to $940,000 for the year ended December 31, 2022.
Gross Profit. Gross profit increased to $21.6 million for the year ended December 31, 2023 from $19.9 million for the year ended December 31, 2022, representing a 8% increase. The cost of revenue decreased by $0.2 million, representing a 3% reduction, for the year ended December 31, 2023. Our gross margin percentage increased by 2.1% compared with 2022 to 76.9% for the year ended December 31, 2023, due to an increasing proportion of messages being distributed via push notifications directly into mobile apps and by email, both of which have higher margin compared with distribution via text.

Operating Expenses. SpringBig while continuing to prioritize revenue growth has also focused on ensuring expenses are managed in an appropriate manner to ensure we are able to reduce operating losses and start generating operating profits in the near future, while ensuring we have the appropriate personnel, infrastructure and processes.
Our operating expenses decreased by $6.3 million, or 17%, for the year ended December 31, 2023 compared with the year ended December 31, 2022.
Selling, servicing and marketing expenses decreased by $4.1 million, or 33%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. The decrease in expenses is primarily due to lower compensation expense as a result of lower headcount.
Technology and software development expenses decreased by $3.3 million, or 29%, for year ended December 31, 2023, compared to the year ended December 31, 2022, with the decrease being attributable to lower expenses associated with the use of offshore contract developers and a reduction in compensation expense.
General and administrative expenses increased by $1.1 million, or 9%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase was attributable to the settlement of litigation (including legal costs) of $1.1 million and asset write-offs of $0.4 million. Excluding these items, general and administrative expenses decreased by $0.4 million, or 3% year-on-year.
Interest Income (Expense). Interest expense was $2.2 million for the year ended December 31, 2023 due to interest, including amortization of origination discounts and warrant value, on the 6% Convertible Notes issued in connection with the business combination consummated on June 14, 2022, and short-term cash advances. Interest expense was $0.9 million for the year ended December 31, 2022.
Change in fair value of warrants. The liability relating to warrants issued by SpringBig is included on the balance sheet at the value prevailing at the end of the accounting period and any change in value is reported in the income statement. As at December 31, 2023, the value of the public warrants, which are quoted for trading on the OTC Pink Market, was $0.0002 per warrant, as compared to $0.0211 per warrant at December 31, 2022. As of the business combination date on June 14, 2022, the fair value per warrant was $0.2810. The liability relating to the warrants is included on the balance sheet at the value prevailing at the end of the accounting period. During the year ended December 31, 2023, a $0.3 million gain related to the change in value of the warrants is reported in the income statement. During the year ended December 31, 2022, a $4.2 million gain related to the change in value of the warrants is reported in the income statement.
Liquidity & Capital Resources
We have incurred net losses since inception, and experienced negative cash flows from operations. Prior to the business combination, we financed our operations and capital expenditures primarily through the private sales of equity securities and revenue. The net losses since the business combination have been financed through the capital received because of the business combination, a public equity offering in May 2023, short-term cash advances as described below, and the issuance of $8.0 million Term Notes and Convertible Notes in January 2024. Our primary uses of cash in the short-term are to fund our operations as we continue to grow our business.
On May 31, 2023, SpringBig raised gross cash proceeds of approximately $3.0 million through a public equity offering and in addition $1.25 million of the outstanding principal of the 6% Senior Secured Convertible Note was converted into common shares. In aggregate, 14.0 million common shares were issued, of which, approximately 1.0 million related to conversion of a portion of the 6% Senior Secured Convertible Note to common shares on June 15, 2023. The cash proceeds from the public equity offering, after payment of transaction related fees, were $2.5 million and these funds were in part used to make further repayments of principal of the 6% Senior Secured Convertible Note and in part for general corporate purposes.
On July 25, 2023, the Company entered into an agreement (the “Cash Advance”) with Cedar Advance LLC (“Cedar”) to sell future receivables to Cedar in exchange for an advance of $1.0 million. On November 22, 2023, the Company extended the Cash Advance, receiving a further advance of $0.3 million. As of December 31, 2023, and March 31, 2024, the total outstanding amount payable to Cedar was $1.1 million and $0.6 million, respectively, payable in weekly installments of $30,000 until August 2024.
On October 16, 2023 the Company entered into an agreement (the “ACF Cash Advance”) with Agile Capital Funding, LLC (“ACF”) to sell future receivables to ACF in exchange for an advance of $750,000. On December 7, 2023, the Company extended the ACF Cash Advance, receiving a further advance of $0.5 million. As of

December 31, 2023, and March 31, 2024, the total outstanding amount payable to ACF was $1.7 million and $1.1 million, respectively, payable in weekly installments of $55,000 until July 2024.
On January 23, 2024, the Company raised $6.4 million through the issuance of 8% Convertible Notes and $1.6 million through the issuance of 12% Term Notes. The net cash proceeds, after transaction expenses, were $7.5 million.
The 8% Convertible Notes accrue interest which is added to the outstanding principal balance annually. The Notes are convertible into common stock at a conversion price of $0.15 per share at the holder’s option any time up to the day prior to maturity in January 2026. The 12% Term Notes, due in January 2026, accrue interest payable in cash semi-annually. The 8% Convertible Notes and 12% Term Notes rank pari passu and are secured by substantially all the assets of the Company.
On January 16, 2024, we entered into an agreement with the note holder to repurchase the entire outstanding principal of the 6% Senior Secured Notes and cancel the associated warrants. The outstanding principal and accrued interest was $5.2 million. SpringBig, using a portion of the proceeds from the 8% Convertible Notes, purchased the entire outstanding obligation from the note holder of the 6% Senior Secured Notes for $2.9 million.
Following these transactions in January 2024, the Company has a stronger and cleaner balance sheet.
	March 31, 2024	December 31, 2023
Cash and cash equivalents	$1,668	$331
Accounts receivable, net	3,211	2,948
Working capital	(1,362)	(9,106)
To the extent existing cash and cash from operations are not sufficient to fund future activities, we may need to raise additional funds. We may seek to raise additional funds through equity, equity-linked or debt financings. If we raise additional funds by incurring indebtedness, such indebtedness may have rights that are senior to holders of our equity securities and could contain covenants that restrict operations. Any additional equity financing may be dilutive to stockholders. Further, the 8% Convertible Notes and 12% Term Notes also contain a number of restrictive covenants that may impose significant restrictions on obtaining future financings, including restrictions on SpringBig’s ability to do any of each following while the 8% Convertible Notes and 12% Term Notes remain outstanding: (i) incurring additional indebtedness and guaranteeing indebtedness; (ii) incurring liens or allowing mortgages or other encumbrances; (iii) prepaying, redeeming, or repurchasing certain other debt; (iv) paying dividends or making other distributions or repurchasing or redeeming its capital stock; (v) selling assets or entering into or effecting certain other transactions (including a reorganization, consolidation, dissolution or similar transaction or selling, leasing, licensing, transferring or otherwise disposing of assets of the Company or its subsidiaries); (vi) issuing additional equity (outside of issuances under our equity compensation plan); and (vii) adopting certain amendments to our governing documents, among other restrictions. Accordingly, we may be limited in our ability to raise additional capital on acceptable terms or at all within such limitations. Such restrictions may be waived by consent of the noteholders.
Cash Flows
The following table summarizes our cash flows from operating, investing and financing activities for the three months ended March 31, 2024 and 2023 (in thousands):
	Three Months Ended March 31,
	2024	2023
Statement of Cash Flows Data:
Total cash (used in) provided by:
Operating activities	$(1,878)	$379
Investing activities	(59)	(12)
Financing activities	3,274	(1,344)
Increase (decrease) in cash and cash equivalents	$1,337	$(977)

The following table summarizes our cash flows from operating, investeing and financing activities for the years ended December 31, 2023 and 2022 (in thousands):
	Years Ended December 31,
	2023	2022
Statement of Cash Flows Data:
Total cash (used in) provided by:
Operating activities	$(3,976)	$(14,518)
Investing activities	(351)	(413)
Financing activities	1,112	16,250
Increase (decrease) in cash and cash equivalents	$(3,215)	$1,319
Operating Activities
Cash provided by operating activities consists primarily of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, non-cash stock compensation expenses, changes in the fair value of financial instruments and the effect of changes in working capital and other activities.
In the three months ended March 31, 2024, the net income was $0.4 million and the cash used in operating activities was $1.9 million. The difference of $2.3 million is due to the $1.6 million gain on the repurchase of the 6% Secured Convertible Note in January 2024, the cash benefit of which is reflected in financing activities, and a $1.3 million increase in working capital (primarily due to reduced payables) being partially offset by $0.6 million of non-cash items (including depreciation, amortization, stock-based compensation and change in the fair value of warrants).
In the three months ended March 31, 2023, the net loss was $2.3 million. The cash provided by operations was $0.4 million, benefiting from the receipt of $1.4 million relating to refundable employee retention payroll tax credits under the Coronavirus Aid, Relief and Economic Security Act (CARES Act), $1.0 million of non-cash items and a $0.3 million reduction in working capital. Due to the complex nature of the employee retention credit computations, we have deferred any benefit related to these credits until we have reasonable certainty, including, but not limited to, the completion of any potential audit or examination or the expiration of the related statute of limitations.
For the year ended December 31, 2023, the net loss was $10.2 million and the cash used in operating activities was $4.0 million. The difference of $6.2 million is due to $1.5 million of non-cash items ($0.8 million relating to stock compensation expense and $1.0 million relating to depreciation and amortization and $0.4 million relating to asset write-offs, offset by a $0.3 million gain on fair value of warrants), $1.7 million deferred payroll tax credit cash receipt, and a $2.6 million movement in working capital, primarily due to a $2.2 million increase in accounts payable and other liabilities.
For the year ended December 31, 2022, the net loss was $13.1 million and cash used in operating activities was $1.4 million higher at $14.5 million. This additional cash used was due to $2.4 million in non-cash items ($4.2 million change in the value of warrants offset by $1.8 million relating to stock compensation expense and depreciation and amortization) offset by a $1.0 million movement in working capital.
Investing Activities
SpringBig has low capital investment requirements, with our needs being comprised primarily of computer equipment and office furniture and related items. Cash used in investing activities was $59,000 for the three months ended March 31, 2024 and $12,000 for the three months ended March 31, 2023.
Cash used in investing activities was $0.4 million for the year ended December 31, 2023 and $0.4 million for the year ended December 31, 2022.
Financing Activities
During the three months ended March 31, 2024, the net cash provided by financing activities was $3.3 million. The proceeds of $7.5 million, net of expenses, from the issuance of the $1.6 million aggregate principal amount of 12% Secured Term Notes, due 2026, and $6.4 million aggregate principal amount of 8% Secured Convertible Notes, due 2026, were in part used to repay the 6% Senior Secured Convertible and associated warrants for cash consideration of $2.9 million. The short-term cash advances were repaid by $0.7 million, and we repaid a related party loan of $0.5 million.

During the three months ended March 31, 2023, the net cash used by financing activities of $1.3 million comprised $1.4 million repayment of the 6% Senior Secured Convertible Note partially offset by proceeds of $0.1 million from the exercise of employee stock options.
During the year ended December 31, 2023, the net cash provided by financing activities was $1.1 million, comprising $2.7 million from the issuance of common stock and exercise of employee stock options, $1.9 million from short-term cash advances, net of repayments, offset by $3.2 million used to repay the L1 Notes.
During the year ended December 31, 2022, the net cash provided by financing activities was $16.3 million, comprising $8.8 million from TCAC non-redeeming shareholders, $13.1 million from the issuance of new common stock pursuant to the PIPE financing and $10.0 million from the L1 Notes less merger related expenses of $14.8 million to provide net cash of $17.1 million associated with the closing of the business combination with Tuatara. Subsequent to the business combination $1.0 million of the L1 Notes has been repaid prior to December 31, 2022 and during the year ended December 31, 2022, $0.1 million was received due to the exercise of employee stock options.
Off-Balance Sheet Arrangements
At March 31, 2024 and December 31, 2023, there were no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to shareholders.
Critical Accounting Estimates
The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Certain accounting policies involve a “critical accounting estimate” because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. In addition, while we have used our best estimates based on facts and circumstances available to us at the time, different acceptable assumptions would yield different results. Changes in the accounting estimates are reasonably likely to occur from period to period, which may have a material impact on the presentation of our financial condition and results of operations. We review these estimates and assumptions periodically and reflect the effects of revisions in the period that they are determined to be necessary. We believe that the assumptions and estimates associated with income taxes, equity-based compensation (including issuance of common stock for services rendered), and allowance for credit losses have the greatest potential impact on our condensed consolidated financial statements. Therefore, we consider the policies related to these financial areas to be our critical accounting policies.
Income Taxes
We record current income taxes based on our estimates of current taxable income and provide for deferred income taxes to reflect estimated future income tax payments and receipts. We are subject to federal income taxes as well as state taxes. In addition, we are subject to taxes in the foreign jurisdictions where we operate.
The Company records a deferred tax asset or liability based on the difference between financial statement and tax basis of assets and liabilities as measured by the anticipated tax rates which will be in effect when these differences reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company adopted ASU 2016-17, Balance Sheet Classification of Deferred Taxes. The guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. As a result, each jurisdiction will only have one net noncurrent deferred tax asset or liability.
The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of December 31, 2023 and 2022, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements.

Stock-Based Compensation
ASC 718, Compensation — Stock Compensation, addresses accounting for share-based awards, including stock options, restricted stock, performance shares and warrant. Stock-based compensation for stock options to employees and non-employees is based upon the fair value of the award on the date of grant. We record forfeitures as they occur. The compensation cost is recognized over the requisite service period, which is generally the vesting period, and is included in general and administrative expenses in the condensed consolidated statements of operations.
The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expected life represents the term the options granted are expected to be outstanding. The expected volatility was determined using the historical volatility of similar publicly traded companies. The risk-free interest rate is based on the U.S. Treasury rate in effect at the time of grant.
Allowance for Credit Losses
The Company’s reserve methodology used to determine the appropriate level of the allowance for credit losses (“ACL”) is a critical accounting estimate. The ACL is maintained at a level believed to be appropriate to provide for the current credit losses expected to be incurred with respect to accounts receivable balances at the balance sheet date, including balances associated with known or anticipated problem customers.
Accounts receivable are charged off to the extent they are deemed to be uncollectible. Net charge-offs are included in historical data utilized for calculating the ACL. Management maintains a framework of controls over the estimation process for the ACL, including review of historical data and facts and circumstances related to specific customers, for compliance with GAAP. Management has a quarterly process to review the appropriateness of historical observation periods and loss assumptions. Management also maintains controls over the information systems, models and spreadsheets used in the quantitative components of the reserve estimate. This includes the quality and accuracy of historical data used to derive loss rates, the probability of default, loss given default, and the inputs to industry and macroeconomic forecasts.
Recent Accounting Pronouncements
In November 2023, the FASB issued ASU No. 2023-07 (Topic 280), Improvements to Reportable Segment Disclosures. The ASU primarily will require enhanced disclosures about significant segment expenses. Additionally, it requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and disclosures.
In December 2023, the FASB issued ASU No. 2023-09 (Topic 740), Improvements to Income Tax Disclosures. The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as an expansion of other income tax disclosures. The ASU is effective on a prospective basis for annual reporting periods beginning after December 15, 2024. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
Emerging Growth Company and Smaller Reporting Company Status
Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Section 107 of the JOBS Act provides that any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We have elected to use this extended transition period under the JOBS Act.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.
Quantitative and Qualitative Disclosures About Market Risk
We have operations within the United States and limited operations with customers located in Canada, and we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes, inflation and exchange rate charges. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.
Interest Rate Fluctuation Risk
We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.
The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash and cash equivalents have a relatively short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.
Inflation
We do not believe that inflation has had a material effect on our business, financial condition or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.
Exchange Rate Risk
We have operations in Toronto, Ontario, Canada and customers located in Canada. Given our reporting currency is US dollars, this results in exchange rate translation risk. The effect is minimized by matching our Canadian income and expense with our Canadian customers being invoiced in their local currency. The exchange rate risk to our financial statements is immaterial.

BUSINESS
Our Mission
We provide our clients with an easy-to-use loyalty, digital communications platform that drives their consumers to action. SpringBig empowers our clients to effectively communicate with, increase the loyalty of, and expand their consumer population through the provision of an integrated technology platform supported by robust analytics. Our goal is to become the leading SaaS software platform to cannabis retailers and brands, providing data-driven loyalty, marketing and consumer buying experience solutions throughout the U.S. and Canada, and ultimately expanding internationally and into other regulated markets.
Summary of Our Business
SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands. SpringBig believes that it is a market leader in its product categories for a number of factors including, among others, (i) the number of SpringBig customers and consumers enrolled on SpringBig’s platform (and the percentage of known licensed cannabis retailers enrolled in SpringBig’s product service); (ii) scale (SpringBig has operations and clients in all states that have legalized cannabis); (iii) the comprehensive services offered by SpringBig; (iv) the technology offered by SpringBig that, among other things, connects the three categories of participants in the cannabis ecosystem (customers, retailers, and brands) and provides effective communications and marketing to end-consumers; (v) SpringBig’s expertise in loyalty programs and marketing automation; (vi) the quality of SpringBig’s client services; and (vii) SpringBig’s ability to provide data analytics.
Since our inception in 2016, we have leveraged our deep expertise in loyalty marketing to develop solutions that address the key challenges faced by retailers and brands, including those in the cannabis industry. Stringent, complex, and rapidly evolving regulations have resulted in restricted access to traditional marketing channels for cannabis retailers and brands, preventing them from utilizing many traditional methods for effectively accessing and engaging with consumers. In addition, the lack of industry-specific data and market intelligence solutions limit cannabis retailers’ and brands’ ability to efficiently market their products, thereby hindering their growth. Our platform enables our clients to increase brand awareness, engage customers, improve retention, and access actionable consumer feedback data to improve marketing. Our clients can use our loyalty marketing, digital communications, and text/email/push marketing solutions to drive new customer acquisition, customer spend and retail foot traffic. Our proven business-to-business-to-customer (“B2B2C”) software platform creates powerful network effects between retailers and brands and provides an ability for both to connect directly with consumers. As retailers and brand scale, a virtuous cycle is created, ultimately expanding SpringBig’s reach, strengthening our value proposition. In addition, our platform enables clients to offer consumers a paid-for premium loyalty tier and facilitates the use of prepaid gift cards within the loyalty wallet as a method of payment.
We serve approximately 1,200 retail and brand clients across more than 2,600 distinct retail locations in North America. Our clients distribute more than 570 million messages annually, via text, push or email, and in the last year more than $7.9 billion of gross merchandise value (“GMV”) was accounted for by clients utilizing our platform. SpringBig has successfully grown its revenue at a rapid pace, from $5.7 million in 2019 to $28.1 million in 2023. We have an excellent track record of securing and retaining our clients with our value proposition.
We believe SpringBig is well positioned to continue to be a leading software platform for cannabis retailers and brands by providing data-driven loyalty and marketing solutions to enhance a frictionless consumer buying experience.
What SpringBig Does
We have developed and commercialized a comprehensive suite of Software-as-a-Service (“SaaS”) solutions for our retailer and brand clients (who we refer to as “clients” and their end-user customers as “customers” or “consumers”).
Through their subscriptions, our retail clients have access to in-depth campaign data, robust analytics, and actionable feedback and summaries to help inform their business decisions and maximize customer engagement and retention. When a client subscribes to our platform, we charge affordable initial set-up fees and the majority of our revenue is derived from a monthly recurring subscription fee. Typically, our subscription agreements extend for twelve months, and unless terminated in accordance with their terms, generally renew for subsequent and recurring twelve-month periods. Our client subscriptions cover access to our platform as well as messaging services.

Within the terms of a subscription, a client receives a pre-determined quantum of communication credits per month, and we invoice the client additional amounts if the pre-determined credit volume is exceeded in any month (though the subscription agreements do not stipulate the volume of messages the client must cause to be sent during a month). The fees for such excess use are set forth in the client’s subscription agreement. In some cases, a client has separate subscriptions relating to the use of the software platform and the communications and, in other cases, these are bundled into a single subscription.
The monthly subscription fee charged to SpringBig’s clients is set forth in such client’s subscription agreement and is based on the scope of the subscription, which is determined based on (1) the number of customers on a client’s database (e.g., use of the SpringBig platform) and/or (2) the pre-determined quantum of communication credits that such client may use per month. As noted above, if this pre-determined credit volume is exceeded in any month, SpringBig will invoice the client for such excess use by the client. Excess use revenue has historically accounted for up to 30% of revenue. We expect excess use revenue as a percentage of recurring subscription revenue to decrease as customers scale and progress to higher subscription tiers over their lifetime. SpringBig’s revenue is not based on the success or effectiveness of any marketing campaign communications.
Secondly, we also generate revenue by empowering brands with direct access to consumers via our brands platform. Our recently introduced brands platform allows brands to advertise and engage cannabis consumers, drive brand awareness, acquire VIP customers with high lifetime value, and access detailed reporting insights into essential campaign attribution metrics. Pricing for the brands platform is either structured on a bulk-pay basis or as a monthly subscription.
Thirdly, we also generate revenue when our clients utilize the paid-for premium loyalty tier in our platform through a revenue sharing arrangement with our client whereby SpringBig receives a proportion of the subscription paid by consumers; and generate revenue on prepaid gift cards, which is calculated as a proportion of the value of the gift card amount. This is a new revenue stream and to date has not generated a significant amount of revenue.
Industry Overview
We operate within the large and expanding cannabis retail market in the United States and Canada. Cannabis is one of the fastest emerging consumer end markets in the U.S, and it is expected to grow from $20 billion in 2020 to in excess of $40 billion by 2025, representing a compound annual growth in excess of 15%. Currently, 38 states plus the District of Columbia have legalized medical cannabis, and 24 states plus the District of Columbia have legalized adult-use cannabis. While there is generally a lag period between the time a market adopts legislation permitting either medical or adult cannabis use and significant revenue generation by SpringBig, states that have recently enacted legalization measures, such as New York and New Jersey, are expected to contribute significant additional sales growth to the market by 2025 when they are expected to be fully operational. Further momentum from the legislative and regulatory changes is expected to drive expansion of the total addressable market as more states continue to legalize cannabis for adult-use and medical use. We operate in all states that have legalized cannabis in some form (be it adult-use or medical), and we plan to be a first-mover in future new markets. Additional tailwinds such as a decrease in raw material costs, intensifying competition amongst cannabis retailers and brands, and increased marketing spends by clients are also expected to contribute to the expansion of our total addressable market as customer engagement and retention will become ever more critical for cannabis retailers and brands to succeed.
Current technology offerings to cannabis retailers and brands are rudimentary, and the technology landscape offers a highly fragmented environment with lots of competition within a pool of small players. We believe that SpringBig is the leading loyalty and marketing software platform of scale to the cannabis industry and that we are best positioned to capture the significant uptick expected in marketing spend. There are only a few cannabis-specific companies that provide products similar to our offering, and SpringBig currently does not face competition from traditional loyalty marketing providers due to legal restrictions for cannabis at the federal level; however, as described in “Key Challenges,” below, SpringBig believes it is well-positioned to provide differentiated value as the competitive landscape evolves.
Key Challenges
The stringent and evolving regulations, which vary state-by-state, restrict retailers’ and brands’ abilities to engage with customers, currently present significant challenges to their marketing efforts. In addition, these retailers and brands lack access to actionable data and analytics tools to market their products to customers efficiently.

Customer Engagement Needs
The cannabis industry is a highly fragmented and competitive industry where price and promotions are key drivers of sales. Further, traditional marketing channels restrict cannabis marketing, preventing businesses from marketing their products and reaching consumers. Google, Facebook, and other social media platforms serve as an outlet for businesses to market their products in most other industries, but they restrict cannabis companies from operating on their platforms. Some SMS providers also restrict licensed cannabis businesses from accessing networks, and these barriers currently make it challenging for cannabis retailers and brands to drive customer acquisition, retention, engagement, and loyalty. Furthermore, the continued penetration by cannabis focused e-commerce providers have increased competition and decreased customer loyalty for bricks and mortar cannabis retailers.
SpringBig has developed and commercialized a comprehensive suite of SaaS solutions to address the challenges that cannabis retailers and brands face in this industry. Further, while cannabis clients do not currently have access to certain traditional marketing channels, including social media platforms, we believe that our platform’s products and services, in particular our data and analytics capabilities, position us well to provide significant value to cannabis retailers and brands whenever these social media platforms become available, by enabling these businesses to determine the effective targeting and focus of their marketing solutions and loyalty programs.
As state-by-state legalization continues, we expect cannabis retailers and brands to look to expand and seek new ways to reach and engage customers efficiently.
Data and Analytics Needs
In our experience, many cannabis retailers and brands lack access to customer feedback data that is essential to reach customers and build relationships with them efficiently. Additionally, we have found that cannabis retailers and brands do not currently have the technological infrastructure and analytical tools necessary to process the data they collect from customers into actionable data for marketing purposes. Unlike most other industries, the cannabis sector requires market intelligence and data solutions that are tailored to the specific needs of individual retailers, brands and consumers considering the current restrictive and evolving regulatory and legal environment. The current federal regulatory status of cannabis poses barriers of entry for large communication and data solution providers, representing a significant unmet need.
How SpringBig Addresses These Challenges
Our solutions are designed to address the key challenges faced by cannabis retailers and brands. Today’s industry participants lack sufficient visibility into customer behavior and need a solution that bridges communication between consumers, retailers and brands. We believe our solutions foster valuable connections and interactions that improve clarity, trust and satisfaction between these stakeholders.
Although carrier-imposed restrictions limit the use of blatant cannabis content being sent directly via SMS, SpringBig has developed a proprietary solution, compliant with TCPA, FCC, and Canadian CRTC, that helps cannabis retailers and brands communicate directly with their consumers, offering a direct communication and engagement channel, using text, images and other forms of media.
We believe our platform empowers our clients to improve and analyze customer acquisition, retention, basket spend and retail foot traffic. Retailers and brands can use SpringBig’s platform to connect with consumers, thus driving improvements in customer engagement and retention and increasing brand exposure. Once customers are engaged, the SpringBig platform enables businesses to amplify consumer spend through differentiated marketing solutions which target the consumer directly in an industry where doing so has been challenging in the past. While brand loyalty in the cannabis market has historically proven challenging, our offerings effectively connect the consumer with brands and drive loyalty.
We provide retailers with the analytics infrastructure to make data actionable. Our data solutions are purpose-built for the cannabis industry and enable our clients to leverage data to more effectively market their products to consumers. Through our integrations with 27 point of sale (“POS”) providers, 4 major cannabis e-commerce providers and other data providers, our platform offers robust consumer purchasing and marketing feedback data to allow our customers to take direct marketing and promotional actions. These commercial relationships take varying forms, depending on the relationship, including licensing and referral arrangements.

Furthermore, our proprietary auto-connect module supports further automation of marketing campaigns based on data. We also offer marketing automation solutions that provide for consistency of customer communication, which retailers and brands can use to drive customer retention and retail foot traffic. Our platform offers functionality to help build brand loyalty through loyalty programs that offer various rewards and offers. Our reporting and analytics offerings deliver valuable insights that our clients utilize to better understand their customer base, purchasing habits and trends. Consumer actions become measurable, thus providing our clients with data that can be leveraged to make better informed business decisions and more targeted marketing campaigns.
In the cannabis industry, the retailer maintains the relationship with the consumer, and it is challenging in the current regulatory environment for brands to directly interact with those consumers. The SpringBig brands platform enables brands to directly interact with consumers in a manner that is otherwise not feasible, short of such brand independently compiling and maintaining a separate consumer database.
Through SMS marketing, emails, customer feedback system and loyalty programs, we believe our solutions are crucial in managing customer relationships in this emerging industry. In time, as legislation permits, our product offerings will likely be enhanced to incorporate other aspects of the customer experience, including further enhanced data analytics and, when legally permissible, online ordering and payments.
Our Retail Offering
We serve approximately 1,200 retailers in more than 2,600 distinct locations providing them with a comprehensive suite of tools needed to attract customers, market products, and analyze key data. We are entrenched with many of the leading multi-state operators which allows us to capture the “enterprise” customer base, while also being equally suited to the smaller cannabis retail operators.
The anticipated growth of the cannabis retail market presents an opportunity to reach additional retailers as cannabis becomes more widely used and states continue to legalize. The tools that we provide allow retailers to engage and better communicate with their consumers. Further, SpringBig offers retailers robust reporting and analytics tools, which help them understand product and sales trends, track consumer activity, and gain insights that can be leveraged to drive sales.
On the consumer side, we offer a suite of elegant consumer-facing products. The enrollment process is streamlined and designed to provide for compliance and clarity. Once enrolled, consumers can develop their profile, will receive appropriate messages and offers and access their retailer’s specific rewards wallet application, where multiple images, videos, and links can be added for the consumer to explore.
An important component of our platform is digital message marketing, which allows clients to send promotions to existing customers via text, email or push notifications directly into a mobile app. Our digital messaging platform offers a variety of features, including multiple customer segmentations, which automatically groups customers into segments based on their preferences and purchase behavior. Retailers also have access to the “autoconnects” feature, which allows them to easily leverage customer data and send messages directly to consumers based on certain actions and also includes functionality to help clients avoid missed opportunities to send text messages. We also provide an e-signature app, designed to accommodate a proper ‘double opt-in’ procedure, through both implied and expressed consent, to facilitate compliance with the TCPA, FCC, and Canadian CRTC. Finally, campaign performance analytics provide transparency on deliverability and message opening rates. We utilize proprietary technology to filter out fake phone numbers, burner phones, and landlines. In an environment where communication with cannabis consumers is constrained, text messaging is extremely effective in influencing purchase behavior, while also driving foot traffic and continuing to reach new customers and target markets.
Retailers compile highly-targeted marketing campaigns based on the consumer profiles and preferences and are provided with detailed campaign metrics that enable further refinement and enhanced targeting of future campaigns. The consumer application (wallet) itself can easily be customized with a distinct icon, name, layout, and color scheme, thus allowing for brand consistency and a higher-quality and frictionless customer experience. Here, customers can access and check their points, redeem rewards, and view upcoming offers. The wallet fully integrates with cannabis e-commerce providers, allowing customers to place orders directly from their wallet. The features and ease of use that comes with the SpringBig rewards wallet creates customer loyalty and establishes a relationship between the client and the consumer. Customer relationships are a crucial component in retail that has been restricted as a result of the complexities of the cannabis industry. Nonetheless, we have designed our platform to make this connection easy.

The SpringBig platform also provides support for consumer feedback with robust dashboards that track key survey performance indicators that allow clients to measure customer satisfaction. The “Feedback by SpringBig” offering allows businesses to survey customers post-purchase, track and analyze feedback, and then take action based on this information. From the initial online search to in-store purchase, clients possess the ability to track the entire customer experience. Comprehensive reports give clients the tools to better understand customer trends, and allows the retailer to analyze specific operational, product, and promotional opportunities. By identifying key trends, our users are able to improve customer loyalty and increase retention.
SpringBig offers retailers powerful insight dashboards that provide comprehensive data that can be used to make informed business decisions. Our platform also allows retailers to create marketing campaigns, ensuring that consumers receive all relevant promotions. Once a campaign launches, retailers are able to analyze in-depth data in order to measure campaign success. ERP-level customer data management and analysis also allow retailers to organize their sales funnel and provide a personalized, targeted approach to marketing campaigns.
Our platform integrates with many of the leading POS systems in the cannabis industry, which allows retailers to simplify workstreams by automatically collecting a plethora of data on consumers. Integrating our marketing automation software with the retailer’s POS system makes for more efficient management of customer relationships and facilitates using specific POS data in design and implementation of marketing campaigns. With integrations, in real-time retailers can review performance results and the return on investment (“ROI”) for each marketing campaign. Additionally, the SpringBig clients are also able to ascertain which cannabis brands and products perform the best, thus allowing retailers to customize meaningful messaging and offers for their customer base.
Our Brand Marketing Platform
Our brand marketing platform offers a leading direct-to-consumer marketing automation platform in the cannabis industry. The data-rich direct-to-consumer marketing engine allows brands to target and measure the complete transaction cycle from initial engagement through point of sale.
We provide cannabis brands with the opportunity to provide content that, in turn, our retail clients can utilize in their targeted consumer marketing campaigns. This provides the brand with differentiated access to the consumer and that can be effectively leveraged through the brand and retailer cooperating in a promotional campaign on our platform.
Brands aim to materially increase their brand awareness, expand retail partnerships and acquire and retain new customers. The SpringBig brands platform provides brand clients with access to detailed reports that offer valuable insights into essential campaign attribution metrics. There are approximately 6,700 existing cannabis brands in the U.S., and this early-stage initiative represents a significant future growth opportunity for us. Our marketing database with over 35 million consumers is a highly-differentiated SpringBig asset that powers cannabis brands in driving brand recognition and promoting awareness.
Our Platform and Data Assets
We have created a distinct B2B2C platform supported by a wealth of data assets to effectively monetize our large and growing base of cannabis consumers. Currently, the cannabis industry falls significantly short of market intelligence and data solutions that would typically be found in other industries: retailers lack analytics infrastructure to make data actionable for marketing, and lack of feedback data poses challenges for brands to reach and establish relationships with consumers directly. Our leading messaging, loyalty, and customer experience platform recognizes powerful network effects among brands, retailers, and cannabis consumers to enable our clients to make better business decisions. We retain retailers as paying SaaS subscription customers, who then acquire consumers. Brands target retailers that successfully acquire loyal consumers, which drives increased retailer interest and recurring revenue.
The SpringBig platform is also supported by large data assets created by our fully integrated cannabis technology ecosystem. We partner with industry leading data analytics, e-commerce, and POS providers to monetize our base of over 35 million consumers and generate revenue for our clients.
We intend to continue to invest in our platform to enhance its functionality and the value of our data assets so that both we and our clients can continue to grow. We anticipate building on our existing platform infrastructure so that we are well positioned to benefit from the further emergence of the burgeoning cannabis and cannabis-tech markets.

Certain Regulatory Considerations and How We Adapt to Changing Regulatory Landscape
SpringBig helps drive regulatory compliance. We pride ourselves on being ahead of the curve when it comes to changes to regulations to both SMS and to the overall cannabis landscape.
The TCPA prohibits autodialed text messages, unless made with the prior express, written consent of the receiving party, to any telephone number assigned to a cell phone. Additionally, mobile carriers act as gatekeepers between businesses and consumers. The Cellular Telecommunications Industry Association (“CTIA”), a trade organization for mobile carriers (including SpringBig’s messaging distributors), periodically issues industry best practice guidance which currently includes prohibiting messaging content that contains or promotes sex, hate, alcohol, firearms, or tobacco (referred to as “SHAFT”), and interpretation of this guidance includes cannabis within the tobacco category. SpringBig’s platform (including, in particular, its text message marketing) is designed to ensure compliance with TCPA, SHAFT guidelines, and other applicable CTIA guidance; SpringBig proactively monitors and, as necessary, adapts its platform and services to comply with these guidelines and standards. Further, as part of its proactive monitoring of mobile carriers’ guidelines, SpringBig endeavors to maintain close relationships with our messaging distributors, and as such, have been made well aware of any carrier-implemented restrictions that may impact the way cannabis retailers and brands communicate with their consumers via SMS. These relationships have allowed us to continue servicing our customers in a rapidly changing environment, with no disruption of service or restrictions from sending messages from major carriers.
SpringBig’s customers can utilize the platform consent interface or other means to obtain the consumer’s consent that is required to receive messages, and, as an integral part of its services, SpringBig creates templates for its retail customers that are in compliance with SHAFT guidelines to use in promotional messaging. The approved templates do not explicitly discuss or promote cannabis, but rather provide general information about the retailer, the consumer’s reward status and can also incorporate a link that directs opted-in consumers to additional promotional material created by the retailer customers.
As a third-party provider of a software platform, state cannabis regulatory marketing rules generally do not apply to SpringBig. SpringBig’s retail customers are responsible for ensuring that their marketing materials comply with state law.
Additionally, SpringBig has instituted policies and procedures to verify the licensing status of our clients (which are utilized in on-boarding both retail and brand clients in addition to other client diligence) and to conduct periodic screening to confirm the continued licensing status of our clients. Further, SpringBig is constantly monitoring proposed and pending legislative changes on the state and federal level. We have an emerging markets-focused sales team that is designed to ensure SpringBig is developing relationships with retailers, brands, and partners in emerging markets, so when the legalization status changes, those retailers, brands and potential partners already have a deep partnership formed with SpringBig. One of the primary ways we do this is through our “Greenhouse” program. This program allows licensed retailers who have not yet opened their doors to build their potential consumer list, design their loyalty program, and meet our extensive partnership network to help inform their tech stack decisions as they move towards being fully operational. We have found that this program has helped us make headway in the emerging cannabis markets and sets up the foundation for a strong partnership in the future.
Our Competitive Strengths
We believe that we are a leading provider of customer loyalty and marketing automation solutions to cannabis retailers and brands, and our key competitive strengths are the following:
We are a leading direct-to-consumer marketing and customer loyalty platform in the cannabis industry. We are the largest loyalty & marketing automation provider in the cannabis space with over 35 million consumers enrolled in our platform, and approximately 1,200 retailer and brand customers with more than 2,600 distinct retail locations. We started serving the cannabis market in 2016 and were a pioneer in providing SMS marketing solutions to cannabis retailers. As we expanded our customer base, platform and solutions, we now serve approximately one-third of all retail locations in the United States. We partner with many of the leading multi-state-operators (“MSOs”). We believe that our differentiated suite of solutions and deep understanding of customer needs will enable us to expand our leadership position as we grow into existing and new markets and expand our offering.

We have a diverse geographic footprint, with operations in all states that have legalized cannabis in some form. We believe that our broader geographic footprint, scope of operations, and established position in the industry all support our efforts to be a first mover in future new markets and also may make it more difficult, time-intensive and costly for competitors to replicate.
We provide critical value to our customers. Loyalty and messaging are critical for cannabis retailers and brands to directly engage, connect, and retain their customer base. Our suite of solutions is designed to enable our customers to engage with their consumers in an efficient way, sustainably driving customer retention, acquisition, spend and foot-traffic. On average, our clients are able to recover the cost of their monthly subscription for the SpringBig platform within a couple of days of utilizing our offerings each month. In addition, we have successfully integrated with 27 of the industry’s leading POS systems, which enables us to collect and analyze consumer data and feedback, providing our clients with actionable insights for marketing purposes, and we have also completed our initial POS system integration outside of the cannabis industry.
In addition to the value provided through our platform, we believe that the quality of our client service and our responsiveness to clients provides us with a competitive advantage. Management believes that our established presence in the industry and personal one-on-one service philosophy enhances our ability to compete favorably in attracting and retaining clients.
We have a deep expertise of marketing regulation in the cannabis industry and the challenges faced by our clients. We entered the cannabis market in 2016 and have leveraged our management’s expertise in loyalty programs and marketing automation from other sectors to solve the challenges faced by cannabis retailers and brands to engage with their customers and increase retention. We have designed specific campaign and communication solutions that comply with cannabis regulation and are rapidly implementable by our clients as they expand in the high growth and highly competitive cannabis industry. We are highly differentiated from our competitors in several ways. We have integrations with 27 POS providers in the cannabis market, and these integrations allow our clients to offer their consumers a seamless experience for points redemption and loyalty program enrollment. Additionally, we have invested, and continue to invest significantly in ensuring we have a robust, scalable business, with a particular emphasis on client success and engineering. While SpringBig does not obtain customers on behalf of our clients, our client success organization services each client from contract signing throughout their life with SpringBig, providing onboarding services, and on-going education and support. This team is also responsible for guiding our clients through the ever-changing regulatory environment. Our engineering team, primarily based in the U.S., is constantly working to enhance the platform with the addition of new features and functionality at a regular cadence to ensure we remain significantly ahead of our competitors in this regard.
We are the highly regarded platform of choice to consolidate the highly fragmented cannabis technology ecosystem. As a leading provider of customer loyalty and marketing automation solutions to cannabis retailer and brands, we are well positioned to be a consolidator of a highly fragmented technology ecosystem. Our growth strategy is informed by our clients’ needs, and we have meaningful visibility into such needs as a result of the wealth of data our platform provides. We plan to create significant value by leveraging consumer purchasing and feedback data across multiple new vertical software offerings across loyalty, data analytics, and, when legally permissible, online ordering and payments.
We assembled a highly experienced senior management team to execute on our strategy. Our Chief Executive Officer and Founder, Jeffrey Harris, has over 35 years of deep industry experience and has successfully founded loyalty marketing businesses in the past. Our Chief Financial Officer, Paul Sykes, has over 20 years of experience as CFO of high-growth SaaS businesses in a public company environment.
Our Growth Strategies
Our goal is to become the leading SaaS software platform to cannabis retailers and brands, providing data-driven loyalty, marketing and consumer buying experience solutions throughout the U.S. and Canada and to expand into other regulated markets. In order to achieve our goal, we plan to implement the following organic and M&A growth strategies along with expanding in keeping with the changing regulatory landscape in the U.S.
As of today, we service approximately 1,200 retailer and brand clients with more than 2,600 retail locations, which is comprised of many of the largest multi-state cannabis companies and a significant number of single-state operators. Our excellent reputation in the cannabis market and comprehensive solutions offering provide us with the opportunity to expand our footprint and grow these accounts via up-selling and cross-selling. We grow alongside our clients via a “flywheel” effect as we benefit from the growth of their businesses and expansion of their customer base, which is, in turn, enabled by their use of our platform. We have a track record of using our comprehensive product offerings and results-driven proposition to grow our relationships with clients and drive revenue.
We also plan to grow our business by expanding accounts with existing clients that may not have initially leveraged our platform for all of their locations. Our clients realize significant returns on investment and increased customer engagement, which has historically driven the success of our land and expand strategy. In addition, we expect to further our penetration with existing clients as they enter new markets, as our platform will touch more end-customers and gather more actionable data.
Further Penetrate Existing Markets
We plan to leverage and expand our existing sales force and marketing strategy to acquire additional cannabis retailers and brands as new clients. We have a successful track record of consistently adding new clients. As existing markets in legalized states expand and cannabis becomes more widely used, we believe our existing presence positions us to continue to gain market share. We believe that the continued growth of the cannabis market and evolution of regulation, both in terms of legalizing recreational and medical use cannabis (as described below) as well as regarding communications and advertisements, will drive further adoption of our platform.
New Medical and Recreational Markets
As an increasing number of states in the U.S. legalize medical cannabis use or transition from medical to recreational cannabis use, a significant growth opportunity presents itself as the number of retailers, the consumer base and total spend all increase. We have historically been responsive as a first-mover into new medical and adult-use markets as they become legal, which gives us a significant competitive advantage to grow as state by state legalization evolves. We believe our deep understanding of the space coupled with our experienced sales force will enable us to quickly enter and execute in new markets and capture new business, which we can sustain via our exceptional product offerings. SpringBig entered the Canadian market in February 2021 through acquiring a Canadian business and we now provide full-servicing of our Canadian clients through our Toronto office.
New Features and Functionality
We intend to continue investing in and develop our technology capabilities to offer our clients more advanced and comprehensive solutions. This will help enable us to extend our platform beyond our core offering which presents significant upsell opportunities. The introduction during 2023 of a paid-for premium loyalty tier is an example of such opportunities.
Monetization of GMV
Approximately $8 billion of GMV is currently processed by the retailers that are on our platform. Through our entrenched position with retailers delivering mission critical messaging and loyalty solutions, we believe we are well-positioned to monetize a portion of GMV through payments and reward points. We plan to capture a portion of this spend through the SpringBig rewards wallet solution that our current clients utilize to manage their rewards program and have recently introduced a gift card payment option. Additionally, with over 35 million consumers and 27 POS integrations, we have access to a wealth of data that drive our proprietary insights. While these integrations assist in our ability to offer feedback to our customers, these commercial relationships do not represent a material amount of SpringBig’s revenues, constitute a material amount of shared revenue, or constitute a material distribution source for SpringBig. However, we believe there is a path to monetize this data and create new revenue opportunities.
Brands
We expect brand revenue to drive a significant part of our growth going forward, and we are focused on capturing a portion of the over 6,700 brands that are in the cannabis space today. We rolled out the SpringBig brands offering in 2020, which has allowed us to grow spend across our client base. As the cannabis industry matures, we believe the continued proliferation of branded products will meaningfully drive their sales and marketing spend to the cannabis industry, with a trajectory that will surpass that of retailers in the future. As brands grow in scale and become nationally recognizable, we are well positioned to capture a significant share of the communication, engagement and loyalty dollars spent by brands and therefore Brands clients will start to represent a more significant proportion of SpringBig’s total revenue.

M&A
As a leading provider of customer loyalty and marketing automation solutions to cannabis retailer and brands, we have differentiated insights into the critical needs of the cannabis industry. Our M&A strategy is informed by our client feedback, and we have identified the following needs that guide our M&A strategic focus:
•	Cannabis retailers and brands lack actionable data and need better insight and recommendation technology.
•	Purpose-built marketing technology and targeting is necessary to improve consumer acquisition and retention.
•	The cannabis industry lacks robust fintech solutions, including processing of payments and consumer credit.
The cannabis technology space is highly fragmented, and we believe that we are well positioned to be a leading consolidator. We intend to explore M&A opportunities in adjacencies that address our client’s critical needs, and enable us to expand our product and service offerings, expand our geographic reach, increase our scale and realize material revenue and cost synergies.
Sales
Our sales team is primarily based out of our Boca Raton, Florida headquarters with additional team members in our Canadian office in Toronto, Ontario and client services support staff at both these locations and in Seattle, Washington to assist new and existing clients. As of December 31, 2023, of the 83 people we employed, 38 individuals focused exclusively on selling and client service. Our sales force is well versed in our offerings, including consumer facing, retailer platform, and brand platform products.
As we continue to scale, we expect to continue to recognize significant efficiencies with our sales effort. Currently, our primary focus revolves around converting inbound leads, as cannabis retailers and brands look to join our platform upon beginning their operations. We also utilize state cannabis regulators’ lists of licensees to internally generate client leads.
Marketing
Similar to our sales efforts, we expect to continue to achieve marketing efficiency as we scale our business. We believe our platform’s scale and strong customer loyalty market themselves, however we still intend to implement a variety of marketing efforts to attract additional retailers and brands not yet on our platform. Marketing efforts include multiple strategies designed to attract and retain both retail and brands subscribers.
Technology
We invested significantly to create a fully integrated technology stack that connects the three categories of participants in the cannabis ecosystem, namely the customers, retailers, and brands. By partnering with other industry leaders through various data analytics, e-commerce and POS platforms, we help to enhance engagement, analytics, and create a truly omni-channel experience for our clients and their customers.
Our suite of SaaS-based solutions provides cutting-edge technologies, and we continue to be the database of record for over a thousand cannabis businesses, with customer profiles being created first through our loyalty platform, and through integration of our platform with POS systems, where we can collect crucial data points through POS transactions.
Revenue Concentration
We have a diversified client base of approximately 1,200 clients with more than 2,600 retail locations. No single client accounted for more than 14% of revenue for the year ended December 31, 2023, and 11% of revenue for the year ended December 31, 2022. Our top 10 clients accounted for 34% and 27% of total revenue over the same periods. In addition, our revenue is well-diversified across the U.S. and Canada. No single state or province generated more than 15% our revenue for the years ended December 31, 2023 and December 31, 2022.
Research & Development
We conduct concerted product development efforts focused on implementing new, value-add features to our platform, as well as developing new solutions that increase functionality, data-driven actionable insights and enhance ease of use throughout the customer journey. We expect our research and development expenses to remain consistent as a percentage of total revenue with increased growth continuing to support product enhancements.
Seasonality
We have not experienced a significant impact on our results due to seasonality. However, our clients may experience seasonality in their businesses that, in turn, can impact the revenue generated from them. Our business may become more seasonal in the future and historical patterns in our business may not be a reliable indicator of future performance.
Competition
Our direct competitors for various elements of our offerings and services include businesses both within and outside of the cannabis industry that are specifically focused on marketing and customer engagement, commerce and POS solutions or SaaS software, as well as companies focused on technology solutions focused on the cannabis industry.
We believe that the principal competitive factors in our market include: the scale of our operations in all states that have legalized cannabis in some form and the ability to be a first mover in future new markets, the ability to offer comprehensive services across customer relationship management (“CRM”) and marketing software, the ability to support client promotions and the building of loyalty with end-consumers and increase retention, the ability to collect and analyze consumer data and feedback (and providing clients with actionable insights for marketing purposes), and effective communications and marketing to end-customers. We believe we compete favorably based on these factors.
For additional information about the risks to our business related to competition, see the section captioned “Risk Factors—Risks Related to SpringBig’s Business and Industry—We currently face intense competition in marketing and advertising services available to our clients, and we expect competition to further intensify as the cannabis industry continues to evolve.”
Intellectual Property
Our intellectual property and proprietary rights are valuable assets that are important to our business. In our efforts to safeguard our copyrights, trade secrets, trademarks and other intellectual property rights worldwide, we rely on a combination of federal, state, common law and international rights in the jurisdictions in which we operate.
We have an ongoing trademark and service mark registration program pursuant to which we register our brand names in the United States. As of December 31, 2023, we have been issued trademark registrations in the United States, covering among other marks, “SpringBig.”
We also rely on non-disclosure agreements, invention assignment agreements, intellectual property assignment agreements, or license agreements with employees, independent contractors, consumers, software providers and other third parties, which protect and limit access to and use of our proprietary intellectual property.
Though we rely, in part, upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees, as well as the functionality and frequent enhancements to our platform are larger contributors to our success in the marketplace.
Circumstances outside our control could pose a threat to our intellectual property rights. For more information, see the section entitled “Risk Factors—Risks Related to SpringBig’s Intellectual Property.”
Employees and Human Capital Resources
As of December 31, 2023, we had 83 full-time employees, including employees focused on engineering, client success, corporate development, brands, digital message and general and administrative and professional services. We also engage independent contractors to supplement our permanent workforce. 73 employees are located in the United States and 10 employees are located in Canada.
We believe that being able to attract and retain top talent is both a strategic advantage for SpringBig and necessary to realize our objectives for our business. We consider our relations with our employees to be good. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages.

Corporate Information
We were originally formed on January 24, 2020 under the name “Tuatara Capital Acquisition Corporation,” as a blank check company incorporated as a Cayman Islands exempted company, incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 13, 2022, in anticipation of the consummation of the previously announced business combination among Tuatara, Merger Sub and Legacy SpringBig, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and it then changed its name to SpringBig Holdings, Inc.
Our principal executive office is located at 621 NW 53rd Street, Suite 500, Boca Raton, Florida 33487. Our telephone number is (800) 772-9172. Our website address is www.springbig.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the names, ages and positions (as of May 31, 2024) of our directors and executive officers:
Name	Age	Position
Executive Officers
Jeffrey Harris	60	Chief Executive Officer and Director
Paul Sykes	58	Chief Financial Officer
Non-Employee Directors
Shawn Dym	43	Director
Matt Sacks	33	Director
Sergey Sherman	54	Director
Mark Silver	64	Director
Executive Officers
Jeffrey Harris. Jeff Harris is the Chief Executive Officer and Chairman of the Board of Directors of SpringBig. Mr. Harris has been the CEO of Legacy SpringBig since founding the company and became CEO of SpringBig in connection with the closing of the merger. Prior to founding SpringBig, Mr. Harris also founded InteQ (formally SHC Direct LLC) in 1997, a leading customer relationship marketing company offering specialized expertise in the planning, implementation and ongoing execution of strategic loyalty programs.
Mr. Harris is qualified to serve on the Board of Directors of SpringBig based on his substantial business, leadership and management experience as SpringBig’s Chief Executive Officer as well as his significant experience in the industry.
Paul Sykes. Paul Sykes is the Chief Financial Officer of SpringBig. Mr. Sykes has been the CFO of Legacy SpringBig since April 2021 and became CFO of SpringBig in connection with the closing of the merger. Prior to joining SpringBig, Mr. Sykes was Chief Financial Officer of dmg information, the U.S. based business information group of London stock exchange listed DMGT plc, from 1997 to 2017; and from 2018 through 2020 was CFO and COO of Nordis Technologies. Particularly from his tenure at dmg information, Mr. Sykes has substantial experience of executing acquisition transactions and operating in a public environment. Mr. Sykes started his career with KPMG in the United Kingdom.
Board of Directors
Jeffrey Harris. Jeff Harris also serves as a member and Chairman of the Board of Directors of SpringBig.
Shawn Dym has served as a member of the Board of Directors of SpringBig since January 2024. Mr. Dym has served since December 2022 as Chairman of Decibel Cannabis Company, a leading Canadian cannabis company which is listed on the TSX Venture Exchange, and a member of its audit committee. Mr. Dym is an early investor and strategic thought leader in the North American cannabis industry and co-founded and serves as an advisor on the board of Green Acre Capital, Canada’s largest cannabis private investment fund. As an early investor in Aphria, he served on their board from October 2017 to November 2019. He oversees investments for Shalcor Management, Inc., working with Optus Capital Corporation, a family office.
We believe Mr. Dym’s experience in the cannabis industry and his service on various boards makes him well qualified to serve on SpringBig’s Board of Directors.
Matt Sacks, age 32, has served as a member of the Board of Directors of SpringBig since January 2024. Mr. Sacks brings extensive experience of investing in technology businesses from his role as Co-Managing Partner of Lightbank, which he has served since 2020, and previously as a Principal at New Enterprise Associates. Since 2018, Mr. Sacks has served as Executive Chairman of Luminary Media, a podcasting company he founded. From 2018 to 2020, Mr. Sacks served as Chief Executive Officer of Luminary Media. In addition, Mr. Sacks has served on the board of directors of Sparkplug Corporation since December 2022. He started his career as a member of the Technology, Media and Telecom investment banking team at Goldman Sachs.

We believe Mr. Sacks’s experience in the technology industry makes him well qualified to serve on SpringBig’s Board of Directors.
Sergey Sherman. Sergey Sherman has served as a member of the Board of Directors of SpringBig since the closing of the merger on June 14, 2022. He has served as Tuatara’s Chief Financial Officer since its inception until June 2022 and brings over 20 years of professional experience across investment banking and finance with expertise in private equity, mergers and acquisitions, leveraged finance and credit. Mr. Sherman joined Tuatara Capital in 2019 and as Managing Director — Investments is responsible for all aspects of the investment process including origination, transaction structuring, due diligence, financing and portfolio management. Prior to Tuatara Capital, Mr. Sherman was a Managing Director at Société Générale’s investment banking group in the U.S. and was previously in the financial sponsors groups at RBC Capital Markets and J.P. Morgan. Prior to investment banking, he was an executive in the business development/mergers and acquisitions group at GE Capital. Mr. Sherman started his career as a nuclear submarine officer in the U.S. Navy. Mr. Sherman has a B.S. in Electrical Engineering from Carnegie Mellon University and holds an MBA from The George Washington University.
We believe Mr. Sherman’s experience in transaction execution, investment banking and the investing in the cannabis sector makes him well qualified to serve on SpringBig’s Board of Directors.
Mark Silver has served as a member of the Board of Directors of SpringBig since May 2024. Mr. Silver is President of Optus Capital Corporation, where he has directed substantial investments in various real estate ventures spanning residential, commercial, and industrial properties throughout his extensive 36-year career. Notably, Mr. Silver established Optus Capital Corporation 23 years ago to manage these investments. Prior to his current role, he held the position of founding partner and Chief Executive Officer at Universal Energy, a company that was successfully acquired by Just Energy Group Inc. in 2009. Additionally, Mr. Silver co-founded Direct Energy Marketing, achieving remarkable growth with revenues exceeding $1.3 billion, culminating in its acquisition by Centrica PLC (British Gas) in 2000. Currently, he holds the positions of Chairman and Chief Executive Officer at Eddy Smart Home Solutions Ltd. He has also served as President of Shalcor Management, Inc. since 2011.
We believe Mr. Silver’s experience and his service on various boards makes him well qualified to serve on SpringBig’s Board of Directors.
Family Relationships
There are no family relationships between the members of our Board of Directors and our executive officers.
Board of Directors
Our business and affairs are managed under the direction of our Board of Directors, which has five seats. Our Board of Directors currently consists of five members, with Jeffrey Harris serving as Chair. Pursuant to the Nomination Agreement, the Investors have the right to appoint or nominate for election to our Board of Directors an aggregate of three individuals, to serve as directors of the Company, with two individuals designated as Class I directors of the Board and one individual designated as a Class II director of the Board. The Nomination Agreement provides that on the Closing Date one of the Class I director nominees will be Matt Sacks, who is a Co-Managing Partner of Lightbank, and the Class II director nominee will be Shawn Dym, who is the Managing Director of Shalcor, and that the Investors will have the right to jointly designate one additional Class I director nominee to the Board on a date after the Closing Date. After the Closing Date, the Investors jointly designated Mark Silver as the additional Class I director nominee, and on May 10. 2024, the Board appointed Mark Silver as a Class I director.
Our bylaws provide for a classified Board of Directors divided into three classes serving staggered three-year terms as follows:
•	Class I, which consists of Matt Sacks and Mark Silver, whose terms will expire at SpringBig’s 2026 annual meeting of the stockholders;
•	Class II, which consists of Shawn Dym, whose term will expire at SpringBig’s 2024 annual meeting of stockholders; and
•	Class III, which consists of Jeffrey Harris and Sergey Sherman, whose terms will expire at SpringBig’s 2025 annual meeting.
At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. Our Certificate of Incorporation provides that the Board of Directors shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the Board.
Director Independence
The Board of Directors of SpringBig has determined that each of the directors on the Board of Directors of SpringBig other than Mr. Harris will qualify as independent directors, and the Board of Directors of SpringBig consists of a majority of “independent directors,” as defined under the rules of the SEC rules relating to director independence requirements.
Board Committees
The Board of Directors of SpringBig maintains an audit committee. The Board of Directors of SpringBig has adopted a charter for this committee. Copies of the charters for such committee are available on the investor relations portion of SpringBig’s website.
Audit Committee
SpringBig’s audit committee consists of Shawn Dym and Sergey Sherman. Shawn Dym serves as chair of the audit committee. The Board of Directors has determined that each of the members of the audit committee satisfies the independence and other requirements under the Exchange Act.
In arriving at this determination, the Board of Directors of SpringBig examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
The Board of Directors of SpringBig has determined that the chair of the audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the Board of Directors of SpringBig considered Mr. Dym’s formal education and previous experience in financial roles. Both SpringBig’s independent registered public accounting firm and management periodically meet privately with SpringBig’s audit committee.
The functions of this committee include, among other things:
•	approve the hiring, discharging and compensation of SpringBig’s independent auditors;
•	oversee the work of SpringBig’s independent auditors;
•	approve engagements of the independent auditors to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent auditors;
•	review SpringBig’s financial statements and review SpringBig’s critical accounting policies and estimates;
•	review the adequacy and effectiveness of SpringBig’s internal controls; and
•	review and discuss with management and the independent auditors the results of SpringBig’s annual audit, SpringBig’s quarterly financial statements and SpringBig’s publicly filed reports.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
Our Board of Directors has adopted a Code of Ethics and Business Conduct (the “Code of Conduct”) that is applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.springbig.com. The nominating and corporate governance committee of our Board of Directors is responsible for overseeing the Code of Conduct and the Board of Directors must approve any waivers of the Code of Conduct for executive officers and directors.
Director Compensation
See “Executive and Director Compensation” for information regarding compensation paid to our directors.

EXECUTIVE AND DIRECTOR COMPENSATION
Unless the context otherwise requires, all references in this “Executive and Director Compensation” section to “we,” “us,” “our,” “SpringBig,” or the “Company” refer to SpringBig, Inc. prior to the consummation of the business combination.
This discussion may contain forward-looking statements that are based on SpringBig’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion. All equity amounts in this section are shown on a pre-business combination basis.
SpringBig’s named executive officers, including its principal executive officer and the next two most highly compensated executive officers, as of December 31, 2023, unless otherwise specified, were:
•	Jeffrey Harris, SpringBig’s Chief Executive Officer;
•	Paul Sykes, SpringBig’s Chief Financial Officer; and
•	Navin Anand, SpringBig’s Former Chief Technology Officer.
Table
The following table provides information regarding the compensation earned by or paid to SpringBig’s named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeffrey Harris Chief Executive Officer	2023	$450,000	$—	$254,800	$—	$—	$—	$704,800
	2022	$371,731	$609,375	$—	$—	$—	$—	$981,106
Paul Sykes Chief Financial Officer	2023	$350,000	$—	$105,350	$—	$—	$—	$455,350
	2022	$324,615	$425,000	$88,650	$—	$—	$—	$838,265
Navin Anand Former Chief Technology Officer(1)	2023	$235,577	$—	$29,400	$—	$—	$—	$264,977
	2022	$228,116	$60,000	$88,650	$—	$—	$—	$376,766
(1)	Mr. Anand’s employment as Chief Technology Officer ceased effective December 8, 2023.
(2)
The amount reported in this column for Mr. Harris consists of (i) $300,000 paid in connection with the closing of the business combination and (ii) $309,375 in aggregate grant date fair value of restricted stock granted in connection with the performance of the Company during 2022 pursuant to the Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Mr. Harris. The aggregate number of shares underlying such restricted stock award was 300,000. The amount reported in this column for Mr. Sykes consists of (i) $250,000 paid in connection with the closing of the business combination and (ii) $175,000 paid in connection with the performance of the Company during 2022 pursuant to the Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Mr. Sykes.

(3)
Amounts represent the aggregate grant date fair value of restricted stock granted to our named executive officers computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock units (“RSUs”) reported in this column are set forth in Note 16 — Stock Based Compensation to our consolidated financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the named executive officer.

Narrative Disclosure to Summary Compensation Table
For 2022, the compensation programs for SpringBig’s named executive officers consisted of base salary, cash bonuses and incentive compensation delivered in the form of RSU awards. For 2023, the compensation programs for SpringBig’s named executive officers consisted of base salary and incentive compensation delivered in the form of RSU awards.
Base Salary
Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance.

Cash Bonus
Prior to the business combination, SpringBig did not maintain formal arrangement with its named executive officers providing for annual cash bonus awards. See “Executive Employment Agreements,” below, for a description of the terms of the employment agreements with Messrs. Harris and Sykes that became effective as of the business combination.
Equity-Based Incentive Awards
SpringBig’s equity award program is the primary vehicle for offering long-term incentives to its executives. SpringBig believes that equity awards provide its executives with a strong link to long-term performance, create an ownership culture and help to align the interests of SpringBig’s executives and members. To date, SpringBig has used stock options and RSUs for this purpose. SpringBig believes that its equity awards are an important retention tool for its executive officers, as well as for its other employees. SpringBig awards equity awards broadly to its employees, including to its non-executive employees.
Prior to the business combination, all of the equity awards SpringBig has granted were made pursuant to the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) (the “SpringBig Plan”). The terms of the SpringBig Plan are described under the section titled “—Employee Benefit Plans” below. Following the business combination, all of the equity awards SpringBig has granted were made pursuant to the Plan. The terms of the SpringBig Plan are described under the section titled “—Employee Benefit Plans” below.
Benefits and Perquisites
SpringBig provides benefits to its named executive officers on the same basis as provided to all of its employees, including medical, vision and dental insurance; life insurance; short and long-term disability insurance; and a 401(k) plan. SpringBig does not maintain any executive-specific benefit or executive perquisite programs.
Retirement Plans
SpringBig maintains a tax-qualified retirement plan that provides its employees, including its named executive officers, who satisfy certain eligibility requirements with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of a new quarter after six (6) months of employment with SpringBig. Under the 401(k) plan, SpringBig may make discretionary matching contributions.
Executive Employment Arrangements
In connection with entering into the merger agreement, SpringBig entered into employment agreements with each of Messrs. Harris and Sykes, which became effective upon the closing of the business combination. The employment agreements with Messrs. Harris and Sykes provide for an annual base salary of $450,000 and $350,000 respectively, subject to increase from time to time, and an annual target bonus opportunity of up to 137.50% and 100% of base salary, respectively. Each of Messrs. Harris and Sykes will continue to be eligible to participate in any executive benefit plans in effect from time to time. In the event of the termination of Mr. Harris’s or Mr. Sykes’s employment without cause or for good reason within 18 months following a change in control, he will be entitled to severance equal to the sum of his base salary (paid in a lump sum within 60 days of the termination) and target annual cash incentive; continued health benefits for 12 months; and accelerated vesting of outstanding time-based equity awards, with performance awards vested based on target performance. In the event of a termination without cause or for good reason not in connection with a change in control, he will be entitled to severance equal to the sum of his base salary and target annual cash incentive; continued health benefits for 12 months; and accelerated vesting of outstanding time-based equity awards, with performance awards vested based on target performance. Severance benefits will be subject to Messrs. Harris’s and Sykes’s execution of a release of claims and compliance with restrictive covenants, including a non-solicitation and non-disparagement covenant.
The agreements described in this section are filed as Exhibits 10.7 and 10.8 to the registration of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.

Outstanding Equity Awards at December 31, 2023
The following table presents estimated information regarding outstanding equity awards held by SpringBig’s named executive officers as of December 31, 2023.
				Option Awards
	Grant Date	Vesting Commencement Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Jeffrey Harris	3/17/2019	3/17/2021	(1)	191,254		$0.52	3/17/2029
	12/2/2020	12/2/2021	(1)	74,111		$1.26	12/2/2030
Paul Sykes	6/21/2021	4/7/2021	(2)	111,167		$1.26	6/21/2031
Navin Anand(3)	6/21/2021	4/12/2021	(2)	101,903		$1.26	6/21/2031
(1)	Represents an option vesting fully as of the closing of the business combination on June 14, 2022.
(2)
Represents an option vesting with respect to (a) 35% of the shares subject to the option on December 31, 2021, (b) 15% of the shares subject to the option as of the closing of the business combination and (c) 50% of the shares subject to the option ratably over 24 months following the business combination.

(3)	Mr. Anand’s employment as Chief Technology Officer ceased effective December 8, 2023.
			Stock Awards
	Grant Date		Number of shares or units of stock that have not (#) vested	Market value of shares or units of stock that have not ($) vested(1)
Jeffrey Harris	6/28/2023	(2)	820,000	122,180
Paul Sykes	7/7/2022	(2)	30,000	4,470
Paul Sykes	6/28/2023	(2)	215,000	32,035
Navin Anand(3)	7/7/2022	(2)	30,000	4,470
Navin Anand(3)	6/28/2023	(2)	60,000	8,940
(1)	The amounts in this column are determined by multiplying (i) the number of RSUs shown in the previous column by (ii) $0.149 (the closing price of the Company’s common stock on December 31, 2023).
(2)	Restricted stock units vest one-third per year beginning on the first anniversary of the date of grant.
(3)	Mr. Anand’s employment as Chief Technology Officer ceased effective December 8, 2023.
Employee Benefit Plans
SpringBig, Inc. 2017 Equity Incentive Plan
Prior to the closing of the merger, SpringBig maintained the SpringBig Plan, which was originally established effective December 1, 2017. The SpringBig Plan was subsequently amended on January 30, 2018 and November 30, 2018 and the amended and restated SpringBig Plan was approved by the Board of Directors of SpringBig on April 10, 2019. The SpringBig Plan permits the grant of incentive stock options, non-qualified stock options, restricted stock awards, and restricted stock unit awards to SpringBig and its affiliates’ employees, consultants and directors. SpringBig will not grant any additional awards under the SpringBig Plan following the business combination; see “SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan,” below for a discussion of the equity incentive plan that was adopted in connection with the closing of the business combination.
Authorized Shares. 7,495,594 shares of common stock of SpringBig were authorized under the SpringBig Plan. Awards granted under the SpringBig Plan that are canceled, forfeited or expired prior to exercise or realization will become available for future grant while the SpringBig Plan remains in effect. As of October 7, 2021, 2,317 shares of common stock of SpringBig were available for issuance under the SpringBig Plan.
Plan Administration. The 2018 Plan is administered by SpringBig’s Board of Directors or a committee of one or more members of the Board of Directors appointed by the board to administer the SpringBig Plan. Subject to the provisions of the SpringBig Plan, the administrator has the power to determine the terms of each award, such as the form of awards and vesting schedule of awards. The administrator is authorized to interpret the SpringBig Plan, prescribe the terms and conditions of the awards granted thereunder, and make all other determinations necessary or advisable for administering the SpringBig Plan.
Plan Awards. Awards to be granted under the SpringBig Plan may be subject to various restrictions, including restrictions on transferability and forfeiture provisions, as determined by the administrator and consistent with the SpringBig Plan terms. Subject to the terms of the SpringBig Plan, the administrator will determine the number of awards granted and other terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. Awards that have not vested are subject to SpringBig’s right of repurchase or forfeiture. The economic and other rights associated with awards granted under the SpringBig Plan are governed by the SpringBig certificate of incorporation, as may be amended and in effect from time to time.
Non-Transferability of Awards. The awards are subject to certain transferability restrictions and requirements.
Certain Adjustments. The outstanding awards may be subject to adjustment, substitution, exchange or, to the extent then unvested, cancellation by SpringBig’s Board of Directors so as to proportionately reflect any unit splits, reverse splits, dividends or distributions, recapitalizations, reclassifications, or other relevant changes in SpringBig’s capitalization or corporate structure.
Amendment, Termination. SpringBig’s Board of Directors has the authority to amend, suspend or terminate all or any part of the SpringBig Plan in its sole discretion. Awards outstanding following the business combination will be assumed by SpringBig.
SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan
At the special meeting of stockholders of Tuatara held on June 9, 2022, the stockholders of Tuatara adopted and approved the Plan.
The purpose of the Plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards thereunder.
Summary of the Incentive Plan
This section summarizes certain principal features of the incentive plan. The summary is qualified in its entirety by reference to the complete text of the incentive plan.
Eligibility. SpringBig’s employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards under the incentive plan.
Award Types. The incentive plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants.
Share Reserve. The number of shares of common stock initially reserved for issuance under the incentive plan is 1,525,175 (the amount of shares of common stock equal to 5% of the sum of (i) the number of shares of our common stock outstanding as of the consummation of the business combination and (ii) the number of shares of our common stock underlying stock options issued under the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) that were outstanding as of the consummation of the transactions contemplated by the merger agreement). Shares subject to stock awards granted under the incentive plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the incentive plan. At our Annual Meeting of Stockholders held on June 13, 2023, our stockholders approved an amendment to the Incentive Plan, which among other things, added an automatic annual increase in the number of shares authorized for issuance of up to 5% of the number of shares of our common stock issued and outstanding on December 31 of the immediately preceding calendar year, beginning with the fiscal year ending December 31, 2023; provided that the annual increase with respect to the fiscal year ending December 31, 2023, which is 1,332,986 shares of common stock, took effect on the first business day following the date of stockholder approval of the Amended Plan proposal, which was June 14, 2023. We may seek shareholder approval to increase this amount from time to time.

Plan Administration. The board of directors of SpringBig, or a duly authorized committee thereof, will have the authority to administer the incentive plan. The board of directors of SpringBig may also delegate to one or more officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards. Subject to the terms of the incentive plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the incentive plan. The plan administrator has the power to modify outstanding awards under the incentive plan. Subject to the terms of the incentive plan, the plan administrator also has the authority to reprice any outstanding option or stock award, cancel and re-grant any outstanding option or stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the incentive plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the incentive plan, and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code). Options granted under the incentive plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the incentive plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship ceases for any reason other than cause, the optionholder may generally exercise any vested options for a period of three (3) months following the cessation of service, bur only within three (3) months following such termination, unless another period of time is provided in the applicable award agreement or other agreement, subject to the limitations in the incentive plan. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or SpringBig’s insider trading policy. Options generally terminate immediately upon the termination of an optionholder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of common stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all stock plans maintained by SpringBig may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of SpringBig’s total combined voting power or that of any of SpringBig’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.
Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, SpringBig may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under his or her restricted stock award that have not vested as of the date the participant terminates service.
Restricted Stock Unit Awards. Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the incentive plan, and in a manner consistent with the provisions of Sections 409A). A stock appreciation right granted under the incentive plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.
Performance Awards. The incentive plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of common stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by SpringBig achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under SpringBig’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.
Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid by SpringBig to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by SpringBig to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board of directors of SpringBig during such annual period, $1,000,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.
Changes to Capital Structure. In the event there is a specified type of change in SpringBig’s capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made to (i) the class(es) and maximum number of shares of common stock subject to the incentive plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.
Corporate Transactions. The following applies to stock awards under the incentive plan in the event of a corporate transaction, as defined in the incentive plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with SpringBig or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the incentive plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by SpringBig with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate for no consideration if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by SpringBig with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate for no consideration if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by SpringBig with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.
Change in Control. In the event of a change in control, as defined under the incentive plan, awards granted under the incentive plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.
Plan Amendment or Termination. The board of directors of SpringBig has the authority to amend, suspend, or terminate the incentive plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the board of directors of Tuatara adopts the incentive plan.
Incentive Plan Benefits. Grants of awards under the incentive plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by participants under the incentive plan.
SpringBig Executive Officer and Director Compensation Following the Merger
Executive Officer Compensation
Following the closing of the merger, employment agreements with Jeffrey Harris, CEO of SpringBig Holdings, Inc. (referred to in this section as “New SpringBig”), and Paul Sykes, CFO of New SpringBig, became effective. Pursuant to his employment agreement, Mr. Harris will receive an annual salary of $450,000, will be eligible for a target cash incentive opportunity of up to 137.50% of his annual base salary, and will be eligible to receive equity incentive awards under New SpringBig’s long-term incentive plan as in effect from time to time. If Mr. Harris’s employment is terminated by the Company without Cause (as defined in the employment agreement), other than as a result of his death or disability or by Mr. Harris for Good Reason (as defined in the employment agreement), Mr. Harris will be entitled to receive: (i) any annual salary then in effect, earned but unpaid as of the termination date (“Earned Salary”), and subject to the Company’s receipt from Mr. Harris of a release of any claims against the Company, (A) if the termination is in connection with a “change in control” (as defined in the employment agreement), an amount equal to the sum of (I) his annual salary and (II) his target annual cash incentive, plus accelerated and continued vesting of certain equity awards; or (B) if the termination is not in connection with a change in control, an amount equal to the sum of (I) his annual salary and (II) a prorated portion of his annual cash incentive, plus accelerated and continued vesting of certain equity awards which are then-outstanding and unvested. If Mr. Harris’s employment is terminated by the Company with Cause, by Mr. Harris for any reason at any time, as a result of Mr. Harris’s death, or for any reason other than by the Company without Cause, Mr. Harris will receive only the Earned Salary.
Pursuant to his employment agreement, Mr. Sykes will receive an annual salary of $350,000, will be eligible for a target cash incentive opportunity of up to 100% of his annual base salary, and will be eligible to receive equity incentive awards under New SpringBig’s long-term incentive plan as in effect from time to time. If Mr. Sykes’s employment is terminated by the Company without Cause (as defined in the employment agreement), other than as a result of his death or disability or by Mr. Sykes for Good Reason (as defined in the employment agreement), Mr. Sykes will be entitled to receive: (i) any Earned Salary, and subject to the Company’s receipt from Mr. Sykes of a release of any claims against the Company, (A) if the termination is in connection with a “change in control” (as defined in the employment agreement), an amount equal to the sum of (I) his annual salary and (II) his target annual cash incentive, plus accelerated and continued vesting of certain equity awards; or (B) if the termination is not in connection with a change in control, an amount equal to the sum of (I) his annual salary and (II) a prorated portion of his annual cash incentive, plus accelerated and continued vesting of certain equity awards which are then-outstanding and unvested. If Mr. Sykes’s employment is terminated by the Company with Cause, by Mr. Sykes for any reason at any time, as a result of Mr. Sykes’s death, or for any reason other than by the Company without Cause, Mr. Sykes will receive only the Earned Salary.
In addition, the Legacy SpringBig board of directors awarded each of Mr. Harris and Mr. Sykes a one-time cash bonus in the amount of $300,000 and $250,000, respectively, which was awarded as of the Closing.
Director Compensation
The Company does not expect to compensate any members of the Board of Directors for the fiscal year ending December 31, 2024 or thereafter. The following tables set forth information regarding the compensation earned by or paid to non-employee directors for service on our Board during the fiscal year ended December 31, 2023. Mr. Harris did not receive any additional compensation for his service as director.
Name	Fees Earned or Paid in Cash(1)	Restricted Stock Awards(2)(3)	Total
Steven Bernstein(4)	$22,000	$12,250	$34,250
Patricia Glassford(5)	$23,000	$12,250	$35,250
Amanda Lannert(6)	$21,875	$12,250	$34,125
Phil Schwarz(7)	$21,000	$12,250	$33,250
Sergey Sherman(8)	$20,250	$12,250	$32,500
Jon Trauben(9)	$19,625	$12,250	$31,875
(1)	Includes annual fees paid to all directors for their service on the Board.
(2)
Amounts reported represent the aggregate grant date fair value of RSUs granted to such non-executive director during 2023 under the 2022 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 16 — Stock Based Compensation to our consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the director.

(3)	For each non-employee director who received restricted stock awards, the aggregate number of shares underlying such stock award was 25,000.
(4)	Steven Bernstein resigned from the Board on August 31, 2023.
(5)	Patricia Glassford resigned from the Board on August 31, 2023.
(6)	Amanda Lennert resigned from the Board on August 30, 2023.
(7)	Phil Schwarz resigned from the Board on January 23, 2024.
(8)
All cash compensation received by Mr. Sherman has been paid to Tuatara Capital, L.P., where he serves as Managing Director — Investments. All restricted stock awarded to Mr. Sherman as compensation for his service on the Board is held for the benefit of Tuatara Capital, L.P., and Mr. Sherman has no voting or investment power over such stock.

(9)	All cash compensation received by Mr. Trauben has been paid to Altitude Investment Management, where he serves as Partner. Mr. Trauben resigned from the Board on January 23, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2021, to which SpringBig has been a party in which the amount involved exceeded $120,000 and in which any of SpringBig’s executive officers, directors, managers, promoters, beneficial holders of more than 5% of SpringBig’s membership interests, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section captioned “Executive Compensation.”
Certain Employment Relationships
Certain immediate family members of Jeffrey Harris, SpringBig’s chief executive officer and a member of SpringBig’s Board of Directors, provide services to SpringBig as full-time employees for compensation. Natalie Harris is employed as Vice President, Marketing of SpringBig. Ms. Harris, who is the daughter-in-law of Mr. Harris, earned $160,781 in compensation in 2021 and $308,800 in compensation in 2022, consisting of a salary of $230,000 and restricted stock awards of $78,800 and $282,015 compensation in 2023, consisting of a salary of $234,615 and restricted stock awards of $47,400. Sam Harris is employed as Vice President, Product Development of SpringBig. Mr. Sam Harris, who is the son of Mr. Jeffrey Harris, earned $232,692 in compensation in 2021 and $343,800 in compensation in 2022, consisting of a salary of $265,000 and restricted stock awards of $78,800 and $323,698 compensation in 2023, consisting of a salary of $276,298 and restricted stock awards of $47,400. For a description of equity awards granted to SpringBig’s named executive officers, see “Executive and Director Compensation—Executive Compensation.”
The restricted stock award amounts reported in the prior paragraph represent the aggregate grant date fair value of RSUs granted to such person during 2022 and 2023 under the 2022 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in the prior paragraph are set forth in Note 16 — Stock Based Compensation to our consolidated financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by Ms. Harris or Mr. Sam Harris.
Certain Other Enterprises
SpringBig has previously engaged InteQ to provide certain employee support and sharing, software development work and information technology services. InteQ employed certain personnel who provided services solely to SpringBig. In exchange, SpringBig reimbursed InteQ at cost for such employees. SpringBig’s Chief Executive Officer, Jeffrey Harris, founded InteQ and beneficially holds a controlling equity interest in such company. There is no ongoing formal, written agreement between SpringBig and InteQ. As part of Mr. Harris’s employment agreement with SpringBig, Mr. Harris has agreed to customary provisions regarding the devotion of his business time and energy to SpringBig, confidentiality and non-compete obligations, and Board approval of related party transactions (including any new arrangements or business with InteQ).
SpringBig paid InteQ a total of approximately $2,000, $13,000, $153,000 and $408,000 for the three months ended March 31, 2024, and the years ended December 31, 2023, 2022 and 2021, respectively. These amounts are included in technology and software development expenses of the Company. At March 31, 2024, and December 31, 2023, 2022 and 2021, the Company had recorded $2,000, $2,000, 3,000 and $4,000, respectively, in accounts payable related to InteQ.
Other Transactions
SpringBig has entered into employment and other agreements with certain of its executive officers. For a description of agreements with SpringBig’s named executive officers, see the section captioned “Executive and Director Compensation—Executive Employment Arrangements” and “—Outstanding Equity Awards at December 31, 2023.”
During the month ended September 30, 2023, SpringBig’s CEO, Jeffrey Harris, loaned the Company $125,000 for use in operations. The balance outstanding is included in accrued expenses and other current liabilities on the balance sheet. During the month ended October 31, 2023, the Company repaid Mr. Harris in full with $2,000 of interest calculated at a rate of 20% per annum.

On January 23, 2024 (the “Notes Closing Date”), the Company entered into a note purchase agreement (the “Purchase Agreement”) to sell up to (i) a total of $6.4 million of the Convertible Notes and (ii) a total of $1.6 million of the Term Notes in a private placement with the purchasers party thereto (the “Purchasers”), which included the following Company executive officers and directors that purchased on the same terms as all other Purchasers:
Name	Convertible Notes Purchased ($)	Term Notes Purchased ($)	Total ($)
Jeffrey Harris, Chief Executive Officer and Chairman	320,000	80,000	400,000
Paul Sykes, Chief Financial Officer	25,000	6,250	31,250
Jon Trauben, Director(1)	15,000	3,750	18,750
(1)	Mr. Trauben resigned from the Board effective at 12 noon ET on the Notes Closing Date.
For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity& Capital Resources.”
In addition, on the Notes Closing Date, the Company entered into the Convertible Notes Registration Rights Agreement, pursuant to which the Company granted the Purchasers certain registration rights in which the Company agreed to prepare and file a registration statement (the “Convertible Notes Resale Registration Statement”) with the Commission covering the resale of all of the shares of the Company’s common stock underlying the Convertible Notes. The registration statement of which this prospectus forms a part constitutes such Convertible Notes Resale Registration Statement.
In addition, in connection with the closing of the Convertible Notes and the Term Notes, the Company entered into a Director Nomination Agreement (the “Nomination Agreement”) on the Notes Closing Date with Shalcor Management, Inc., an Alberta corporation (“Shalcor”), and Lightbank II, L.P., a Delaware limited partnership (“Lightbank”) and, together with Shalcor, the “Investors”), each of which is a Purchaser. Shalcor and Lightbank purchased $2,800,000 and $2,400,000 of Convertible Notes, respectively, and $700,000 and $600,000 of Term Notes, respectively. Pursuant to the Nomination Agreement, the Investors have the right to appoint or nominate for election to the Board, as applicable, an aggregate of three individuals, to serve as directors of the Company, with two individuals designated as Class I directors of the Board and one individual designated as a Class II director of the Board. The Nomination Agreement provides that on the Notes Closing Date one of the Class I director nominees will be Matt Sacks, who is a Co-Managing Partner of Lightbank, and the Class II director nominee will be Shawn Dym, who is the Managing Director of Shalcor, and that the Investors will have the right to jointly designate one additional Class I director nominee to the Board on a date after the Notes Closing Date. After the Notes Closing Date, the Investors jointly designated Mark Silver as the additional Class I director nominee, and on May 10, 2024, the Board appointed Mark Silver as a Class I director.
The foregoing is a summary of certain terms and provisions of the Purchase Agreement, the Convertible Notes, the Term Notes, the Convertible Notes Registration Rights Agreement and the Nomination Agreement and is not complete and is subject to, and qualified in its entirety by the provisions of, such documents, copies of which are filed as Exhibits 10.18, 4.5, 4.6, 10.19 and 10.20 to the registration statement of which this prospectus forms a part, respectively.

Post-Business Combination Arrangements
In connection with the business combination, certain agreements were executed. The agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•
Voting and Support Agreements. In connection with the signing of the merger agreement, on November 8, 2021, Tuatara, Legacy SpringBig and certain stockholders and optionholders of Legacy SpringBig and Tuatara entered into voting and support agreements, pursuant to which such Legacy SpringBig stockholders agreed to vote all of their shares in Legacy SpringBig in favor of the merger agreement and related transactions and to take certain other actions in support of the merger agreement and related transactions. The Legacy SpringBig voting and support members also each agreed, with certain exceptions, to a lock-up for a period of 180 days after the closing with respect to any securities of the Company that they receive as merger consideration under the merger agreement.

•
Subscription Agreements. Certain investors entered in subscription agreements pursuant to which Tuatara agreed to issue and sell to the subscription investors, in the aggregate, $13,100,000 of common stock of Tuatara at a purchase price of $10.00 per share. The closing of the PIPE Subscription Financing occurred immediately prior to the closing of the merger. Certain of the subscription investors that were existing stockholders of Legacy SpringBig entered into convertible notes with Legacy SpringBig for an aggregate principal sum of $7,000,000 (the “convertible notes”), which was funded on or around February 25, 2022. Those notes matured at the closing of the business combination and the holders received the shares they subscribed for under the subscription agreement, as well as interest payments in the form of 31,356 shares of the Company.

•
Amended and Restated Registration Rights Agreement. In connection with the consummation of the merger agreement and the business combination, on June 14, 2022, SpringBig and certain holders entered in an amended and restated registration rights agreement, pursuant to which such holders are able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three (3) such demand registrations for our sponsor and four (4) such demand registrations for the other investors thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25 million but in excess of $10 million in any 12-month period.

•
Sponsor Escrow Agreement. The Sponsor, Tuatara and certain independent members of the pre-business combination board of directors entered into an escrow agreement (“Sponsor Escrow Agreement”) at the closing of the business combination pursuant to which the Sponsor and certain members of the pre-business combination board of directors deposited an aggregate of 1,000,000 shares of the Company’s Common Stock (“Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares will either be released to the Sponsor if the closing price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the closing date. The Sponsor Earnout Shares will be terminated and canceled by the Company if such condition is not met at any time after the closing date and by the fifth anniversary of the closing date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Common Shares as of May 14, 2024 by:
•	each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Shares;
•	each of the Company’s named executive officers and directors; and
•	all executive officers and directors of the Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The ownership percentages set forth in the table below are based on 45,594,864 Common Shares issued and outstanding as of May 14, 2024 and unless otherwise noted below, do not take into account the issuance of any Common Shares issuable (i) upon exercise of warrants or (ii) underlying vested incentive equity awards, where the number of shares underlying such awards is not determinable until the actual payment date of such awards. For information on the ownership of incentive equity awards by our named executive officers, please refer to “Executive and Director Compensation—Outstanding Equity Awards at Fiscal Year End.” However, shares that a person has the right to acquire within 60 days of June 20, 2024 are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, we believe the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Shares.
Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by such person. Except as otherwise noted below, the address for persons or entities listed in the table is c/o SpringBig Holdings, Inc., 621 NW 53rd Street, Ste. 500, Boca Raton, FL 33487.
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders
Medici Holdings V, Inc.	4,743,120	10.9
Tuatara Capital Fund II, L.P.(1)	4,470,000	10.3

Executive Officer and Directors of the Company
Jeffrey Harris(2)	8,094,090	17.4
Paul Sykes(3)	687,016	1.6
Shawn Dym	—	*
Matt Sacks	—	*
Sergey Sherman	—	*
Mark Silver	—	*
All directors and named executive officers of SpringBig as a group (5 individuals):	8,781,106	19.1
*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)
Includes 3,870,000 shares of common stock held by the Sponsor and 600,000 shares of common stock held by Tuatara Capital Fund II, L.P. Tuatara Capital Fund II, L.P. (“Fund II”) is the sole member of TCAC Sponsor, LLC. Accordingly, shares of common stock held by TCAC Sponsor, LLC may be attributed to Fund II. Fund II is controlled by a board of managers comprised of three individuals - Albert Foreman, Mark Zittman and Marc Riiska. Any action by our sponsor with respect to our company or the founders’ shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers of Fund II. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Fund II’s managers, none of the managers is deemed to be a beneficial owner of our sponsor’s securities, even those in which he holds a pecuniary interest. Accordingly, none of the managers is deemed to have or share beneficial ownership of the founders’ shares held by the Sponsor.

(2)
Includes (i) the shares of common stock held by Medici Holdings V, Inc., an estate planning vehicle through which Mr. Harris shares ownership with family members of Mr. Harris and for which Mr. Harris may be deemed to have investment discretion and voting power, (ii) 265,365 shares of Common Stock underlying fully vested stock options that are exercisable for shares of common stock within 60 days and (iii) 2,133,333 shares of Common Stock issuable upon conversion of the Convertible Notes.

(3)	Includes 166,666 shares of Common Stock issuable upon conversion of the Convertible Notes.

SELLING STOCKHOLDERS
The Selling Securityholders acquired the private placement warrants and shares of our Common Stock from us in private offerings pursuant to exemptions from registration under the Securities Act in connection with a private placement concurrent with Tuatara’s initial public offering and in connection with the business combination, or otherwise acquired shares of Common Stock in connection with the business combination that are subject to restrictions on resale or otherwise provided with registration rights. Pursuant to the amended and restated registration rights agreement and the subscription agreements, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the private placement warrants (and the shares of Common Stock that may be issued upon exercise of the private placement warrants) and (ii) the shares of our Common Stock issued to the Selling Securityholders.
The Selling Securityholders may use the shelf registration statement to sell (A) up to 21,590,291 shares of Common Stock consisting of (i) 1,310,000 shares of Common Stock purchased by the PIPE Investors at a purchase price of $10.00 per share, plus 31,356 shares paid to certain PIPE Investors at a value of $10.00 per share pursuant to the convertible notes with certain PIPE Investors (collectively, the “PIPE shares”), (ii) 4,000,000 shares of Common Stock (the “Founder Shares”) originally issued in a private placement to TCAC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and certain affiliates for an initial aggregate purchase price of $25,000, or $0.00625 per share, in a private placement in connection with the IPO of Tuatara, and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination as merger consideration at an acquiror share value of $10.00 per share, for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuable upon the exercise of the warrants described above, (C) 6,000,000 private placement warrants, which were purchased by the Sponsor at a price of $1.00 per warrant, or $6,000,000 in the aggregate, (D) up to 1,700,000 shares of Common Stock as YB Shares, (E) up to 436,260 shares of Common Stock as Service Shares and (F) up to 42,666,665 shares of Common Stock reserved for issuance upon the conversion of the Convertible Notes, from time to time, through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock and/or warrants being offered and the terms of the offering. The Selling Securityholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Common Stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s Common Stock.
On June 20, 2024, the last reported sale price of our Common Stock on the OTCQX® Best Market was $0.145 per share and the last reported sale price of our public warrants on OTC Pink Sheets was $0.01. Even with a trading price for our Common Stock significantly below $10.00, the offering price for the units offered in Tuatara’s IPO, certain of the selling securityholders, including the Sponsor, may still have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. Based on the closing price of our common stock of $0.145 as of June 20, 2024, the Sponsor and other holders of the Founder Shares (assuming all shares are fully vested) would experience a potential profit of up to approximately $0.135 per share, or up to approximately $0.5 million in the aggregate. Public holders of our shares of Common Stock may not experience a similar rate of return on their shares as a result of these variations in share prices.
We will not receive any proceeds from the sale of shares of our Common Stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The exercise price of our public warrants and private placement warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock, which is currently below the $11.50 exercise price. If the trading price for our common stock is less than $11.50 per share, we believe holders of our public warrants and private placement warrants will be unlikely to exercise their warrants.
Except as set forth in the footnotes below, the following table sets forth certain information as of May 14, 2024 regarding the beneficial ownership of our Common Stock and warrants by the Selling Securityholders and the shares of Common Stock and warrants being offered by the Selling Securityholders (“Registrable Securities”). The

applicable percentage ownership of Common Stock is based on 45,594,864 shares of our Common Stock outstanding as of May 14, 2024 and do not take into account the issuance of any shares of Common Stock upon the exercise of 16,000,000 warrants to purchase an aggregate of 16,000,000 shares of Common Stock. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.
Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock or private placement warrants, as applicable. See “Plan of Distribution.”
The following table does not include up to 10,000,000 shares of Common Stock issuable upon exercise of the public warrants, originally issued in the IPO of Tuatara at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock of Tuatara and one-half of one public warrant by holders thereof.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.
Unless otherwise noted, the business address of each of those listed in the table is c/o SpringBig Holdings, Inc., 621 NW 53rd Street, Suite 500, Boca Raton, Florida 33487.
	Securities Beneficially Owned Prior to this Offering		Securities to be Registered in this Offering(1)		Securities to be Beneficially Owned After this Offering
Name of Selling Securityholder	Common Stock(2)	Warrants(3)	Common Stock(2)	Warrants(3)	Common Stock(2)%		Warrants(3)%
Tuatara Capital Fund II, L.P.(4)	4,470,000	6,000,000	4,470,000	6,000,000	—	—	—	—
Michael Finkelman	40,000	—	15,000	—	—	—	—	—
Key Investment Partners Fund I LP(5)	344,885	—	135,926	—	—	—	—	—
KP Capital LLC	779,404	—	779,404	—	—	—	—	—
Jeffrey Harris(5)	8,094,090	—	8,094,090	—	—	—	—	—
Medici Holdings V, Inc.	4,743,120	—	4,743,120	—	—	—	—	—
ABG, LLC	518,275	—	518,275	—	—	—	—	—
Argonautic Ventures Master SPC	844,229	—	844,229	—	—	—	—	—
Argonautic Vertical Series SpringBig Fund I SP	62,644	—	62,644	—	—	—	—	—
Paul Sykes(6)	687,016	—	687,016	—	—	—	—	—
Salex Capital, LLC	552,060	—	552,060	—	—	—	—	—
Manja Lyssy Revocable Trust	879,007	—	879,007	—	—	—	—	—
Halley Venture Fund I LP(7)	1,019,274	—	1,019,274	—	—	—	—	—
Halley Venture Fund II LP(7)	870,918	—	870,918	—	—	—	—	—
Altitude Investment Partners, LP	1,528,295	—	1,528,295	—	—	—	—	—
Soctech Israel, LLC	473,093	—	473,093	—	—	—	—	—
Gamson Family Revocable Trust	1,306,326	—	1,306,326	—	—	—	—	—
Green Acre Capital Fund I LP	967,757	—	967,757	—	—	—	—	—
TVC Capital IV, L.P.	2,495,499	—	2,495,499	—	—	—	—	—
Michael Faber	286,250	—	286,250	—	—	—	—	—

	Securities Beneficially Owned Prior to this Offering		Securities to be Registered in this Offering(1)		Securities to be Beneficially Owned After this Offering
Name of Selling Securityholder	Common Stock(2)	Warrants(3)	Common Stock(2)	Warrants(3)	Common Stock(2)%		Warrants(3)%
Douglas J. Stukel	150,000	—	150,000	—	—	—	—	—
Michael A. Gross	1,275,000	—	1,275,000	—	—	—	—	—
Jason Wright	425,000	—	425,000	—	—	—	—	—
Shalcor Management Inc.(9)	18,666,666	—	18,666,666	—	—	—	—	—
Lightbank II, L.P.(10)	16,000,000	—	16,000,000	—	—	—	—	—
Balkin Family Investments, LLC(11)	1,000,000	—	1,000,000	—	—	—	—	—
Bob Feig(11)	1,000,000	—	1,000,000	—	—	—	—	—
MWAD Alt Investments LLC(11)	800,000	—	800,000	—	—	—	—	—
Gilad Ottensoser(11)	600,000	—	600,000	—	—	—	—	—
CR Financial Holdings, Inc.(11)	500,000	—	500,000	—	—	—	—	—
Wayland Investments, LLC(11)	500,000	—	500,000	—	—	—	—	—
Jeff Rosenberg(11)	200,000	—	200,000	—	—	—	—	—
Jon Trauben(11)	100,000	—	100,000	—	—	—	—	—
(1)
The amounts set forth in this column are the number of Common Stock and private placement warrants that may be offered for sale from time to time by each Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock or warrants that the Selling Securityholder may own beneficially or otherwise.

(2)	Represents our Common Stock, including Common Stock underlying options, as applicable.
(3)	Represents the private placement warrants.
(4)
Includes 3,870,000 shares of Common Stock held by TCAC Sponsor, LLC and 600,000 PIPE shares held by Tuatara Capital Fund II, L.P. Tuatara Capital Fund II, L.P. (“Fund II”) is the sole member of TCAC Sponsor, LLC. Accordingly, shares of Common Stock held by TCAC Sponsor, LLC may be attributed to Fund II. Fund II is controlled by a board of managers comprised of three individuals - Albert Foreman, Mark Zittman and Marc Riiska. Any action by our sponsor with respect to our company or the founders’ shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers of Fund II. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Fund II’s managers, none of the managers is deemed to be a beneficial owner of our sponsor’s securities, even those in which he holds a pecuniary interest. Accordingly, none of the managers is deemed to have or share beneficial ownership of the founders’ shares held by the Sponsor.

(5)
Includes 208,959 PIPE shares and 2,133,333 Conversion Shares. Excludes the shares of Common Stock held by Medici Holdings V, Inc., an estate planning vehicle through which Mr. Harris shares ownership with family members of Mr. Harris and for which Mr. Harris may be deemed to have investment discretion and voting power. Includes 10,000 PIPE shares.

(6)	Includes 166,666 Conversion Shares.
(7)	Includes 200,000 Conversion Shares.
(8)	Includes 800,000 Conversion Shares.
(9)
Represents Conversion Shares. Mark L. Silver is the President of Shalcor and Shawn Dym is the Managing Director of Shalcor and as such each could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by Shalcor, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. In connection with the Nomination Agreement, Mr. Dym and Mr. Silver joined the board of directors of the Company on January 23, 2024 and May 10, 2024, respectively.

(10)
Includes 16,000,000 Conversion Shares. The Convertible Notes in the principal amount of $2.4 million and the 12% Senior Secured Term Promissory Notes due 2026 in the principal amount of $600,000 are held for the account of Lightbank II, L.P. (“Lightbank II”), an investment fund managed by Lightbank Asset Management, LLC (“LAM”). Eric Lefkofsky is the Co-Managing Partner of LAM. As a result, each of LAM and Mr. Lefkofsky share voting and investment control over the securities held for the account of Lightbank II. In addition, on January 23, 2024, Lightbank II entered into the Nomination Agreement with the Company and Shalcor Management, Inc. In connection with the Nomination Agreement, Matt Sacks, the Co-Managing Partner of Lightbank II, joined the board of directors of the Company on January 23, 2024.

(11)	Represents Conversion Shares.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our charter, our bylaws and the warrant-related documents described herein, which are exhibits to the Registration Statement on Form S-1 of which this prospectus is a part. We urge to you read each of the charter and the bylaws (each as defined below), as well as the warrant-related documents, described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context indicates otherwise, references in this section to the “Company,” “SpringBig,” “we,” “us,” “our” and similar terms refer to SpringBig Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.
General
We are a corporation organized under the law of Delaware. On June 13, 2022, in anticipation of the consummation of the merger of Merger Sub within and into Legacy SpringBig and the business combination of Tuatara and Legacy SpringBig, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). Subsequently, in connection with the Domestication, Tuatara changed its name to “SpringBig Holdings, Inc.” and adopted the Certificate of Incorporation (the “charter”) and Bylaws (the “bylaws”) under Delaware law.
There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company that have occurred during the last or current financial years.
“Legacy SpringBig” means SpringBig, Inc., a Delaware corporation, prior to the business combination, and a wholly-owned subsidiary of SpringBig following the business combination. “Tuatara” means Tuatara Capital Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands, the predecessor entity to SpringBig. “Merger Sub” means HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara.
Share Capital
The charter of SpringBig authorizes the issuance of an aggregate of 350,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, $0.0001 par value per share (“Common Shares” or “common stock”), and 50,000,000 shares of preferred stock, $0.0001 par value per share. Unless our Board of Directors determines otherwise, SpringBig will issue all shares of capital stock in uncertificated form.
As of March 31, 2024, we had 45,594,864 Common Shares issued and outstanding. All of our issued Common Shares are duly authorized, validly issued, fully paid and non-assessable.
Common Shares
Voting Rights
Each holder of the shares of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which shareholders generally are entitled to vote. The holders of the shares of common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shareholders present in person or represented by proxy, voting together as a single class.
Election of Directors
The charter provides for a classified board of directors that is divided into three classes with staggered three-year terms. The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The charter does not provide for cumulative voting for the election of directors.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of SpringBig out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of SpringBig’s affairs, the holders of the shares of common stock are entitled to share ratably in all assets remaining after payment of SpringBig’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of common stock, then outstanding, if any.
Preemptive or Other Rights
The holders of shares of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of common stock. The rights, preferences and privileges of holders of shares of common stock will be subject to those of the holders of any shares of the preferred stock SpringBig may issue in the future.
Preferred Stock
No shares of preferred stock are currently issued or outstanding. Our charter authorizes the Board of Directors of SpringBig to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock. Shares of preferred stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of preferred stock from time to time adopted by the Board of Directors pursuant to authority so to do which is expressly vested in the Board of Directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of SpringBig without further action by the shareholders. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock of SpringBig by restricting dividends on the shares of common stock, diluting the voting power of the shares of common stock or subordinating the liquidation rights of the shares of common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the shares of common stock. At present, we have no plans to issue any preferred stock.
Warrants
Public Shareholders’ Warrants
Each whole public warrant originally issued in the initial public offering of Tuatara (the “public warrants”) entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing thirty (30) days after June 14, 2022 (the “Closing Date”), provided that we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of the shares of common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder (or we permit holders to exercise their public warrants on a cashless basis under the circumstances specified in the Warrant Agreement, dated February 11, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “warrant agent”)). A warrant holder may exercise its public warrants only for a whole number of shares of common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. The public warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
SpringBig will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise is then effective and a prospectus relating thereto is current, subject to SpringBig satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption. No public warrant will be exercisable for cash or on a cashless basis, and SpringBig will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the shares of common stock underlying such unit.
We filed with the U.S. Securities and Exchange Commission (the “SEC”) and have an effective registration statement covering the issuance, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants, until the expiration of the public warrants. Notwithstanding the above, if the shares of common stock are, at the time of any exercise of a public warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, SpringBig may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event SpringBig so elects, SpringBig will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Common Shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
We may redeem the public warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per public warrant;
•	upon not less than thirty (30) days’ prior written notice of redemption to each public warrant holder; and
•
if, and only if, the reported last sales price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date SpringBig sends the notice of redemption to the public warrant holders (the “Reference Value”).

We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Common Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Common Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and SpringBig issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price as well as the $11.50 public warrant exercise price after the redemption notice is issued.
Once the warrants become exercisable, SpringBig may also redeem on the following conditions:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption based on the redemption date and the “fair market value” of our Common Shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and

•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the merger, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00.
	Fair Market Value of Shares of Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.361
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.361
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.361
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant.
For example, where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of common stock per warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders. As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder.
A holder of a public warrant may notify SpringBig in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of issued and outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the issued and outstanding shares of common stock. A rights offering to holders of shares of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of common stock equal to the product of (1) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (2) one minus the quotient of (x) the price per shares of common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of shares of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Contingent and Earnout Shares
As part of the merger consideration to be paid to the Legacy SpringBig equity holders in connection with the business combination, holders of Legacy SpringBig’s common stock and preferred stock and Engaged Option Holders (as defined below) will also have the right to receive their pro rata portion of up to an aggregate of 10,500,000 shares of common stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 7,000,000 Contingent Shares (“First Tranche Shares”) if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date; (ii) 2,250,000 Contingent Shares (“Second Tranche Shares”) if the closing price of the common stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date; and (iii) 1,250,000 Contingent Shares (“Third Tranche Shares”) if the closing price of the common stock on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date.
An “Engaged Option Holder” is an employee or engaged consultant of Legacy SpringBig who held unexercised Legacy SpringBig options at the effective time of the merger and who remains employed or engaged by Legacy SpringBig at the time of such payment of Contingent Shares.
In addition, in the event of certain events during the 60 month period after the Closing Date, then any Contingent Shares not previously issued shall be issued in accordance with the following, based on the price per share of common stock immediately prior to the consummation of such Earnout Trigger Event or the price per share paid for each outstanding share of common stock in such Earnout Trigger Event (the “Earnout Trigger Price”):
(i)
If the Earnout Trigger Event occurs prior to the one-year anniversary of the Effective Time and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then only a portion of the First Tranche Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders equal to the First Tranche Shares multiplied by a fraction calculated as: (A) the numerator of which shall be the Earnout Trigger Price minus $10 and (B) the denominator of which is 2.

(ii)
If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Contingent Shares shall be issued.

(iii)
If the Earnout Trigger Event occurs at any time during the 60 months following the effective time and results in an Earnout Trigger Price that is equal to or greater than $15.00, but less than $18.00, then only the First Tranche Shares and Second Tranche Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders.

(iv)
If the Earnout Trigger Event occurs at any time during the 60 months following the effective time and results in an Earnout Trigger Price equal to or greater than $18.00, then all of the Contingent Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders.

For purposes of the merger agreement, an “Earnout Trigger Event” is defined to mean (a) SpringBig engages in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”),or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d)of the Exchange Act; (b) SpringBig shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange; or (c) the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (i) sponsor and its respective affiliates, successors and assigns, or (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of SpringBig in substantially the same proportions as their ownership of stock of SpringBig ) (x) is or becomes the beneficial owner, directly or indirectly, of securities of SpringBig representing more than fifty percent (50%) of the combined voting power of SpringBig’s then outstanding voting securities or (y) has or acquires control of SpringBig’s Board of Directors, (b) a merger, consolidation, reorganization or similar business combination transaction involving SpringBig and, immediately after the consummation of such transaction or series of transactions, either (x) the SpringBig Board of Directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of SpringBig immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the sale, lease or other disposition, directly or indirectly, by SpringBig of all or substantially all of the assets of SpringBig and its subsidiaries, taken as a whole, other than such sale or other disposition by SpringBig of all or substantially all of the assets of SpringBig and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by shareholders of SpringBig.
Additionally, the sponsor, Tuatara and certain independent members of the pre-business combination board of directors entered into the Sponsor Escrow Agreement at the closing of the business combination pursuant to which the sponsor and certain members of the pre-business combination board of directors deposited an aggregate of 1,000,000 shares of common stock as Sponsor Earnout Shares into escrow. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares will either be released to the sponsor if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the Closing Date. The Sponsor Earnout Shares will be terminated and canceled by the Company if such condition is not met at any time after the Closing Date and by the fifth anniversary of the Closing Date.
Dividends
We have not paid any cash dividends on the Common Shares to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon Tuatara’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the business combination. The payment of any cash dividends is within the discretion of the Board of Directors.
Transfer Agent and Warrant Agent
The transfer agent for Common Shares and warrant agent for warrants is Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and Proposed Bylaws
SpringBig, as a corporation incorporated under the laws of the State of Delaware, subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), which we refer to as “Section 203,” regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•	A shareholder who owns fifteen percent or more of SpringBig’s outstanding voting stock (otherwise known as an “interested shareholder”);
•	an affiliate of an interested shareholder; or
•	an associate of an interested shareholder, for three (3) years following the date that the shareholder became an interested shareholder.
A “business combination” includes a merger or sale of more than ten percent of SpringBig’s assets.
However, the above provisions of Section 203 do not apply if:
•	SpringBig’s Board of Directors approves the transaction that made the shareholder an “interested shareholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the shareholder becoming an interested shareholder, that shareholder owned at least 85% of SpringBig’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by SpringBig’s Board of Directors and authorized at a meeting of SpringBig’s shareholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

The Company’s organizational documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by SpringBig’s Board of Directors. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the members of SpringBig’s Board of Directors or taking other corporate actions, including effecting changes in our management. For instance, SpringBig’s charter does not provide for cumulative voting in the election of directors and provides for a classified Board of Directors with three (3)-year staggered terms, which could delay the ability of shareholders to change the membership of a majority of the SpringBig Board of Directors. SpringBig’s Board of Directors is empowered to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death, or removal of a director in certain circumstances; and SpringBig’s advance notice provisions in the proposed bylaws will require that shareholders must comply with certain procedures in order to nominate candidates to SpringBig’s Board of Directors or to propose matters to be acted upon at a shareholders’ meeting.
SpringBig’s authorized but unissued common stock and preferred stock will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SpringBig by means of a proxy contest, tender offer, merger or otherwise.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of our shares of Common Stock and warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and is applicable only to holders who are receiving our securities in this offering.
This discussion is based on the Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in U.S. federal income tax consequences different from those described below. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:
•	financial institutions or financial services entities;
•	insurance companies;
•	mutual funds;
•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;
•	persons that actually or constructively own five percent or more (by vote or value) of the outstanding Common Stock;
•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•	broker-dealers;
•	persons that are subject to the mark-to-market accounting rules;
•	persons holding securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;
•	regulated investment companies or real estate investment trusts; certain expatriates or former long-term residents of the U.S.;
•	governments or agencies or instrumentalities thereof;
•	U.S. expatriates of former long-term residents of the U.S.;
•	controlled foreign corporations and passive foreign investment companies;
•	tax-exempt entities;
•	persons required to accelerate the recognition of any item of gross income with respect to securities as a result of such income being recognized on an applicable financial statement; or
•	the Sponsor or its affiliates.
If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner, member or other beneficial owner in such partnership or other pass-through entity will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership or other pass-through entity holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition ownership, and disposition of our securities.
We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
For purposes of this summary, a “U.S. Holder” is a beneficial holder of our securities who or that, for U.S. federal income tax purposes, is:
•	an individual who is a citizen or resident of the U.S.;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S., any state thereof or the District of Columbia;
•	an estate whose income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of our securities who or that is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.
Taxation of Distributions
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum preferential tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a U.S. Holder that is a taxable corporation will generally not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders will generally be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Possible Constructive Distributions
The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Shareholders’ Warrants”. An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to such U.S. Holders as described under “—U.S. Holders—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Generally, a U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants
A U.S. Holder will generally recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock and warrants. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the Common Stock or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock or warrant so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock or warrant will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.
Exercise, Lapse or Redemption of a Warrant
Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will generally not recognize gain or loss on the acquisition of our Common Stock upon the exercise of a warrant for cash. The U.S. Holder’s tax basis in the share of our Common Stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case, the holding period will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Although we expect a U.S. Holder’s cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.
In either tax-free situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal the U.S. Holder’s tax basis in the warrant exercised. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Common Stock would either include the period during which the U.S. Holder held the warrant or be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the following day. If, however, a cashless exercise is treated as a recapitalization, the holding period of the Common Stock would include the holding period of the warrant.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered a number of warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (except for any such tax basis allocable to the surrendered warrants) and the exercise price of such warrants. As noted above, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.
Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities—Warrants—Public Shareholders’ Warrants” or if we purchase warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (“IRS”).
Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and are not attributable to a U.S. permanent establishment under an applicable treaty), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “—Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “—Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Possible Constructive Distributions
The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Stockholders’ Warrants.” . An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property, such as securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to such non-U.S. Holders a distribution as described under “—Non-U.S. Holders—Taxation of Distributions” above. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or warrants (including a redemption of our warrants), unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. Holder. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe we are not, have not been and do not anticipate becoming a USRPHC, however there can be no assurances in this regard. You are urged to consult your own tax advisors regarding the application of these rules.
Exercise, Lapse or Redemption of a Warrant
The characterization for U.S. federal income tax purposes of the exercise, lapse or redemption of a non-U.S. Holder’s warrant will generally correspond to the U.S. federal income tax treatment of the exercise, lapse, or redemption of a warrant by a U.S. Holder described under “—U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the tax consequences to the non-U.S. Holder would be similar to those described above in “—Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Common Stock and warrants. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person (by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption) in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends (including constructive dividends) in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION
We are registering the issuance of 16,000,000 Common Stock issuable by us upon exercise of the public warrants and the private placement warrants.
We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (A) up to 21,590,291 shares of Common Stock consisting of (i) 1,341,356 PIPE shares, (ii) 4,000,000 Founder Shares and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuance upon the exercise of the warrants described above, (C) 6,000,000 private placement warrants, (D) up to 1,700,000 shares of Common Stock as YB Shares, (E) up to 436,260 shares of Common Stock as Service Shares and (F) up to 42,666,665 shares of Common Stock as Conversion Shares, from time to time, through any means described herein.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. With respect to Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. In such case, we could potentially receive up to an aggregate of approximately $184 million from the exercise of all such warrants, assuming the exercise in full of all such warrants for cash at the $11.50 exercise price; we cannot predict when or whether the warrants will be exercise, or whether some or all may expire unexercised. We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the shares of Common Stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Common Stock or warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales entered into after the date of this prospectus;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
•
in at the market offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;
•	by pledge to secure debts and other obligations;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Common Stock, such Selling Securityholder may transfer shares of Common Stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•	the specific securities to be offered and sold;
•	the names of the Selling Securityholders;
•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•	settlement of short sales entered into after the date of this prospectus;
•	the names of any participating agents, broker-dealers or underwriters; and
•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock are currently quoted for trading on OTCQX® Best Market under the symbol “SBIG.”
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
Lock-up Agreements
Certain of our securityholders have entered into lock-up agreements. See “Securities Act Restrictions on Resale of Securities — Lock-up Provisions.”

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Common Shares for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of Common Shares then outstanding; or
•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Lock-up Provisions
Concurrently with the execution of the original merger agreement, certain shareholders of Legacy SpringBig, including a number of the Selling Securityholders, entered into the voting and support agreements in favor of Tuatara and Legacy SpringBig and their respective successors. In the voting and support agreements, certain Legacy SpringBig. shareholders, including a number of the Selling Securityholders, agreed, with certain exceptions, to a lock-up (e.g., agreed not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Shares) for a period of 180 days (or, in certain cases, one year) after the closing with respect to any securities of SpringBig that they receive as merger consideration under the merger agreement. Tuatara partially waived the lock-up in connection with the entry into the amended and restated merger agreement.
On September 7, 2023 (the “Effective Date”), the Company and Mr. Gross signed the Gross Lock-up Agreement and on September 8, 2023, the Company and Mr. Wright signed the Wright Lock-up Agreement, each of which is in substantially the form attached to the Settlement Agreement and which generally provide that the shares issued in the YB Share Issuances, as applicable, are subject to a lock-up period of 365 days following the Effective Date. This means that, during the applicable lock-up period, subject to certain customary exceptions, Mr. Gross and Mr. Wright may not offer for sale, contract to sell, or sell any shares issued in the applicable YB Share Issuances, except that they may transfer or sell, in the aggregate among all permitted transferees and in accordance with applicable securities and other laws, up to 850,000 shares of Common Stock beginning on the 181st day after the Effective Date, provided that the filing of the stipulation related to Settlement Agreement has occurred.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by Benesch, Friedlander, Coplan & Aronoff LLP.
EXPERTS
The consolidated financial statements of SpringBig, Inc. as of December 31, 2023 and 2022 and for each of the years in periods ended December 31, 2023 and 2022 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their reports thereon which reports expresses an unqualified opinion, have been included in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits to the registration statement.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.springbig.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
SPRINGBIG HOLDINGS, INC.

SPRINGBIG HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
	(In thousands except share data)
ASSETS
Assets
Current assets:
Cash and cash equivalents	$1,668	$331
Accounts receivable, net	3,211	2,948
Contract assets	255	273
Prepaid expenses and other current assets	588	893
Total current assets	5,722	4,445
Operating lease assets	3,031	340
Property and equipment, net	325	320
Total assets	$9,078	$5,105

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities:
Accounts payable	$2,040	$2,925
Accrued expense and other current liabilities	1,767	1,951
Short-term cash advances	1,195	1,925
Current maturities of long-term debt	—	4,360
Deferred payroll tax credits	1,751	1,751
Deferred revenue	2	—
Related party payable	—	540
Operating lease liability, current	329	99
Total current liabilities	7,084	13,551
Long-term debt, non-current	7,198	—
Operating lease liability, non-current	2,815	225
Warrant liabilities	6	3
Total liabilities	$17,103	$13,779

Commitments and Contingencies

Stockholders’ Deficit
Common stock par value $0.0001 per share, 300,000,000 authorized at March 31, 2024; 45,594,864 issued and outstanding as of March 31, 2024; (300,000,000 authorized at December 31, 2023; 45,339,762 issued and outstanding as of December 31, 2023)	4	4
Additional paid-in-capital	28,119	27,887
Accumulated deficit	(36,148)	(36,565)
Total stockholders’ deficit	$(8,025)	$(8,674)
Total liabilities and stockholders’ deficit	$9,078	$5,105
The accompanying notes are an integral part of these condensed consolidated financial statements

SPRINGBIG HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended March 31,
	2024	2023
	(In thousands, except share and per share data)
Revenues	$6,474	$7,157
Cost of revenues	1,794	1,350
Gross profit	4,680	5,807
Operating expenses
Selling, servicing and marketing	1,527	2,478
Technology and software development	1,666	2,300
General and administrative	1,769	2,757
Total operating expenses	4,962	7,535

Loss from operations	(282)	(1,728)
Interest income	4	10
Interest expense	(875)	(391)
Gain on note repurchase	1,573	—
Change in fair value of warrants	(3)	(153)
Income (loss) before income tax	417	(2,262)
Income tax expense	—	—
Net income (loss)	$417	$(2,262)
Net income (loss) per common share:
Basic	$0.01	$(0.08)
Diluted	$0.01	$(0.08)

Weighted-average common shares outstanding
Basic	45,432,272	26,803,839
Diluted	77,315,056	26,803,839
The accompanying notes are an integral part of these condensed consolidated financial statements

SPRINGBIG HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT
(UNAUDITED)
Three Months Ended March 31, 2024
	Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2023	45,339,762	$4	$27,887	$(36,565)	$(8,674)
Stock-based compensation	—	—	195	—	195
Issuance of common stock*	255,102	—	37	—	37
Net income	—	—	—	417	417
Balance at March 31, 2024	45,594,864	$4	$28,119	$(36,148)	$(8,025)
*	Common shares issued in exchange for services rendered.
Three Months Ended March 31, 2023
	Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2022	26,659,711	$3	$22,701	$(26,332)	$(3,628)
Stock-based compensation	—	—	162	—	162
Exercise of stock options	281,130	—	113	—	113
Net loss	—	—	—	(2,262)	(2,262)
Balance at March 31, 2023	26,940,841	$3	$22,976	$(28,594)	$(5,615)
The accompanying notes are an integral part of these condensed consolidated financial statements

SPRINGBIG HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended March 31,
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$417	$(2,262)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on note repurchase	(1,573)	—
Non-cash interest expense	108	—
Depreciation and amortization	54	66
Discount amortization on convertible note	—	259
Amortization of debt financing costs	116	—
Stock-based compensation	195	162
Bad debt expense	87	169
Accrued interest on convertible notes	117	22
Amortization of operating lease right of use assets	90	123
Change in fair value of warrants	3	153
Changes in operating assets and liabilities:
Accounts receivable	(351)	(448)
Prepaid expenses and other current assets	305	474
Contract assets	18	10
Accounts payable and other liabilities	(1,505)	363
Deferred payroll tax credits	—	1,442
Operating lease liabilities	39	(126)
Deferred revenue	2	(28)
Net cash provided by (used in) operating activities	(1,878)	379

Cash flows from investing activities:
Purchase of convertible note	—	(3)
Purchases of property and equipment	(59)	(9)
Net cash used in investing activities	(59)	(12)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	6,400	—
Repayment of convertible notes	(2,895)	(1,457)
Proceeds from issuance of term notes	1,600	—
Repayment of short-term cash advance	(730)	—
Repayment of related party payable	(540)	—
Cost of convertible and term note issuance	(561)	—
Proceeds from exercise of stock options	—	113
Net cash provided by (used in) financing activities	3,274	(1,344)

Net increase (decrease) in cash and cash equivalents	1,337	$(977)
Cash and cash equivalents at beginning of period	331	3,546
Cash and cash equivalents at end of period	$1,668	$2,569

Supplemental cash flows disclosures
Interest paid	$589	$132
Common stock issued for services rendered relating to debt financing	$37	$—
Accrued cost of debt issuance	$319	$—
Obtaining a right-of-use asset in exchange for a lease liability	$2,781	$—
The accompanying notes are an integral part of these condensed consolidated financial statements

SPRINGBIG HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 1 – DESCRIPTION OF BUSINESS
SpringBig Holdings, Inc. and its wholly-owned subsidiaries (the “Company,” “we,” “us,”, “our”, or “SpringBig”) developed a software platform that provides marketing and customer engagement services to cannabis dispensaries and brands throughout the United States and Canada. The Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. Our operational headquarters are in Boca Raton, Florida, with additional offices located in the United States and Canada.
The Company has one direct wholly-owned subsidiary, SpringBig, Inc.
On June 14, 2022 (the “Closing Date”), SpringBig Holdings, Inc. (formerly known as Tuatara Capital Acquisition Corporation (“Tuatara” or “TCAC”)), consummated the business combination of SpringBig, Inc. (“Legacy SpringBig”) and HighJump Merger Sub, Inc., the wholly-owned subsidiary of Tuatara, pursuant to the Amended and Restated Agreement of Plan Merger, dated as of April 14, 2022, as amended, by and among Tuatara, HighJump Merger Sub, Inc. and Legacy SpringBig. Prior to the closing of the business combination (the “Closing”), Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In connection with the Closing, the registrant changed its name from Tuatara Capital Acquisition Corporation to “SpringBig Holdings, Inc.” SpringBig will continue the existing business operations of Legacy SpringBig as a publicly traded company.
Beginning June 15, 2022, the ticker symbols for the Company’s common stock and publicly traded warrants were changed to “SBIG” and “SBIGW,” respectively, and commenced trading on The Nasdaq Capital Market.
On September 1, 2023, the Board of Directors of SpringBig Holdings, Inc. determined that it would not be in the best interest of the Company or its shareholders to meet the continued listing requirements of the Nasdaq Capital Market, and the Company notified the Nasdaq Stock Market LLC (“Nasdaq”) that it was withdrawing its appeal of the Nasdaq Listings Qualification staff’s delist determination dated March 7, 2023, for the Company’s failure to meet the market value of listed securities requirement in the Nasdaq Listing Rules.
The Company’s common stock is now quoted for trading on the OTCQX® Best Market and its public warrants are now quoted for trading on the OTC Pink Market under their current trading symbols “SBIG” and “SBIGW,” respectively. The Company’s common stock started trading on the OTCQX® Best Market on September 6, 2023. The Company remains a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
The unaudited condensed consolidated financial statements have been prepared in conformity with the rules and regulations of the SEC for Quarterly Reports on Form 10-Q and therefore do not include certain information, accounting policies, and footnote disclosure information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, all adjustments (consisting of normal recurring accruals), which, in the opinion of management, are necessary for a fair presentation of the financial statements, have been included. Operating results for the three months ended March 31, 2024 are not necessarily indicative of the results that may be expected for future periods or for the year ending December 31, 2024.
The financial data presented herein should be read in conjunction with the audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2023, as reported in the 2023 Annual Report on Form 10-K.

Going Concern and Liquidity
Historically, the Company has incurred losses, which has resulted in an accumulated deficit of approximately $36.1 million as of March 31, 2024. Cash flows used in operating activities were $1.9 million for the three months ended March 31, 2024. As of March 31, 2024, the Company had a working capital deficit of approximately $1.4 million, inclusive of $1.7 million in cash and cash equivalents to cover overhead expenses.
The Company’s ability to continue as a going concern is dependent on its ability to meet its liquidity needs through a combination of factors but not limited to, cash and cash equivalents, increase in revenue through increased usage by customers and new customers and strategic capital raises. The ultimate success of these plans is not guaranteed.
Based on management projections and cash on hand, we estimate that our liquidity and cash resources are sufficient for our current and projected financial needs for the next twelve months, at a minimum.
The accompanying condensed consolidated financial statements are prepared on a going concern basis and do not include any adjustments that might result from uncertainty about the Company’s ability to continue as a going concern.
Foreign Currency
We translate the condensed consolidated financial statements of our foreign subsidiaries, which have a functional currency in the respective country’s local currency, to U.S. dollars using month-end exchange rates for assets and liabilities and actual exchange rates for revenue, costs and expenses on the date of the transaction.
Use of Estimates
The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Certain accounting policies involve a “critical accounting estimate” because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. In addition, while we have used our best estimates based on facts and circumstances available to us at the time, different acceptable assumptions would yield different results. Changes in the accounting estimates are reasonably likely to occur from period to period, which may have a material impact on the presentation of our financial condition and results of operations. We review these estimates and assumptions periodically and reflect the effects of revisions in the period that they are determined to be necessary. We believe that the assumptions and estimates associated with income taxes, equity-based compensation (including issuance of common stock for services rendered), and allowance for credit losses have the greatest potential impact on our consolidated financial statements. Therefore, we consider the policies related to these financial areas to be our critical accounting policies.
Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Accounting estimates used in the preparation of these financial statements change as new events occur, as more experience is acquired, as additional information is obtained, and as the operating environment changes. Actual results may differ materially from these estimates.
Segments
The Company manages its business as a single operating segment. Our chief operating decision maker reviews financial information presented for the purposes of allocating resources and evaluating financial performance at an entity level and we have no segment managers who are held accountable by the chief operating decision maker for operations and operating results. The products and services across the Company are similar in nature, distributed in a comparable manner and have customers with common characteristics. We determined that we have one operating and reportable segment in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting.
Fair Value of Financial Instruments
Our financial assets, which include cash equivalents, current financial assets and our current financial liabilities have fair values that approximate their carrying value due to their short-term maturities.

Concentrations of Credit Risk
Financial instruments that potentially subject us to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with high credit-quality financial institutions. Such deposits may be in excess of federally insured limits. To date, we have not experienced any losses on our cash and cash equivalents. We perform periodic evaluations of the relative credit standing of the financial institutions.
We perform ongoing credit evaluations of our customers’ financial condition and require no collateral from our customers. We maintain a credit loss reserve for expected credit losses based upon the expected collectability of accounts receivable balances. See Effective Accounting Pronouncements within this Note below for further information.
We had one customer representing 14% of our total revenues for the three months ended March 31, 2024 and the same customer represented more than 12% of total revenues for the three months ended March 31, 2023.
At March 31, 2024, we had two customers representing 23% of accounts receivable and the same two customers represented 30% of accounts receivable at December 31, 2023.
We had one vendor representing 60% of cost of goods sold for the three months ended March 31, 2024 and the same vendor represented 75% of cost of goods sold for the three month period ended March 31, 2023.
We had one vendor representing 26% of accounts payable as of March 31, 2024. At December 31, 2023, two vendors represented 30% of accounts payable.
Deferred Financing Costs
On January 23, 2024, the Company issued $6.4 million aggregate principal amount of 8% Secured Convertible Notes and $1.6 million aggregate principal amount of 12% Secured Term Notes. See Note 9. The expenses directly related to issuance of this debt, including investment bank advisory fees, legal fees and other advisory fees, have been deferred and will be expensed over the two year term of the debt up to January 2026.
Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents. The Company maintains its cash with three commercial banks.
As of March 31, 2024, the Company exceeded the federally insured limits of $250,000 for interest and non-interest bearing deposits. The Company had cash balances with a single financial institution in excess of the FDIC insured limits by amounts of $1.3 million as of March 31, 2024. We monitor the financial condition of such institution and have not experienced any losses associated with these accounts.
Allowance for Credit Losses
The Corporation's reserve methodology used to determine the appropriate level of the allowance for credit losses (“ACL”) is a critical accounting estimate. The ACL is maintained at a level believed to be appropriate to provide for the current credit losses expected to be incurred related to the Company’s accounts and unbilled receivables at the balance sheet date. The evaluation of expected losses is based on the probability of default using historical loss rates, as well as adjustments for forward-looking information, including industry and macroeconomic forecasts, as required. Management's current methodology includes utilizing a historical loss rate equivalent to the average loss rate during the preceding forty-eight months and applying this rate to accounts and unbilled receivables at the date of recording. This rate as well as the various quantitative and qualitative factors used in the methodologies are reviewed quarterly.

NOTE 3 – ACCOUNTS RECEIVABLE
Accounts receivable, net consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
Accounts receivable	$4,005	$3,690
Unbilled receivables	854	853
Total receivables	4,859	4,543
Less allowance for doubtful accounts	(1,648)	(1,595)
Accounts receivable, net	$3,211	$2,948
Bad debt expense was $87,000 and $169,000 for the three months ended March 31, 2024 and 2023, respectively, and is included in general and administrative expenses.
The following table details the activity related to the Company’s allowance for credit losses for the quarter ending March 31, 2024 (in thousands).

Allowance for credit losses
Outstanding Balance, December 31, 2023	$1,595
Current-period provision (release) for expected credit losses	53
Write-offs charged against the allowance, net of recoveries and other	—
Outstanding Balance, March 31, 2024	$1,648
NOTE 4 – PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
Prepaid insurance	$109	$379
Other prepaid expenses	390	425
Deposits	89	89
	$588	$893
NOTE 5 – PROPERTY AND EQUIPMENT
Property and equipment consist of the following (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
Computer equipment	$448	$416
Furniture & fixtures	176	149
Data warehouse	286	286
Software	197	197
Total cost	1,107	1,048
Less accumulated depreciation and amortization	(782)	(728)
Property and equipment, net	$325	$320
The useful life of computer equipment, software, furniture and fixtures, and the data warehouse is three years.
Depreciation and amortization expense for the three months ended March 31, 2024 and 2023 was $54,000 and $66,000, respectively. The amounts are included in general and administrative expenses in the condensed consolidated statements of operations.

NOTE 6 – CONVERTIBLE NOTE RECEIVABLE
In April 2022, the Company purchased $250,000 in aggregate principal amount of convertible promissory note due April 1, 2026 (the “Convertible Note Receivable”). The Convertible Note Receivable accrued interest at the rate of 5% per annum on the principal amount of the Convertible Note Receivable. The Company determined that the fair value of the Convertible Note was $0 at December 31, 2023. The loss of $272,000, including $22,000 of accrued interest income, was recorded in interest expense on the Company’s condensed consolidated statements of operations for the year ended December 31, 2023.
NOTE 7 – ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other current liabilities consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
Accrued wages, commission and bonus	$270	$393
Accrued professional fees	95	176
Deferred financial advisory fees	1,000	1,000
Other liabilities	402	382
	$1,767	$1,951
NOTE 8 – RELATED PARTY TRANSACTIONS
The Company incurred software development and information technology related costs to a vendor related through common ownership to a major stockholder of approximately $2,000 for the three months ended March 31, 2024, and $4,000 for the three months ended March 31, 2023, respectively, and the related expense is recorded to technology and software development costs on the condensed consolidated statement of operations. Amounts due to this related party were $2,000 and $2,000 at March 31, 2024 and December 31, 2023, respectively.
The $540,000 related party payable at December 31, 2023, was repaid in January 2024, following completion of the issuance of $6.4 million aggregate principal amount of 8% Secured Convertible Notes and $1.6 million aggregate principal amount of 12% Secured Term Notes.
Jeffrey Harris, CEO, and Paul Sykes, CFO, both participated in the debt financing transaction completed on January 23, 2024. Jeffrey Harris purchased $320,000 8% Secured Convertible Notes, due 2026, and $80,000 12% Secured Term Notes, due 2026. Paul Sykes purchased $25,000 8% Secured Convertible Notes, due 2026, and $6,250 12% Secured Term Notes, due 2026.
There are two members of the board of directors at March 31, 2024, who are related parties to investors in the debt financing transaction completed on January 23, 2024. In aggregate these investors purchased $5.2 million 12% Secured Convertible Notes and $1.3 million 8% Secured Term Notes.
NOTE 9 – LONG-TERM DEBT
The table below presents the components of outstanding debt (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
12% Secured Term Notes, due January 23, 2026	$1,600	$—
8% Secured Convertible Notes, due January 23, 2026	6,400	—
	$8,000	$—
Less: Deferred financing fees, net	(802)	—
	$7,198	$—
On January 23, 2024, the Company issued $1.6 million aggregate principal amount of 12% Secured Term Notes and $6.4 million aggregate principal amount of 8% Secured Convertible Notes to a group of investors.

The 12% Secured Term Notes, due in January 2026, accrue interest payable in cash semi-annually. The 8% Secured Convertible Notes accrue interest which is added to the outstanding principal balance annually.
The 8% Secured Convertible Notes are convertible into common stock at a conversion price of $0.15 per share at the holder’s option any time up to the day prior to maturity in January 2026.
The 12% Secured Term Notes and 8% Secured Convertible Notes rank pari passu and are secured on substantially all the assets of the Company.
The 12% Secured Term Notes and 8% Secured Convertible Notes include restrictive covenants that, among other things, limit the ability of the Company to incur additional indebtedness and guarantee indebtedness; incur liens or allow mortgages or other encumbrances; prepay, redeem, or repurchase certain other debt; pay dividends or make other distributions or repurchase or redeem our capital stock; sell assets or enter into or effect certain other transactions (including a reorganization, consolidation, dissolution or similar transaction or selling, leasing, licensing, transferring or otherwise disposing of assets of the Company or its subsidiaries) and also contain customary events of default.
The Company recorded $233,000 of interest expense in connection with the 12% Secured Term Notes and 8% Secured Convertible Notes for the three months ended March 31, 2024.
NOTE 10 – 6% SENIOR SECURED CONVERTIBLE NOTES
In connection with the business combination, on June 14, 2022, the Company issued $11.0 million in aggregate principal amount of Senior Secured Original Issue Discount Convertible Note, due June 14, 2024 (the “Secured Convertible Notes”), issued at a discount of $1.0 million, with proceeds of $10.0 million received on the Closing Date.
A warrant representing 586,890 shares of common stock of the Company (the “Convertible Warrant”) with a fair value of $839,000 as at the date of the business combination was also issued in a private placement with the purchaser party thereto. To determine the fair value of the Convertible Warrant, the Company performed a Black-Scholes calculation as of June 14, 2022 using a stock price of $4.28, a strike price of $12.00, a risk free rate of 3.61%, annualized volatility of 65%, and a time to maturity of five years.
On January 16, 2024, the Company and the noteholder executed an agreement for the Company to repurchase the outstanding note and associated warrants, and on January 23, 2024, the note and associated warrants were repurchased for $2.9 million. As such, the outstanding principal on the Secured Convertible Notes at March 31, 2024 was $0. At December 31, 2023, the outstanding principal of the Secured Convertible Notes was $5.1 million with a carrying value of $4.4 million, net of discount of $0.7 million. The Company recorded a $1.6 million gain on repurchase of the note for the three months ended March 31, 2024.
The Company recorded $14,000 and $402,000 of interest expense in connection with the Senior Secured Convertible Notes for the three months ended March 31, 2024 and March 31, 2023, respectively.
NOTE 11 – WARRANT LIABILITIES
Prior to the business combination, at the time of their initial public offering, TCAC issued warrants to purchase 10,000,000 Class A ordinary shares at a price of $11.50 per share, for aggregate consideration of $10.0 million as part of the units offered by the prospectus and, simultaneously with the closing of their initial public offering, issued in a private placement an aggregate of 6,000,000 private placement warrants for aggregate consideration of $6.0 million, each exercisable to purchase one Class A ordinary share at a price of $11.50 per share.
The Company accounts for the warrants in accordance with the guidance contained in ASC 815 Derivatives and Hedging, under which the warrants do not meet the criteria for equity treatment and hence are recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.
At March 31, 2024 and December 31, 2023, the estimated fair value of the warrants was $6,400 and $3,200, respectively.
The Company recorded a change in fair value loss of approximately $3,000 and $153,000 for the three months ended March 31, 2024 and 2023, respectively.

The fair value is determined in accordance with ASC 820, Fair Value Measurement. See Note 17, Fair Value Measurements, to the accompanying condensed consolidated financial statements for further information.
NOTE 12 – REVENUE RECOGNITION
The following table represents our revenues disaggregated by type (in thousands):

	Three Months Ended March 31,
	2024	2023
Revenue
Brand revenue	$59	$295
Retail revenue	6,415	6,862
Total revenue	$6,474	$7,157
Geographic Information
Revenue by geographical region consist of the following (in thousands):

	Three Months Ended March 31,
	2024	2023
Brand revenue
United States	$59	$294
Canada	—	1
Retail revenue
United States	6,273	6,663
Canada	142	199
	$6,474	$7,157
Revenues by geography are generally based on the country of the Company’s contracting entity. Total United States revenue was approximately 98% of total revenue for the three months ended March 31, 2024 and 97% for the three months ended March 31, 2023.
NOTE 13 – CONTRACT ASSETS AND LIABILITIES
Contract assets consisted of the following as of (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
Deferred sales commissions	$255	$273
The movement in the contract assets during the three months ended March 31, 2024 and the year ended December 31, 2023, comprised the following (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
Contract assets at start of the period	$273	$333
Expense deferred during the period	36	165
(Less) amounts expensed during the period	(54)	(225)
Contract assets at end of the period	$255	$273
NOTE 14 – STOCK BASED COMPENSATION
In connection with the business combination, the Tuatara shareholders approved the SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan (the “2022 Incentive Plan”), which became effective upon the Closing.

The number of shares of our common stock initially reserved for issuance under the 2022 Incentive Plan was 1,525,175, which equaled the amount of shares of our common stock equal to 5% of the sum of (i) the number of shares of our common stock outstanding as of the Closing and (ii) the number of shares of our common stock underlying stock options issued under the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) (the “Legacy Incentive Plan”) that were outstanding as of the Closing. Shares subject to stock awards granted under the 2022 Incentive Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the 2022 Incentive Plan.
At the annual shareholder meeting on June 13, 2022, the Company shareholders approved an amendment to the 2022 Incentive Plan to add an automatic annual increase in the number of shares authorized for issuance of up to 5% of the number of the Company’s common stock issued and outstanding on December 31 of the immediately preceding calendar year, beginning with the fiscal year ending December 31, 2023; provided that the annual increase with respect to the fiscal year ending December 31, 2023, which is 1,332,986 shares of common stock, took effect on the first business day following the annual shareholder meeting.
The number of shares automatically added to the number of shares authorized for issuance on January 1, 2024, was 2,266,988, being 5% of the number of the Company’s common stock issued and outstanding on December 31, 2023. The total number of shares of common stock authorized for issuance under the 2022 Incentive Plan is 5,125,149 as of March 31, 2024.
Prior to the closing of the merger, Legacy SpringBig maintained an equity incentive plan (the “Legacy Incentive Plan”), which was originally established effective December 1, 2017. SpringBig has not granted any additional awards under the Legacy Incentive Plan following the business combination.
The following table summarizes information on stock options outstanding as of March 31, 2024 under the Legacy Incentive Plan:

	Options Outstanding		Options Vested and Exercisable
	Number of Options	Weighted Average Exercise Price (Per Share)	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)
Outstanding Balance, January 1, 2024	2,271,894	$0.57	2,244,102	4.76	$0.56
Options granted	—
Options exercised	—	$—
Options forfeited	(2,964)	$1.26
Options cancelled	—	$—
Outstanding Balance, March 31, 2024	2,268,930	$0.57	2,255,034	4.57	$0.57
During the three months ended March 31, 2024 and 2023, compensation expense recorded in connection with the Legacy Incentive Plan was $17,000 and $30,000, respectively. These charges are recorded in administrative expense on the condensed consolidated statements of operations.
No options were exercised during the three months ended March 31, 2024. As of March 31, 2024, the intrinsic value of the 2,255,034 options outstanding and exercisable was $0. As of March 31, 2024, the total compensation cost related to non-vested awards not yet recognized was $17,000 with a weighted-average period of.0.25 years over which it is expected to be recognized.

The following table summarizes information on Restricted Stock Units outstanding as of March 31, 2024 under the 2022 Incentive Plan:

	Restricted Stock Units Outstanding
	Number of RSUs	Weighted Average Fair Value (Per Share)	Weighted Average Vesting (Years)
Outstanding Balance, December 31, 2022	725,000	$1.97	2.5
RSUs granted	1,989,000	0.56
RSUs forfeited	(276,836)	1.28
RSUs vested and common stock issued	(225,655)	$1.97
Outstanding Balance, December 31, 2023	2,211,509	$0.80
RSUs forfeited	(50,000)	0.80
Outstanding Balance, March 31, 2024	2,161,509	$0.79	1.9
During the three months ended March 31, 2024 and 2023, compensation expense recorded in connection with the 2023 Incentive Plan was $178,000 and $132,000, respectively. The expense is reported within general and administrative expenses. The remaining expense of approximately $1.1 million will be recognized in future periods through September 2026. The Restricted Stock Units vest one-third on each of the first, second, and third anniversary after issuance.
NOTE 15 – LEASES
The Company leases office facilities in Boca Raton, Florida, Seattle, Washington and Ontario, Canada under non-cancelable operating lease agreements. The leases require monthly payments ranging from $4,000 to $48,000 and expire on various dates through February 2032. In addition to minimum rent, the Company is required to pay a proportionate share of operating expenses under these leases.
In June 2022, the Company entered into a new lease which became effective on January 1, 2024 after completion of leasehold improvements. The new lease term is for 98 months and monthly rental payments range from $38,000 to $48,000 over the life of the lease.
As of March 31, 2024, and December 31, 2023, the following amounts were presented on the Company’s condensed consolidated balance sheets in accordance with ASC 842 - Lease Accounting (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
Balance Sheet
Assets:
Right of use asset - operating lease	$3,031	$340
Liabilities
Current	329	99
Non-current	2,815	225
Total operating lease liability	$3,144	$324
For the three months ended March 31, 2024 and March 31, 2023, the Company’s operating lease cost was $160,000 and $133,000, respectively. Other information pertaining to capitalized assets and liabilities under the leasing standard is as follows (in thousands):

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Other information
Operating lease cost	$160	$133
Operating cash flows paid to operating leases	$31	$126
Right-of-use assets in exchange for new operating lease liabilities	$2,781	$—
Weighted-average remaining lease term — operating leases (months)	89.9	17.9
Weighted-average discount rate — operating leases	9.05%	5.67%

As of March 31, 2024, the Company’s lease liabilities mature as follows:

Fiscal Year:	Operating Leases
2024	$434
2025	595
2026	592
2027	504
Thereafter	2,278
Total lease payments	4,403
Less Imputed Interest	(1,259)
Present value of lease liabilities	$3,144
NOTE 16 – COMMITMENTS AND CONTINGENCIES
Litigation
The Company is from time to time involved in litigation incidental to the conduct of its business. In accordance with applicable accounting guidance, the Company records a provision for a liability when it is both probable that a liability has been incurred and the amount can be reasonably estimated. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.
Employee Retention Payroll Tax Credits
In March 2020, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) to provide economic and other relief as a result of the COVID-19 pandemic. The CARES Act includes, among other items, provisions relating to refundable employee retention payroll tax credits. Due to the complex nature of the employee retention credit computations, any benefits we may receive are uncertain and may significantly differ from our current estimates. We plan to record any benefit related to these credits upon both the receipt of the benefit and the resolution of the uncertainties, including, but not limited to, the completion of any potential audit or examination, or the expiration of the related statute of limitations. During the three months ended March 31, 2023, we received $2.0 million related to these credits, recognized $0.6 million as an offset related to operating expenses thorough accounts payable, and we have deferred recognition of remaining $1.4 million, which is recorded in current liabilities on the accompanying condensed consolidated balance sheets.
NOTE 17 – FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).
The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Valuation is based on unadjusted quoted prices in active markets for identical assets and liabilities that are accessible at the reporting date. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.
Level 2: Valuation is determined from pricing inputs that are other than quoted prices in active markets that are either directly or indirectly observable as of the reporting date. Observable inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and interest rates and yield curves that are observable at commonly quoted intervals.

Level 3: Valuation is based on inputs that are both significant to the fair value measurement and unobservable. Level 3 inputs include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value generally require significant management judgment or estimation.
Liabilities measured at fair value on a recurring basis
The balances of the Company’s liabilities measured at fair value on a recurring basis as of March 31, 2024, are as follows (in thousands):

	Level 1	Level 2	Level 3	Total Fair Value
Liabilities:
Public warrants	6	—	—	6
	$6	$—	$—	$6
The balances of the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2023, are as follows (in thousands):

	Level 1	Level 2	Level 3	Total Fair Value
Liabilities:
Public warrants	3	—	—	3
	$3	$—	$—	$3
The following is a description of the methodologies used to estimate the fair values of liabilities measured at fair value on a recurring basis and within the fair value hierarchy.
Warrant liabilities
Prior to the business combination, TCAC issued warrants to purchase 10,000,000 Class A ordinary shares at a price of $11.50 per whole share, as part of the units offered by the prospectus for their initial public offering and, simultaneously with the closing of their initial public offering, issued in a private placement an aggregate of 6,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share at a price of $11.50 per share.
The Company utilizes a fair value approach to account for its warrants based on the quoted price at March 31, 2024, the calculation is consistent with ASC 820, Fair Value Measurement, with changes in fair value recorded in current earnings.
At March 31, 2024, the value of the public warrants was approximately $6,400 using a closing price of $0.0004.
Changes in Fair Value
The following tables provides a roll-forward in the changes in fair value in the public warrants for the three months ended March 31, 2024 (in thousands):

Warrants
Balance, January 1, 2024	$3
Change in fair value	3
Balance, March 31, 2024	$6
Changes in fair value included in earnings for the period relating to liabilities held at March 31, 2024	$3
There were no transfers of financial liabilities between levels of the fair value hierarchy during the three months ended March 31, 2024.
Other Fair Value Considerations – Carrying value of accounts receivables, contract assets, prepaid expenses and other assets, accounts payable and accrued expenses approximate fair value due to their short-term maturities and/or low credit risk.

NOTE 18 – STOCKHOLDERS’ EQUITY
Sponsor Escrow Agreement
At the time of the Closing, TCAC Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Tuatara and certain independent members of Tuatara’s board of directors entered into an escrow agreement (“Sponsor Escrow Agreement”), providing that (i) immediately following the Closing, Sponsor and certain of Tuatara’s board of directors’ independent directors shall deposit an aggregate of 1,000,000 shares of our Common Stock (such deposited shares, the “Sponsor Earnout Shares”) into escrow, (ii) the Sponsor Earnout Shares shall be released to the Sponsor if the closing price of our Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30) trading-day period ending at any time after the Closing Date and before the fifth anniversary of the Closing Date, and (iii) the Sponsor Earnout Shares will be terminated and canceled by us if such condition is not met by the fifth anniversary of the Closing Date.
Contingent and Earnout Shares
The holders of Legacy SpringBig’s common stock and the “engaged option holders” (employees or engaged consultants of Legacy SpringBig who held Legacy SpringBig options at the effective time of the merger and who remains employed or engaged by Legacy SpringBig at the time of such payment of contingent shares) shall be entitled to receive their pro rata portion of such number of shares, fully paid and free and clear of all liens other than applicable federal and state securities law restrictions, as set forth below upon satisfaction of any of the following conditions:
a.
7,000,000 contingent shares if the closing price of the Company’s common stock equals or exceeds $12.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 60 months following the Closing Date;

b.
2,250,000 contingent shares if the closing price of the Company’s common stock equals or exceeds $15.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 60 months following the Closing Date; and

c.
1,250,000 contingent shares if the closing price of the Company’s common stock equals or exceeds $18.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 60 months following the Closing Date.

With the consummation of the business combination, the Company’s authorized capital stock is 350,000,000 shares, consisting of 300,000,000 shares of common stock and 50,000,000 shares of preferred stock, with par value of 0.0001 per share.
NOTE 19 – NET INCOME (LOSS) PER SHARE
As of March 31, 2024 and 2023, there were 45,594,864 and 26,940,841 shares of common stock issued and outstanding, respectively.
Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding during the period on a basic and diluted basis.
The following table reconciles actual basic and diluted income (loss) per share for the three months ended March 31, 2024 and 2023, respectively (in thousands, except share and per share data).

	Three Months Ended March 31,
	2024	2023
Numerator:
Net income (loss) for basic net income (loss) calculation	$417	$(2,262)
Effect of dilutive securities:
Interest expense on Convertible Notes	85	—
Net income (loss) for diluted net income (loss) calculation	$502	$(2,262)

	Three Months Ended March 31,
	2024	2023
Denominator
Denominator for basic net income (loss) per share, weighted average	45,432,272	26,803,839
Effect of dilutive securities:
Convertible notes stock conversion, weighted average as converted	31,882,784	—
Denominator for diluted net income per share	77,315,056	26,803,839
Net income (loss) per common share
Basic	$0.01	$(0.08)
Diluted	$0.01	$(0.08)
The anti-dilutive securities excluded from the weighted-average shares used to calculate the diluted net income per common share for the three months ended March 31, 2024 and the net loss per common share for the three months ended March 31, 2023 were as follows:

	Three Months Ended March 31,
	2024	2023
Shares unvested and subject to exercise of stock options	13,896	120,431
Shares subject to outstanding common stock options	2,255,034	2,945,020
Shares subject to convertible notes stock conversion	—	695,261
Shares subject to warrants stock conversion	16,000,000	16,586,980
Shares subject to contingent earn out	10,500,000	10,500,000
Restricted stock units	2,161,509	1,314,000
NOTE 20 – BENEFIT PLAN
The Company maintains a safe harbor 401(k) retirement plan for the benefit of its employees. The plan allows participants to make contributions subject to certain limitations. Company matching contributions were $96,000 and $158,000 for the three months ended March 31, 2024 and 2023, respectively.
NOTE 21 – INCOME TAXES
In determining quarterly provisions for income taxes, the Company uses the annual estimated effective tax rate applied to the actual year-to-date profit or loss, adjusted for discrete items arising in that quarter. The Company’s annual estimated effective tax rate differs from the U.S. federal statutory rate primarily as a result of state taxes, foreign taxes, and changes in the Company’s full valuation allowance against its deferred tax assets.
NOTE 22 – SUBSEQUENT EVENTS
Management has considered subsequent events through May 14, 2024, the date this report was issued, and there were no events that required additional disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
SpringBig Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of SpringBig Holdings, Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP

Marcum LLP

We served as the Company’s auditor from 2021 through April 2024.

Fort Lauderdale, FL

April 1, 2024

SPRINGBIG HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
	December 31,
	2023	2022
	(In thousands except share data)
ASSETS
Assets
Current assets:
Cash and cash equivalents	$331	$3,546
Accounts receivable, net	2,948	2,889
Contract assets	273	333
Prepaid expenses and other current assets	893	1,505
Total current assets	4,445	8,273
Operating lease assets	340	750
Property and equipment, net	320	375
Convertible note receivable	—	259
Total assets	$5,105	$9,657

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities:
Accounts payable	$2,925	$1,056
Accrued expense and other current liabilities	1,951	2,554
Short-term cash advances	1,925	—
Current maturities of long-term debt	4,360	5,451
Deferred payroll tax credits	1,751	—
Deferred revenue	—	291
Related party payable	540	—
Operating lease liabilities - current	99	465
Total current liabilities	13,551	9,817
Long-term debt, non-current	—	2,814
Operating lease liabilities - non-current	225	316
Warrant liabilities	3	338
Total liabilities	13,779	13,285

Commitments and Contingencies

Stockholders’ Deficit
Common stock par value $0.0001 per share, 300,000,000 authorized at December 31, 2023; 45,339,762 issued and outstanding as of December 31, 2023; par value $0.0001 per share, 300,000,000 authorized at December 31, 2022; 26,659,711 issued and outstanding as of December 31, 2022	4	3
Additional paid-in capital	27,887	22,701
Accumulated deficit	(36,565)	(26,332)
Total stockholders’ deficit	(8,674)	(3,628)
Total liabilities and stockholders’ deficit	$5,105	$9,657
The accompanying notes are an integral part of these financial statements

SPRINGBIG HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Years Ended December 31,
	2023	2022
	(In thousands except share data)

Revenues	$28,050	$26,629
Cost of revenues	6,486	6,701
Gross profit	21,564	19,928
Operating expenses
Selling, servicing and marketing	8,278	12,333
Technology and software development	8,011	11,353
General and administrative	13,615	12,542
Total operating expenses	29,904	36,228

Loss from operations	(8,340)	(16,300)
Interest income	24	18
Interest expense	(2,247)	(949)
Change in fair value of warrants	334	4,158
Loss before income tax	(10,229)	(13,073)
Income tax expense	4	3
Net loss	$(10,233)	$(13,076)
Net loss per common share:
Basic and diluted	$(0.28)	$(0.59)
Weighted-average common shares outstanding
Basic and diluted	36,147,187	22,287,828
The accompanying notes are an integral part of these financial statements

SPRINGBIG HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Amount	Amount	Amount
	(In thousands except share data)
Balance at December 31, 2021	17,862,108	$2	$17,682	$(13,225)	$4,459
Stock-based compensation	—	—	1,226	—	1,226
Exercise of stock options	475,421	—	140	—	140
Recapitalization	7,093,744	1	3,453	—	3,454
Lease standard adoption	—	—	—	(31)	(31)
Issue of common stock(1)	877,193	—	—	—	—
Issue of common stock(2)	351,245	—	200	—	200
Net loss	—	—	—	(13,076)	(13,076)
Balance at December 31, 2022	26,659,711	$3	$22,701	$(26,332)	$(3,628)
Stock-based compensation	—	—	821	—	821
Exercise of stock options	727,233	—	274	—	274
Issue of common stock(3)	9,900,000	1	2,322	—	2,323
Issue of common stock(2)	5,690,903	—	1,450	—	1,450
Issue of common stock(4)	436,260	—	56	—	56
Issue of common stock(5)	1,700,000	—	263	—	263
RSU vesting	225,655	—	—	—	—
Net loss	—	—	—	(10,233)	(10,233)
Balance at December 31, 2023	45,339,762	$4	$27,887	$(36,565)	$(8,674)
(1)	Common shares issued to satisfy a fee for the Cantor Equity Facility
(2)	Common shares issued as repayment of Senior Secured Convertible Notes
(3)	Equity raise
(4)	Common shares issued in exchange for services rendered
(5)	Common shares issued in connection with settlement of litigation
The accompanying notes are an integral part of these financial statements

SPRINGBIG HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2023	2022
	(In thousands)
Cash flows from operating activities:
Net loss	$(10,233)	$(13,076)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	272	259
Discount amortization on convertible notes	783	304
Stock-based compensation expense	821	1,226
Amortization of operating lease right of use assets	409	318
Bad debt expense	1,563	1,474
Convertible note impairment	259	—
Abandoned software implementation assets	134	—
Accrued interest on convertible notes	68	26
Change in fair value of warrants	(334)	(4,158)
Changes in operating assets and liabilities:
Accounts receivable	(1,621)	(1,317)
Prepaid expenses and other current assets	613	(578)
Contract assets	60	31
Accounts payable and other liabilities	2,228	1,450
Operating lease liabilities	(458)	(318)
Deferred payroll tax credits	1,751	—
Deferred revenue	(291)	(159)
Net cash used in operating activities	(3,976)	(14,518)
Cash flows from investing activities:
Purchase of convertible note	—	(259)
Purchases of property and equipment	(351)	(154)
Net cash used in investing activities	(351)	(413)
Cash flows from financing activities:
Business combination, net of transaction cost	—	10,110
Proceeds from short-term cash advance	2,467	—
Repayment of short-term cash advance	(542)	—
Proceeds from related party payable	350	—
Related party repayments	(522)	—
Proceeds from convertible notes	—	7,000
Repayment of convertible notes	(3,238)	(1,000)
Proceeds from the issuance of common stock	2,661	—
Cost of equity issuance	(338)	—
Proceeds from exercise of stock options	274	140
Net cash provided by financing activities	1,112	16,250
Net increase (decrease) in cash and cash equivalents	$(3,215)	$1,319
Cash and cash equivalents at beginning of period	3,546	2,227
Cash and cash equivalents at end of period	$331	$3,546
Supplemental cash flows disclosures
Income taxes paid	$3	$2
Interest paid	$1,432	$330
Supplemental disclosure of non-cash activities
Conversion of convertible notes and interest into common stock	$—	$7,305
Warrants assumed in business combination at estimated fair value	$—	$4,496
Conversion of L1 Notes into common stock	$1,450	$200
Right of use assets obtained in exchange for lease obligations - operating leases	$412	$150
Related party payments on accounts payable	$712	$—
Common stock issued for services rendered	$56	$—
Settlement of litigation through issuance of common stock	$263	$—
The accompanying notes are an integral part of these financial statements

SPRINGBIG HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – DESCRIPTION OF BUSINESS
SpringBig Holdings, Inc. and its wholly-owned subsidiaries (the “Company,” “we,” “us,”, “our”, or “SpringBig”) developed a software platform that provides marketing and customer engagement services to cannabis dispensaries and brands throughout the United States and Canada. The Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. Our operational headquarters are in Boca Raton, Florida, with additional offices located in the United States and Canada.
The Company has one direct wholly-owned subsidiary, SpringBig, Inc.
On June 14, 2022 (the “Closing Date”), SpringBig Holdings, Inc. (formerly known as Tuatara Capital Acquisition Corporation (“Tuatara” or “TCAC”)), consummated the business combination of SpringBig, Inc. (“Legacy SpringBig”) and HighJump Merger Sub, Inc., the wholly-owned subsidiary of Tuatara, pursuant to the Amended and Restated Agreement of Plan Merger, dated as of April 14, 2022, as amended, by and among Tuatara, HighJump Merger Sub, Inc. and Legacy SpringBig. Prior to the closing of the business combination (the “Closing”), Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In connection with the Closing, the registrant changed its name from Tuatara Capital Acquisition Corporation to “SpringBig Holdings, Inc.” SpringBig will continue the existing business operations of Legacy SpringBig as a publicly traded company. See Note 9, Business Combinations, to these consolidated financial statements for further information.
While the legal acquirer in the business combination is SpringBig for financial accounting and reporting purposes under U.S. GAAP, Legacy SpringBig is the accounting acquirer, with the merger accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Legacy SpringBig. Under this accounting method, SpringBig is treated as the “acquired” company and Legacy SpringBig is the accounting acquirer, with the transaction treated as a recapitalization of Legacy SpringBig. SpringBig’s assets, liabilities and results of operations were consolidated with Legacy SpringBig’s beginning on the date of the business combination. Except for certain warrant liabilities, the assets and liabilities of SpringBig were recognized at historical cost (which is consistent with carrying value) and were not material, with no goodwill or other intangible assets recorded. The warrant liabilities, which are discussed in Note 12, Warrant Liabilities, were recorded at fair value. The consolidated assets, liabilities, and results of operations of Legacy SpringBig became the historical financial statements, and operations prior to the closing of the business combination presented for comparative purposes are those of Legacy SpringBig. Pre-merger shares of common stock and preferred stock of Legacy SpringBig were converted to shares of common stock of the combined company using the conversion ratio of 0.59289 and for comparative purposes, the shares and net loss per share of Legacy SpringBig prior to the merger have been retroactively restated using the conversion ratio.
Beginning June 15, 2022, the ticker symbols for the Company’s common stock and publicly-traded warrants were changed to “SBIG” and “SBIGW,” respectively, and commenced trading on The Nasdaq Capital Market. The Company received net proceeds of $18.8 million, with gross proceeds of $25.1 million, which were in addition to the $7.0 million in Convertible Notes proceeds, which were received in February 2022 in connection with Legacy SpringBig’s issuance of such notes (and which Convertible Notes and the interest due thereon were converted into common stock in connection with the business combination. See Note 10, 15% Convertible Promissory Notes, to these consolidated financial statements). Of the amount received at the Closing, approximately $8.8 million represented cash from the TCAC trust related to unredeemed shares; $6.1 million represented proceeds from the subscription for common stock from certain investors (the “PIPE Financing”), and $10.0 million from the Secured Convertible Note (defined below). The Company incurred additional cash and non cash expenses totaling $8.7 million, resulting in net business combination proceeds of $10.1 million.
On September 1, 2023, (i) the Board of Directors of SpringBig Holdings, Inc. determined that it would not be in the best interest of the Company or its shareholders to meet the continued listing requirements of the Nasdaq Capital Market, (ii) the Company notified the Nasdaq Stock Market LLC (“Nasdaq”) that it was withdrawing its appeal of the Nasdaq Listings Qualification staff’s delist determination dated March 7, 2023, for the Company’s failure to meet the market value of listed securities requirement in Nasdaq Listing Rule 5450(b)(2)(A) and (iii) the Company received a letter from Nasdaq confirming (a) the withdrawal of the appeal, (b) as a result of the withdrawal, the Company’s common stock and public warrants would be suspended at the open of business on September 5, 2023 and (c) Nasdaq would file a Form 25 Notification of Delisting with the SEC when all of its internal procedural periods have run. The letter also noted that the Company failed to meet the minimum bid price requirement in Nasdaq Listing Rule 5450(a)(1).
The Company’s common stock is now quoted for trading on the OTCQX® Best Market and its public warrants are now quoted for trading on the OTC Pink Market under their current trading symbols “SBIG” and “SBIGW,” respectively, following the delisting from trading on the Nasdaq Capital Market. The Company’s common stock started trading on the OTCQX® Best Market on September 6, 2023. The Company remains a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Going Concern and Liquidity
The Company’s ability to continue as a going concern is dependent on its ability to meet its liquidity needs through a combination of factors including, but not limited to, cash and cash equivalents, the ongoing increase in revenue through increased usage by customers and new customers, its Stock Purchase Agreement and strategic capital raises. The ultimate success of these plans is not guaranteed.
Historically, the Company has incurred losses, which has resulted in an accumulated deficit of approximately $36.6 million as of December 31, 2023. Cash flows used in operating activities were $4.0 million and $14.5 million, for the twelve months ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company had a working capital deficit of approximately $9.1 million, inclusive of $0.3 million in cash and cash equivalents to cover overhead expenses.
On January 23, 2024, the Company issued $6.4 million of 8% Convertible Notes and $1.6 million of 12% Term Notes, both maturing, with no required principal payments, until two-years after issuance in January 2026. The Convertible Notes can be converted at any time prior to maturity, at the option of the Convertible Note holder, into shares of common stock at a conversion price of $0.15 per share. The are no amortization payments prior to maturity and the Company does not have the right to prepay the Convertible Notes or the Term Notes. The proceeds from the issuance of the Convertible Notes and Term Notes were partially used to repurchase the Senior Secured Convertible Note issued in 2022 for a discounted amount of $2.9 million and the remaining proceeds will be used for general corporate purposes.
Based on management projections for increases in revenue and cash received from the Convertible Notes and Term Notes, we estimate that our liquidity and capital resources are sufficient for our current and projected financial needs for the next twelve months, at a minimum, from the date the financial statements are issued.
The accompanying consolidated financial statements are prepared on a going concern basis and do not include any adjustments that might result from uncertainty about the Company’s ability to continue as a going concern.
Foreign Currency
We translate the financial statements of our foreign subsidiaries, which have a functional currency in the respective country’s local currency, to U.S. dollars using month-end exchange rates for assets and liabilities and actual exchange rates for revenue, costs and expenses on the date of the transaction. Translation gains and losses are included within “general and administrative expense” on the consolidated statements of operations. These gains and losses are immaterial to the financial statements.
Use of Estimates
The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Certain accounting policies involve a “critical accounting estimate” because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. In addition, while we have used our best estimates based on facts and circumstances available to us at the time, different acceptable assumptions would yield different results. Changes in the accounting estimates are reasonably likely to occur from period to period, which may have a material impact on the presentation of our financial condition and results of operations. We review these estimates and assumptions periodically and reflect the effects of revisions in the period that they are determined to be necessary. We believe that the assumptions and estimates associated with income taxes, equity-based compensation, and allowance for credit losses have the greatest potential impact on our consolidated financial statements. Therefore, we consider the policies related to income taxes, equity-based compensation, and allowance for credit losses to be our critical accounting policies.
Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Accounting estimates used in the preparation of these financial statements change as new events occur, as more experience is acquired, as additional information is obtained, and as the operating environment changes. Actual results may differ materially from these estimates.
Segments
The Company manages its business as a single operating segment. Our chief operating decision maker reviews financial information presented for the purposes of allocating resources and evaluating financial performance at an entity level and we have no segment managers who are held accountable by the chief operating decision maker for operations and operating results. The products and services across the company are similar in nature, distributed in a comparable manner and have customers with common characteristics. We determined that we have one operating and reportable segment in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting.
Fair Value of Financial Instruments
Our financial assets, which include cash equivalents, current financial assets and our current financial liabilities have fair values that approximate their carrying value due to their short-term maturities.
Concentrations of Credit Risk
Financial instruments that potentially subject us to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with high credit-quality financial institutions. Such deposits may be in excess of federally insured limits. We perform periodic evaluations of the relative credit standing of the financial institutions.
We perform ongoing credit evaluations of our customers’ financial condition and require no collateral from our customers. We maintain an allowance for credit losses based upon the expected collectability of accounts receivable balances.
We had one customer representing 14% of total revenues for the twelve months ended December 31, 2023. By comparison, we had one customer that represented 11% of total revenues for the same period ended December 31, 2022.
At December 31, 2023, two customers represented 30% of accounts receivable. At December 31, 2022, one customer represented 12% of accounts receivable.
We had one vendor representing 86% of cost of goods sold for the twelve months ended December 31, 2023. By comparison, we had two vendors that represented 86% of cost of goods sold for the same period ended December 31, 2022.
At December 31, 2023, two vendors represented 30% of accounts payable. At December 31, 2022, three vendors represented 54% of accounts payable.
Transaction Costs
The Company incurred significant costs direct and incremental to the business combination and therefore to the recapitalization of the Company. We deferred such costs incurred in 2021. In 2022, upon closing of the business combination, total direct transaction costs were allocated between equity and liability instruments measured at fair value on a recurring basis that were newly issued in the recapitalization. Amounts allocated to equity were recorded to additional paid-in capital, while amounts allocated to the specified liabilities were recorded as other expense. See Note 9, Business Combinations, to these consolidated financial statements for further information.

Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents. The Company maintains its cash with three commercial banks.
As of December 31, 2023, the Company’s cash balances in interest and non-interest bearing deposit accounts were below the federally insured limits of $250,000 per financial institution. We monitor the financial condition of such institution and have not experienced any losses associated with these accounts.
Allowance for Credit Losses
The Corporation's reserve methodology used to determine the appropriate level of the allowance for credit losses (“ACL”) is a critical accounting estimate. The ACL is maintained at a level believed to be appropriate to provide for the current credit losses expected to be incurred related to the Company’s accounts and unbilled receivables at the balance sheet date. The evaluation of expected losses is based on the probability of default using historical loss rates, as well as adjustments for forward-looking information, including industry and macroeconomic forecasts, as required. Management's current methodology includes utilizing a historical loss rate equivalent to the average loss rate during the preceding forty-eight months and applying this rate to accounts and unbilled receivables at the date of recording. This rate as well as the various quantitative and qualitative factors used in the methodologies are reviewed quarterly.
Property and Equipment
Property and equipment are carried at cost less accumulated depreciation. Major additions and improvements which extend the life of the assets are capitalized whereas maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When property or equipment is sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.
Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.
Contract Assets (Deferred Commission)
The Company recognized a contract asset for the incremental costs (i.e., sales commissions) of obtaining a contract because the Company expects to recover those costs through future fees for the services to be provided. The Company amortizes the asset over the course of three years, which is the estimated number of years a customer is retained.
Capitalized Software Development Costs
Internal and external costs associated with the development stage of computer applications, as well as for upgrades and enhancements that result in additional functionality of the applications, are capitalized in accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software Accounting and Capitalization. Internal and external training and maintenance costs are charged to expense as incurred or over the related service period. When a software application is placed in service, the Company begins amortizing the related capitalized software costs using the straight-line method based on its estimated useful life, which is generally three years.
Impairment of Long-Lived Assets
The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. The Company recognized an impairment loss on capitalized software costs of approximately $116,000 as a result of an unsuccessful application implementation. There were no impairment losses recognized in 2022.

Business Combinations
Acquisitions of subsidiaries are accounted for using the acquisition method. The consideration for each acquisition is measured at the aggregate of the fair values (at the date of acquisition) of assets transferred and liabilities incurred or assumed, and equity instruments issued by the Company. Acquisition-related costs are recognized in the statements of operations in the period which they are incurred. Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in such fair values are adjusted against the cost of acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as an asset or liability are accounted for in accordance with relevant guidance consistent with ASC 805, Business Combinations. If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company will report provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognized as of that date. The measurement period is the period from the date of acquisition to the date the Company obtains complete information about facts and circumstances that existed as of the acquisition date and does not exceed twelve months.
The business combination was accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Legacy SpringBig in many respects. Under this method of accounting, Tuatara was treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy SpringBig was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Legacy SpringBig (i.e., a capital transaction involving the issuance of stock by Tuatara for stock of Legacy SpringBig). Accordingly, the consolidated assets, liabilities and results of operations of Legacy SpringBig became the historical financial statements of the combined company, and Tuatara’s assets, liabilities and results of operations were consolidated with Legacy SpringBig beginning on the acquisition date. Operations prior to the business combination are presented as those of Legacy SpringBig. The net assets of Tuatara were recognized at historical cost (which are consistent with carrying value), with no goodwill or other intangible assets recorded.
Intangible Assets
We account for intangible assets under ASC 350, Goodwill and Other. Intangible assets represent software acquired in the acquisition of Beaches Development Group. The amount is recorded at fair value on the date of the acquisition and amortized over its useful life of 3 years, using the straight-line method. The amount for intangible assets is included in property and equipment on the balance sheets.
Deferred Payroll Tax Credits
The Company may be eligible to receive certain payroll tax credits as a result of governmental legislation. Due to the complexities in calculating and qualifying for payroll tax credits, any benefits we may receive are uncertain and may significantly differ from our current estimates. Accordingly, we record any benefits related to these types of credits upon both the receipt of the benefit and the resolution of the uncertainties, including, but not limited to, the completion of any potential audit or examination, or the expiration of the related statute of limitations.
Contract Liabilities (Deferred Revenue)
The Company records contract liabilities when cash payments are received in advance of performance obligations being performed for initial start-up fees and payments received in advance of credits utilized. The Company expects to recognize these contract liabilities in the following period when it transfers its services and, therefore, satisfies its performance obligation to the customers.
Revenue Recognition
The Company follows the provisions of FASB Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. We report revenue net of sales and other taxes collected from customers to be remitted to government authorities.

For a standard contract, the Company works with a customer to provide access to an integrated platform that provides all the functions of its proprietary software, which utilizes proprietary technology to send text or email messages to the customer’s contacts based on a credit system. Through this software, the Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. The functions of the software themselves do not have individual value to the customer. Each customer is buying the license to the platform to receive all the benefits of the platform. Therefore, the Company’s single performance obligation is to provide customers the ability to use its proprietary software application that provides marketing and customer engagement services to cannabis dispensaries throughout the United States and Canada.
Nature of Promises to Transfer - The services provided by the Company’s software are subscription based for its retail and brand customers as follows:
Retail customers - the Company provides its retail customer access to the software for an initial contract that is initially for a term of one year, with automatic annual renewals. Revenue is earned monthly, which consists of the contracted monthly fixed fee for software access and a specified volume of messaging credits plus, if any, optional purchases for additional credits.
Brand customers - a customer can purchase use of the Company’s software, which includes a certain amount of messaging credits to be utilized over a specified period of time. The Company recognizes revenue monthly based on the credits used each month.
Timing of Satisfaction - Control of services is transferred during a subscription period. Services provided by the Company are performed over time on a monthly basis for retail customers and over a designated contract term generally from six to twelve months.
Allocating the Transaction Price - The transaction price of a subscription is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes).
To determine the transaction price of a contract, the Company considers its customary business practices as well as the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be cancelled, renewed, or modified.
The Company’s contracts with customers have fixed transaction prices that are denominated in U.S. and Canadian dollars. Consideration paid for services that customers purchase from the Company is nonrefundable.
Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services. Customer discounts are netted against revenue and are recognized as incurred.
For both retail and brand contracts, there is only one performance obligation for the standard contract. As such, the transaction price is allocated entirely to that obligation.
Practical Expedients - The Company has adopted certain practical expedients. The Company has elected to apply the portfolio approach practical expedient to evaluate contracts with customers that share the same revenue recognition patterns as the result of evaluating them as a group will have substantially the same result as evaluating them individually.
Cost of Revenues
Cost of revenues principally consists of amounts payable to distributors of messages on behalf of customers across cellular networks and the cost of third-party data and integrations.
Selling, Servicing and Marketing Expenses
Selling, servicing and marketing expenses consist primarily of personnel and related costs, including salaries, benefits, bonuses, commissions and travel for our sales team, client success and marketing team. Other costs included in this expense are marketing and promotional events. Advertising costs are charged to marketing expense as incurred. Advertising costs were $36,000 and $174,000 for the years ended December 31, 2023 and December 31, 2022, respectively.

Technology and Software Development
Technology and software development expense consist primarily of personnel and related costs, including salaries, benefits, bonuses and cost of server usage by our developers.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel and related costs for our executive, finance, legal, human resources, and administrative personnel, including salaries, benefits, bonuses, and stock-based compensation, legal, accounting, other professional service fees and other corporate expenses.
Stock-Based Compensation
ASC 718, Compensation - Stock Compensation, addresses accounting for share-based awards, including stock options, restricted stock, performance shares and warrants. Stock-based compensation for stock options to employees and non-employees is based upon the fair value of the award on the date of grant. We record forfeitures as they occur. The compensation cost is recognized over the requisite service period, which is generally the vesting period, and is included in general and administrative expenses in the consolidated statements of operations. Stock-based compensation for restricted stock is based on the fair value at the date of grant and recognized over the vesting period.
The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expected life represents the term the options granted are expected to be outstanding. The expected volatility was determined using the historical volatility of similar publicly traded companies. The risk-free interest rate is based on the U.S. Treasury rate in effect at the time of grant.
Earnings Per Share
The Company computes net income per share in accordance with ASC 260, Earnings Per Share. Under the provisions of ASC 260, basic net income per share is computed by dividing the net income available to common shareholders by the weighted average common shares outstanding during the period. Diluted net income per share adjusts basic net income per share for the effects of stock options, warrants, convertible notes and restricted stock awards only in periods, or for such awards in which the effect is dilutive. ASC 260 also requires the Company to present basic and diluted earnings per share information separately for each class of equity instruments that participate in any income distribution with primary equity instruments.
Income Taxes
We record current income taxes based on our estimates of current taxable income and provide for deferred income taxes to reflect estimated future income tax payments and receipts. We are subject to federal income taxes as well as state taxes. In addition, we are subject to taxes in the foreign jurisdictions where we operate.
The Company records a deferred tax asset or liability based on the difference between financial statement and tax basis of assets and liabilities as measured by the anticipated tax rates which will be in effect when these differences reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company adopted ASU 2016-17, Balance Sheet Classification of Deferred Taxes. The guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. As a result, each jurisdiction will only have one net noncurrent deferred tax asset or liability.
The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of December 31, 2023 and 2022, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements.
Effective Accounting Pronouncements
In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. The amendments in this update modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. This update is effective beginning after December 15, 2021. We adopted this standard on January 1, 2022. The adoption of this standard did not have a material impact on our consolidated financial statements for the period ended December 31, 2023 or 2022.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes. The ASU enhances and simplifies various aspects of the income tax accounting guidance in ASC 740, including requirements related to the following: (1) hybrid tax regimes; (2) tax basis step-up in goodwill obtained in a transaction that is not a business combination; (3) separate financial statements of entities not subject to tax; (4) intra-period tax allocation exception to the incremental approach; (5) ownership changes in investments; (6) interim-period accounting for enacted changes in tax law; and (7) year-to-date loss limitation in interim-period tax accounting. The amendments in ASU 2019-12 are effective for public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. This update is effective beginning after December 15, 2021. We adopted this standard on January 1, 2022. The adoption of this standard did not have a material impact on our consolidated financial statements for the period ended December 31, 2023 or 2022.
In January 2020, the FASB issued ASU 2020-01, Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The amendments in this update clarify certain interactions between the guidance to account for certain equity securities. This update is effective beginning after December 15, 2021. We adopted this standard on January 1, 2022. The adoption of this standard did not have a material impact on our consolidated financial statements for the period ended December 31, 2023 or 2022.
In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. Under ASU 2020-06, embedded conversion features are no longer separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives, or that do not result in substantial premiums accounted for as paid-in capital. The convertible debt instruments will now be accounted for as a single liability measured at amortized cost. This results in the interest expense recognized for convertible debt instruments to be closer to the coupon interest rate. The new guidance also requires the if-converted method to be applied for all convertible instruments when calculating earnings per share. This update is effective beginning after December 15, 2021. We adopted this standard on January 1, 2022. The adoption of this standard did not have a material impact on our consolidated financial statements for the period ended December 31, 2023 or 2022.
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. In June 2020, FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Deferral of the Effective Dates for Certain Entities, which deferred the effective date of ASU 2016-02 to annual reporting periods beginning after December 15, 2021, with early adoption permitted. In July 2021, the FASB released Update No. 2021-05 Lessors-Certain Leases with Variable Lease Payments. The amendments in this update affect lessors with lease contracts that (1) have variable lease payments that do not depend on a reference index or a rate and (2) would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The amendments in this update amend Topic 842. The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities and interim periods within fiscal years beginning after December 15, 2022, for all other entities.
The Company adopted this standard on January 1, 2022. As such, we determine if an arrangement is a lease at inception. The Company recognizes a right-of-use (ROU) asset and a lease liability for operating and finance leases by recognizing and measuring leases at the commencement date based on the present value of lease payments over the lease term. The Company does not have any sales-type leases, for which the book value of the leased asset would be removed from the balance sheet and a net investment in sales-type lease would be recognized based on fixed payments under the contract and the residual value of the asset being leased. The Company has elected not to apply the recognition requirements to short-term leases and not to separate nonlease components from associated lease components for all classes of underlying assets. ROU assets are included in non-current assets and lease liabilities are included in current and non-current liabilities on the Company’s consolidated balance sheets. Operating lease expense is included in general and administrative expense on SpringBig’s consolidated statements of operations. See Note 17, Leases, to these consolidated financial statements for further information on the adoption of this accounting standard.
In October 2021, the FASB issued ASU 2021-08 - Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this update require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The amendments in this update should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Early adoption of the amendments is permitted, including adoption in an interim period. An entity that early adopts in an interim period should apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. We adopted this standard on January 1, 2023. The adoption of this standard did not have a material impact on our consolidated financial statements for the period ended December 31, 2023.
In June 2016, FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to revise the criteria for the measurement, recognition, and reporting of credit losses on financial instruments to be recognized when expected. In November 2019, FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which deferred the effective date of ASU 2016-13 to annual reporting periods beginning after December 15, 2022, with early adoption permitted. We adopted this standard on January 1, 2023. The adoption of this standard did not have a material impact on our consolidated financial statements for the period ended December 31, 2023.
Recent Accounting Pronouncements Not Yet Adopted
In November 2023, the FASB issued ASU No. 2023-07 (Topic 280), Improvements to Reportable Segment Disclosures. The ASU primarily will require enhanced disclosures about significant segment expenses. Additionally, it requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
In December 2023, the FASB issued ASU No. 2023-09 (Topic 740), Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as an expansion of other income tax disclosures. The ASU is effective on a prospective basis for annual reporting periods beginning after December 15, 2024. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
NOTE 3 – ACCOUNTS RECEIVABLE
Accounts receivable, net consisted of the following (in thousands):

	December 31,
	2023	2022
Accounts receivable	$3,690	$3,639
Unbilled receivables	853	731
Total receivables	4,543	4,370
Less allowance for credit losses	(1,595)	(1,481)
Accounts receivable, net	$2,948	$2,889
Bad debt expense was $1.6 million and $1.5 million for the years ending December 31, 2023 and 2022, respectively.

The following table details the activity related to the Company’s allowance for credit losses for the years ending December 31, 2023 and 2022, respectively (in thousands).

Allowance for credit losses
Outstanding Balance, January 1, 2023	$1,481
Current-period provision (release) for expected credit losses	1,563
Write-offs charged against the allowance, net of recoveries and other	(1,449)
Outstanding Balance, December 31, 2023	$1,595
NOTE 4 – PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2023	2022
Prepaid insurance	$379	$834
Other prepaid expenses	425	582
Deposits	89	89
	$893	$1,505
NOTE 5 – PROPERTY AND EQUIPMENT
Property and equipment consist of the following (in thousands):

	December 31,
	2023	2022
Computer equipment	$416	$333
Furniture and fixtures	149	15
Data warehouse	286	286
Software	197	197
Total Cost	1,048	831
Less accumulated depreciation and amortization	(728)	(456)
Property and Equipment	$320	$375
The useful life of computer equipment, furniture and fixtures, software and the data warehouse is 3 years.
Depreciation and amortization expenses for the years ended December 31, 2023 and 2022 were $272,000 and $259,000, respectively. The amounts are included in general and administrative expenses in the consolidated statements of operations.
NOTE 6 – CONVERTIBLE NOTE RECEIVABLE
In April 2022, the Company purchased $250,000 in aggregate principal amount of convertible promissory note due April 1, 2026 (the “Convertible Note Receivable”). The Convertible Note Receivable accrued interest at the rate of 5% per annum on the principal amount of the Convertible Note Receivable. The Company determined that the fair value of the Convertible Note was $0 at December 31, 2023. The loss of $272,000, including $22,000 of accrued interest income, was recorded in general and administrative expenses on the Company’s consolidated statements of operations.

NOTE 7 – ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2023	2022
Accrued wages, commission and bonus	$393	$1,145
Accrued professional fees	176	148
Deferred financial advisory fees	1,000	1,000
Other liabilities	382	261
	$1,951	$2,554
NOTE 8 – RELATED PARTY TRANSACTIONS
The Company incurred software development and information technology related costs to a vendor related through common ownership to a major stockholder of approximately $13,000 and $153,000 for the years ended December 31, 2023 and 2022, respectively. These amounts are included in technology and software development expenses. At December 31, 2023 and 2022, the Company has recorded $2,000 and $3,000, respectively, in accounts payable related to this related party vendor.
During 2023, SpringBig’s CEO, Jeffrey Harris, advanced and paid certain expenses on behalf of the Company of approximately $1.0 million for use in operations. As of December 31, 2023, the Company repaid Mr. Harris approximately $0.5 million. The remaining $0.5 million is included in current liabilities on the Company’s consolidated balance sheets.
NOTE 9 – BUSINESS COMBINATIONS
Reverse Merger
The business combination between Tuatara and Legacy SpringBig was consummated on June 14, 2022. Holders of an aggregate of 19,123,806 Class A ordinary shares of Tuatara sold in its initial public offering properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from Tuatara’s IPO, which was approximately $10.01 per share, or $191,437,817 in the aggregate. The holders that did not elect to have their shares redeemed, received, following the domestication, additional shares of common stock which amounted to 876,194 shares of common stock, resulting in total shares of 1,752,388.
Beginning June 15, 2022, the ticker symbols for TCAC’s common stock and warrants were changed to “SBIG” and “SBIGW,” respectively, and commenced trading on The Nasdaq Global Market. The Company received net proceeds of $18.8 million, with gross proceeds of $25.1 million, in addition to the $7.0 million Convertible Notes which were issued in February 2022 and were converted into common stock at the Closing, see Note 10, 15% Convertible Promissory Notes, to these consolidated financial statements for further information. Of the amounts received, approximately $8.8 million represents remaining funds for unredeemed shares from the TCAC trust; $6.1 million from PIPE Financing proceeds and $10.0 million from the Secured Convertible Note. Upon consummation of the Business Combination, Legacy SpringBig options were converted into options of SpringBig as disclosed in Note 16.
On April 29, 2022, the Company entered into the Stock Purchase Agreement with Cantor, which was subsequently amended on July 20, 2022. The Company, in its sole discretion, shall have the right, but not the obligation, to issue and sell to Cantor, and Cantor shall purchase from the Company, up to $50.0 million of common shares, par value $0.0001 per share, subject to certain terms and conditions. During the three months ended September 30, 2022, the Company issued 877,193 shares to satisfy a $1.5 million commitment fee for the Cantor Equity Facility. The Cantor Equity Facility was canceled by the Company on August 30, 2023. No shares were ever sold under the facility.

The following table provides a summary of the significant sources and uses of cash related to the closing of the business combination on June 14, 2022, (in thousands):

Amount available after paying TCAC redeeming stockholders	$8,771
Proceeds from convertible notes	10,000
Proceeds from PIPE Financing	6,100
TCAC operating account	264
Gross proceeds available at closing	25,135
Expenses paid at closing	(6,346)
Net cash to Legacy SpringBig at closing	$18,789
Post closing expense (cash paid or accrued for expenses by Legacy SpringBig)	(8,679)
Net cash after closing	$10,110
The following table provides a reconciliation of the common shares related to the business combination transaction:

TCAC non-redeeming shareholders	1,752,388
PIPE Investors	1,341,356
TCAC sponsor shareholders	4,000,000
Legacy SpringBig shareholders	18,196,526
Issued and outstanding	25,290,270
Of the 1,341,356 shares of common stock shown above, 730,493 shares were issued to holders of the Convertible Note (which was converted at Closing), representing repayment of principal of $7.0 million and outstanding interest of $305,000, in accordance with the terms of the Convertible Notes. See Note 10, 15% Convertible Promissory Note, to these consolidated financial statements for further information.
NOTE 10 – 15% CONVERTIBLE PROMISSORY NOTES
In February 2022, the Company issued $7.0 million in aggregate principal amount of convertible promissory notes due September 30, 2022 (the “Convertible Notes”).
The Convertible Notes accrued interest at the rate of 15% per annum on the principal amount of the Convertible Notes, due and payable at the maturity date of September 30, 2022 (the “Maturity Date”), if not converted prior to the maturity date. Under the terms of such notes, the conversion of the Convertible Notes could be triggered by the closing of the business combination between Tuatara and Legacy SpringBig, the occurrence of the stated maturity date, or in connection with certain equity issuances. The Convertible Notes contained customary events of default such as failures to observe or perform any covenants, obligation, condition or agreement contained in the Convertible Notes and commencement of bankruptcy.
In connection with the consummation of the business combination, the Convertible Notes and outstanding accrued interest converted in full into 730,493 shares of common stock at a price of $10.00 per share, representing repayment of principal of $7.0 million and outstanding interest of $305,000, in accordance with the terms of the Convertible Notes.
During the year ended December 31, 2022, the Company recorded $305,000 of interest expense on the Convertible Notes, respectively.
NOTE 11 – SENIOR SECURED CONVERTIBLE NOTES
In connection with the business combination, on June 14, 2022, the Company issued $11.0 million in aggregate principal amount of Senior Secured Original Issue Discount Convertible Note, due June 14, 2024 (the “Secured Convertible Notes”), issued at a discount of $1.0 million, with proceeds of $10.0 million received on the Closing Date. The Secured Convertible Notes, as originally issued, accrue interest at the rate of 6.0% per annum which, along with equal principal payments through June 2024, are due in cash in arrears beginning six months after the notes’ issuance. The Company may, at its option, satisfy each principal payment either in cash or, if certain conditions set forth in the Secured Convertible Notes are met, by issuing a number of shares of common stock equal to the amount due on such date divided by the lower of (i) the number of shares determined based on at a rate of $12.00 per share or (ii) 93% of the volume-weighted average price prior to such monthly payment date.
A warrant representing 586,890 shares of common stock of the Company (the “Convertible Warrant”) with a fair value of $839,000 was also issued in a private placement with the purchaser party thereto. To determine the fair value of the Convertible Warrant, the Company performed a Black-Scholes calculation as of June 14, 2022 using a stock price of $4.28, a strike price of $12.00, a risk free rate of 3.61%, annualized volatilty of 65%, and a time to maturity of five years. The Convertible Warrant is exercisable for shares of the Company’s common stock at an exercise price of $12.00 per share, subject to certain anti-dilution adjustments. The Convertible Warrants are classified as equity on SpringBig’s consolidated balance sheets.
The Secured Convertible Notes are secured against substantially all the assets of the Company and each material subsidiary, including Legacy SpringBig.
The Secured Convertible Notes include restrictive covenants that, among other things, limit the ability of the Company to incur additional indebtedness and guarantee indebtedness; incur liens or allow mortgages or other encumbrances; prepay, redeem, or repurchase certain other debt; pay dividends or make other distributions or repurchase or redeem our capital stock; sell assets or enter into or effect certain other transactions (including a reorganization, consolidation, dissolution or similar transaction or selling, leasing, licensing, transferring or otherwise disposing of assets of the Company or its subsidiaries); issue additional equity (outside of the equity issuances under our equity compensation plan and other limited exceptions); enter into variable rate transactions; adopt certain amendments to our governing documents, among other restrictions; and maintain the Nasdaq minimum bid price requirement under Nasdaq Listing Rule 5450(a)(1). The Notes also contain customary events of default.
On May 24, 2023 and May 25, 2023, the Company entered into amendments to the Secured Convertible Notes which provide, among other provisions, amended repayment terms, including extending the term to March 2025, and an adjustment in the conversion share price to $1.00, and amended the warrant exercise price to $1.00. The Company accounted for the amendments as a debt modification pursuant to ASC 470-50-40-10. The impact to the financial statements of the debt modification was not significant.
As noted in Note 1, on September 5, 2023, Nasdaq filed a Form 25 Notification of Delisting with respect to Springbig’s common stock and public warrants with the SEC. While delisting is an event of default under the terms of the Secured Convertible Notes, the holder has not exercised its right to accelerate payment. The holder is entitled to certain remedies upon an event of default, including but not limited to, conversion at the mandatory default amount of 115% of the principal amount of the Secured Convertible Notes at the default conversion price of 0.80 times the market price of our common stock. As a result of the default, the debt has been classified as current on the Company’s consolidated balance sheet.
At December 31, 2023, the outstanding principal of the Secured Convertible Notes was $5.1 million with a carrying value of $4.4 million, net of discount of $0.7 million. At December 31, 2022, the outstanding principal of the Secured Convertible Notes was $9.8 million with a carrying value of $8.3 million, net of discount of $1.5 million.
The Company recorded $402,000 and $356,000 of interest expense in connection with the Senior Secured Convertible Notes for the years ended December 31, 2023 and 2022, respectively.
As disclosed in Note 23, on January 16, 2024, the Company and the noteholder executed an agreement for the Company to repurchase the outstanding note and associated warrants, and on January 23, 2024, the note and associated warrants were repurchased for $2.9 million.
NOTE 12 – WARRANT LIABILITIES
Prior to the business combination, at the time of their initial public offering, TCAC issued warrants to purchase 10,000,000 Class A ordinary shares at a price of $11.50 per share, for aggregate consideration of $10.0 million as part of the units offered by the prospectus and, simultaneously with the closing of their initial public offering, issued in a private placement an aggregate of 6,000,000 private placement warrants for aggregate consideration of $6.0 million, each exercisable to purchase one Class A ordinary share at a price of $11.50 per share.
The Company accounts for the warrants in accordance with the guidance contained in ASC 815 Derivatives and Hedging, under which the warrants do not meet the criteria for equity treatment and hence are recorded as liabilities.

Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.
At December 31, 2023, the estimated fair value of the warrants was $3,200. At December 31, 2022, the estimated fair value of the warrants is $0.3 million.
The Company recorded a change in fair value gain of approximately $0.3 million and $4.2 million for the years ended December 31, 2023 and 2022, respectively. These amounts are included in the statements of operations for the year ended December 31, 2023 and 2022.
The fair value is determined in accordance with ASC 820, Fair Value Measurement. See Note 18, Fair Value Measurements, to the accompanying consolidated financial statements for further information.
NOTE 13 – REVENUE RECOGNITION
The following table represents our revenues disaggregated by type (in thousands):

	Year ended December 31,
	2023	2022
Revenue
Brand revenue	$901	$940
Retail revenue	27,149	25,689
Total Revenue	$28,050	$26,629
Geographic Information
Revenue by geographical region consist of the following (in thousands):

	Year ended December 31,
	2023	2022
Brand revenue
United States	$889	$936
Canada	12	4
Retail revenue
United States	26,372	25,075
Canada	777	614
	$28,050	$26,629
Revenues by geography are generally based on the country of the Company’s contracting entity. Total United States revenue was approximately 97% of total revenue for the year ended December 31, 2023 and 98% of total revenue for the year ended December 31, 2022.
NOTE 14 – CONTRACT ASSETS AND LIABILITIES
Contract Assets (Deferred Cost)
Contract assets consisted of the following as of (in thousands):

	December 31,
	2023	2022
Deferred sales commissions	$273	$333

Contract liabilities consisted of the following as of (in thousands):

	December 31,
	2023	2022
Deferred retail revenues	$—	$277
Deferred brands revenues	—	14
Contract liabilities	$—	$291
The movement in the contract liabilities during the years ended December 31, 2023 and 2022 comprised the following (in thousands):

	Year ended December 31,
	2023	2022
The movement in the contract liabilities during each period comprised the following:
Contract liabilities at start of the period	$291	$450
Amounts invoiced during the period	—	18,310
Less revenue recognized during the period	(291)	(18,469)
Contract liabilities at end of the period	$—	$291
NOTE 15 – STOCK BASED COMPENSATION
Legacy Incentive Plan
Prior to the closing of the business combination, Legacy SpringBig maintained an equity incentive plan (the “Legacy Incentive Plan”), which was originally established effective December 1, 2017. The Legacy Incentive Plan permitted the grant of incentive stock options, non-qualified stock options, restricted stock awards, and restricted stock unit awards to Legacy SpringBig and its affiliates’ employees, consultants and directors. SpringBig will not grant any additional awards under the Legacy Incentive Plan following the business combination.
The following table summarizes information on stock options outstanding as of December 31, 2023 and 2022 under the Legacy Incentive Plan:

	Options Outstanding		Options Vested and Exercisable
Fixed Options	Number of Options	Weighted Average Exercise Price (Per Share)	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)
Outstanding Balance, January 1, 2022	6,802,437	$0.38	4,628,311	6.79	$0.24
Options exercised	(530,666)	$0.55
Options forfeited	(61,460)	$0.75
Options cancelled	(4,791)	$0.75
Outstanding Balance, June 14, 2022	6,205,520
Conversion ratio	0.5929
SpringBig Holdings options	3,679,171
Options exercised	(135,090)	$0.30
Options forfeited	(149,328)	$1.11	______	___	____
Outstanding Balance, January 1, 2023	3,394,753	$0.57	3,250,236	5.79	$0.54
Options exercised	(727,233)	$0.38
Options forfeited	(25,876)	$0.82
Options cancelled	(369,750)	$0.84
Outstanding Balance, Dec. 31, 2023	2,271,894	$0.57	2,244,102	4.76	$0.56

The intrinsic value of the options exercised during the years ended December 31, 2023 and 2022 was $162,000 and $3,400,000, respectively.
With the consummation of the business combination, all outstanding options were vested with the exception of 192,689 options granted to certain executives of the Company. The cost associated with the early vesting was $0.9 million and is included in administrative expense on the statement of operations for the year ending December 31, 2022.
The Company used the Black-Scholes option-pricing model to value option grants and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company based its expected volatility based on the volatilities of certain publicly traded peer companies.
The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected term of options granted was determined based on the expected holding period at the time of the grant. GAAP also requires that the Company recognize compensation expense for only the portion of options that are expected to vest.
During the years ended December 31, 2023 and 2022, compensation expense recorded in connection with the Legacy Incentive Plan was $118,000 and $982,000, respectively. As of December 31, 2023, the intrinsic value of the remaining options was $0 and the remaining expense to be recognized under the Legacy Incentive Plan was $35,000. These charges are recorded in administrative expense on the consolidated statements of operations.
2022 Incentive Plan
At the Special Meeting, in connection with the business combination, the Tuatara shareholders approved the SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan (the “2022 Incentive Plan”), which became effective upon the Closing.
The number of shares of our common stock initially reserved for issuance under the 2022 Incentive Plan was 1,525,175, which equaled the amount of shares of our common stock equal to 5% of the sum of (i) the number of shares of our common stock outstanding as of the Closing and (ii) the number of shares of our common stock underlying stock options issued under the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) (the “Legacy Incentive Plan”) that were outstanding as of the Closing. An additional 1,332,986 shares, equal to 5% of the number of shares of common stock outstanding at December 31, 2022, were reserved for issuance following approval by shareholders at the annual shareholder meeting on June 13, 2022. Shares subject to stock awards granted under the 2022 Incentive Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the 2022 Incentive Plan.
The following table summarizes information on Restricted Stock Units outstanding as of December 31, 2023 under the 2022 Incentive Plan:

	Restricted Stock Units Outstanding
	Number of RSUs	Weighted Average Fair Value (Per Share)	Weighted Average Vesting (Years)
Outstanding Balance, January 1, 2022	—
RSUs granted	761,500	$1.97
RSUs forfeited	(36,500)	$1.97
Outstanding Balance, January 1, 2023	725,000	$1.97	2.5
RSUs granted	1,989,000	$0.56
RSUs forfeited	(276,836)	$1.28
RSUs vested and common stock issued	(225,655)	$1.97
Outstanding Balance, December 31, 2023	2,211,509	$0.80	2.2
During the years ended December 31, 2023 and 2022, compensation expense recorded in connection with the 2022 Incentive Plan was $704,000 and $246,000, respectively. These charges are recorded in administrative expense on the consolidated statements of operations.

The remaining expense of approximately $1,336,000 will be recognized in future periods through June 2026. The Restricted Stock Units vest one-third on each of the first, second, and third anniversary after issuance.
NOTE 16 – COMMITMENTS AND CONTINGENCIES
Employment Agreements
The Company has entered into employment agreements with Jeffrey Harris, CEO of SpringBig, and Paul Sykes, CFO of SpringBig, which became effective as of the consummation of the business combination.
Litigation
The Company evaluates the possible resolution of any legal and other contingencies when losses are possible in accordance with ASC 450, Contingencies (“ASC 450”). Significant judgment is required in both the determination of the probability of an outcome as well as the determination of an estimate of the amount of any potential loss.
During the year ended December 31, 2023, the Company settled a dispute concerning the granting in 2017 of a non-exclusive, perpetual license to install and use certain of the Company’s software and derivative works, subject to certain limitations. As a result of the settlement, the Company recorded a liability of approximately $0.8 million. As of December 31, 2023, the Company has settled a portion of this liability through cash payments of $0.2 million and an equity issuance of $0.3 million. The remaining $0.3 million will be paid in equal installments of $40,000 on the last day of each month until the balance is settled in full by July 2024.
The Company is from time to time involved in litigation incidental to the conduct of its business. In accordance with applicable accounting guidance, the Company records a provision for a liability when it is both probable that a liability has been incurred and the amount can be reasonably estimated. Management, after consulting legal counsel, believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.
NOTE 17 – LEASES
As discussed in Note 2, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) in February 2016 (“Lease Standard”). The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities and interim periods within fiscal years beginning after December 15, 2022, for all other entities. The Company adopted this standard on January 1, 2022.
SpringBig elected to take the cumulative transition approach to accounting for the adoption of the Lease Standard. This approach requires entities to apply the ASC 842 requirements in the period of adoption (i.e., assuming an adoption date of January 1, 2022, SpringBig’s comparative financial statements for the years ended December 31, 2022 and 2021 would need to apply ASC 842 only for the year ended December 31, 2022). As of the adoption date of January 1, 2022, the Company recorded ROU assets of $1.1 million and lease liabilities of $1.1 million. A cumulative effect adjustment to equity of $31,000 was recorded as of the adoption date.
The Company leases office facilities in Boca Raton, Florida, Seattle, Washington and Ontario, Canada under non-cancelable operating lease agreements. The leases require monthly payments ranging from $4,000 to $7,000 and expire on various dates through February 2027. In addition to minimum rent, the Company is required to pay a proportionate share of operating expenses under these leases.
In June of 2022, the Company entered into a lease with the current landlord for the Company’s corporate headquarters under which the current leases will be replaced by the new lease on a single floor in the same building as the Company currently occupies. The new lease commenced during January 2024. The new lease term is for 98 months. Monthly rental payments range from $38,000 to $48,000 over the life of the lease. As of December 31, 2023, the Company’s existing leases were terminated and the associated right of use assets and operating lease liabilities were written off, resulting in an $14,000 gain for the year ended December 31, 2023. The resultant gain is included in general and administrative expenses on the Company’s consolidated statements of operations.
Lease expense was approximately $725,000 and $846,000 for the years ended December 31, 2023 and 2022, respectively, which is recorded in general and administrative expenses on the consolidated statement of operations. Of the $725,000 and $846,000 for the years ended December 31, 2023 and 2022, respectively, $486,000 and $515,000 related to operating leases under ASC 842 with the remainder attributable to common area maintenance, taxes, and other charges, respectively.

As of December 31, 2023, the following amounts were presented on SpringBig’s consolidated balance sheets in accordance with the Leasing Standard.

	Year ended December 31,
	2023	2022
Balance Sheet
Assets:
Right of Use Assets - Operating Lease	$340	$750
Liabilities:
Current	99	465
Non-current	225	316
Total Operating Lease Liabilities	$324	$781
For both years ending December 31, 2023 and 2022, the Company’s operating lease cost was $0.5 million and is recorded in general and administrative expenses on the Company’s consolidated statements of operations. Other information pertaining to capitalized assets and liabilities under the leasing standard is as follows.

	2023	2022
Other information
Operating lease cost	$486	$515
Operating cash flows from operating leases	$520	$318
Disposal of right-of-use assets	$299	$—
Disposal of operating lease liabilities associated with right-of-use assets	$313	$—
Right-of-use assets obtained in exchange for new operating lease liabilities	$412	$150
Weighted-average remaining lease term - operating leases (months)	35.1	20.4
Weighted-average discount rate - operating leases	9%	6%
As of December 31, 2023, the Company’s lease liabilities mature as follows:

Operating Leases
Fiscal Year:
2024	$124
2025	128
2026	110
2027	9
Total lease payments	371
Less imputed interest	(47)
Present value of lease liabilities	$324
NOTE 18 – FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).
The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Valuation is based on unadjusted quoted prices in active markets for identical assets and liabilities that are accessible at the reporting date. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2: Valuation is determined from pricing inputs that are other than quoted prices in active markets that are either directly or indirectly observable as of the reporting date. Observable inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and interest rates and yield curves that are observable at commonly quoted intervals.
Level 3: Valuation is based on inputs that are both significant to the fair value measurement and unobservable. Level 3 inputs include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value generally require significant management judgment or estimation.
Liabilities measured at fair value on a recurring basis
The balances of the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2023 and 2022, are as follows (in thousands):

For the year ended December 31, 2022	Level 1	Level 2	Level 3	Total Fair Value
Liabilities:
Public warrants	338	—	—	338
	$338	$—	$—	$338
For the year ended December 31, 2023	Level 1	Level 2	Level 3	Total Fair Value
Liabilities:
Public warrants	3	—	—	3
	$3	$—	$—	$3
The following is a description of the methodologies used to estimate the fair values of liabilities measured at fair value on a recurring basis and within the fair value hierarchy.
Warrant liabilities
Prior to the business combination, TCAC issued warrants to purchase 10,000,000 Class A ordinary shares at a price of $11.50 per whole share, as part of the units offered by the prospectus for their initial public offering and, simultaneously with the closing of their initial public offering, issued in a private placement an aggregate of 6,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share at a price of $11.50 per share.
The Company utilizes a fair value approach to account for its warrants based on the quoted price at December 31, 2023, and the calculation is consistent with ASC 820, Fair Value Measurement, with changes in fair value recorded in current earnings.
At December 31, 2023, the value of the public and private warrants was approximately $3,200 using a closing price of $0.0002. At December 31, 2022, the value of the public and private warrants was approximately $0.3 million using a closing price of $0.0211.
Changes in Fair Value
The following tables provides a roll-forward in the changes in fair value for the years ended December 31, 2023 and 2022, for all liabilities for which the Company determines fair value on a recurring basis (in thousands):

Warrants
Balance, January 1, 2022	$—
Assumed in business combination at fair value	$4,496
Change in value	$(4,158)
Balance, December 31, 2022	$338
Changes in fair value included in earnings for the period relating to liabilities held at December 31, 2022	$(4,158)

Balance, January 1, 2023	$338
Change in fair value	(335)
Balance, December 31, 2023	$3
Changes in fair value included in earnings for the period relating to liabilities held at December 31, 2023	$(335)
There were no transfers of financial liabilities between levels of the fair value hierarchy during the year ended December 31, 2023.
Other Fair Value Considerations - Carrying value of accounts receivables, contract assets, prepaid expenses and other assets, accounts payable and accrued expenses approximate fair value due to their short-term maturities and/or low credit risk.
NOTE 19 – STOCKHOLDERS’ EQUITY
The Consolidated Statements of Changes in Stockholders' Equity reflect the reverse recapitalization on June 14, 2022, as discussed in Note 9, Business Combinations, to these consolidated financial statements. Because the Company was determined to be the accounting acquirer in the transaction, all periods presented prior to consummation of the transaction reflect the historical activity and balances of Legacy SpringBig, Inc. (other than common stock and potentially issuable shares underlying stock options which have been retroactively restated).
Immediately after giving effect to the business combination, the following equity securities of the SpringBig, were issued and outstanding: (i) 5,752,388 shares of SpringBig, common stock issued to the holders of Tuatara Class A ordinary shares and Tuatara Class B ordinary shares that automatically convert into Tuatara Class A ordinary shares upon the occurrence of the business combination in accordance with Tuatara’s amended and restated memorandum and articles of association as consideration in the business combination (comprised of 1,752,388 Class A ordinary shares after giving effect to the redemptions and the issuance of shares to public shareholders who did not elect to redeem their public shares and 4,000,000 Class B ordinary shares that converted into common stock), (ii) 18,196,526 shares of SpringBig common stock issued to the stockholders of SpringBig as consideration in the business combination, (iii) 10,000,000 warrants to purchase shares of SpringBig common stock issued to holders of the Public Shares upon conversion of warrants to purchase Tuatara Class A ordinary shares in connection with the business combination (each, a “New SpringBig Public Warrant”), (iv) 6,000,000 warrants to purchase shares of SpringBig common stock issued to Sponsor upon conversion of warrants to purchase Tuatara Class A Common Stock, and (v) 1,310,000 shares of SpringBig common stock issued to private investors (the “PIPE Investors”) in the PIPE Financing, plus 31,356 shares paid to certain PIPE Investors pursuant to the Convertible Notes.
Prior to the consummation of the business combination, the capital stock of Legacy SpringBig consisted of Series A, B and Seed preferred stock which was automatically convertible into common stock at the earlier of a $50.0 million initial public offering or vote of 63% of majority of preferred stockholders. The conversation rate of all preferred stock was at a one to one ratio to common stock. The preferred shares of stock were converted to SpringBig common stock at the Closing Date.
With the consummation of the business combination, Legacy SpringBig. issued and outstanding shares were converted into shares of SpringBig common stock as follows:

	Legacy SpringBig	Conversion Rate	SpringBig
Series B Preferred	4,585,202	0.59289	2,718,522
Series A Preferred	5,088,944	0.59289	3,017,184
Series Seed Preferred	6,911,715	0.59289	4,097,887
Common Stock	14,105,371	0.59289	8,362,933
	30,691,232		18,196,526
Sponsor Escrow Agreement
At the time of the Closing, TCAC Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Tuatara and certain independent members of Tuatara’s board of directors entered into an escrow agreement (“Sponsor Escrow Agreement”), providing that (i) immediately following the Closing, Sponsor and certain of Tuatara’s board of directors’

independent directors shall deposit an aggregate of 1,000,000 shares of our Common Stock (such deposited shares, the “Sponsor Earnout Shares”) into escrow, (ii) the Sponsor Earnout Shares shall be released to the Sponsor if the closing price of our Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30) trading-day period ending at any time after the Closing Date and before the fifth anniversary of the Closing Date, and (iii) the Sponsor Earnout Shares will be terminated and canceled by us if such condition is not met by the fifth anniversary of the Closing Date.
Contingent and Earnout Shares
The holders of Legacy SpringBig’s common stock and the “engaged option holders” (employees or engaged consultants of Legacy SpringBig who held Legacy SpringBig options at the effective time of the business combination and who remains employed or engaged by Legacy SpringBig at the time of such payment of contingent shares) shall be entitled to receive their pro rata portion of such number of shares, fully paid and free and clear of all liens other than applicable federal and state securities law restrictions, as set forth below upon satisfaction of any of the following conditions:
a.
7,000,000 contingent shares if the closing price of the Company’s common stock equals or exceeds $12.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 60 months following the Closing Date;

b.
2,250,000 contingent shares if the closing price of the Company’s common stock equals or exceeds $15.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 60 months following the Closing Date; and

c.
1,250,000 contingent shares if the closing price of the Company’s common stock equals or exceeds $18.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 60 months following the Closing Date.

With the consummation of the business combination, the Company’s authorized capital stock is 350,000,000 shares, consisting of 300,000,000 shares of common stock and 50,000,000 shares of preferred stock, with par value of 0.0001 per share.
NOTE 20 – NET LOSS PER SHARE
Given the consummation of the business combination, ASC 805, Business Combination states that the equity structure for the prior period of Legacy SpringBig (the accounting acquirer) is restated using the exchange ratio established in the acquisition agreement to reflect the number of shares of the accounting acquiree issued in the business combination.
As of December 31, 2023 and 2022, there were 45,339,762 and 26,659,711 shares of common stock issued and outstanding, respectively.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock. Basic and diluted net loss per share was the same for each period presented, given that there are losses during the period, the inclusion of all potential common shares outstanding would have been anti-dilutive.
The following table reconciles actual basic and diluted earnings per share for the years ended December 31, 2023 and 2022, respectively (in thousands, except share and per share data).

	Years Ended December 31,
	2023	2022
Loss per share:
Numerator:
Net loss	$(10,233)	$(13,076)
Denominator
Weighted-average common shares outstanding
Basic and diluted	36,147,187	22,287,828
Net loss per common share
Basic and diluted	$(0.28)	$(0.59)

The anti-dilutive securities excluded from the weighted-average shares used to calculate the diluted net loss per common share for the years ended December 31, 2023 and 2022 were as follows:

	Years Ended December 31,
	2023	2022
Shares unvested and subject to exercise of stock options	27,792	144,517
Shares subject to outstanding common stock options	2,244,102	3,250,236
Shares subject to convertible notes stock conversion	5,111,929	816,667
Shares subject to warrants stock conversion	16,586,980	16,586,980
Shares subject to contingent earn out	10,500,000	10,500,000
Restricted stock units	2,211,509	725,000
NOTE 21 – BENEFIT PLAN
The Company maintains a safe harbor 401(k) retirement plan for the benefit of its employees. The plan allows participants to make contributions subject to certain limitations. Company matching contributions were $529,000 and $502,000 for the years ended December 31, 2023 and 2022, respectively.
NOTE 22 – INCOME TAXES
U.S. and foreign components of loss from operations before income taxes were as follows (in thousands):

	Years Ended December 31,
	2023	2022
Loss from operations
U.S.	$(9,717)	$(11,828)
Foreign	(516)	(1,248)
	$(10,233)	$(13,076)
The provision (benefit) for income taxes consist of the following, (in thousands):

	Years Ended December 31,
	2023	2022
Provision (benefit) for income taxes
Current
Federal	$—	$—
State	4	1
International	—	2
	$4	$ 3
The Company’s actual provision (benefit) for income taxes from operations differ from the federal expected income tax provision as follows (in thousands):

	December 31, 2023		December 31, 2022
	Amount	Rate	Amount	Rate
U.S. federal income tax provision (benefit) at statutory rate	$(2,126)	21%	$(2,754)	21%
Increase (decrease) in taxes resulting from:
State income tax expense	4	5%	1	5%
Foreign income and losses taxed at different rates	(28)	1%	(68)	1%
Change in valuation allowance	2,090	(32)%	4,122	(32)%
Non-deductible or non-taxable items	37	5%	(1,302)	5%
Foreign income taxes	—	—%	2	—%
Effect of income tax rate changes on deferred items	27	—%	2	—%
Provision (benefit) for income taxes	$4	—%	$3	—%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance as of December 31, 2023 and 2022, respectively. The deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.
The tax effects of temporary difference that give rise to a significant portion of deferred tax assets and tax liabilities for the years ended December 31, 2023 and 2022 are as follows (in thousands):

	Years Ended December 31,
	2023	2022
Deferred tax assets:
Accrued expenses and other liabilities	$771	$376
Net operating loss - US Federal	4,848	5,556
Net operating loss - US State	1,020	1,188
Net operating loss - Foreign	711	575
Property and equipment, net	—	8
Operating lease liability	82	198
Research and development	1,974	—
Stock based compensation	525	215
Total gross deferred tax assets	$9,931	$8,116
Less: valuation allowance	(9,596)	(7,506)
Total deferred tax assets	335	610
Deferred tax liabilities:
Prepaid expenses and other assets	$(231)	$(420)
Operating lease right of use asset	(79)	(190)
Property and equipment, net	(25)	—
Total deferred tax liabilities	(335)	(610)
Net deferred income tax asset (liability)	$—	$—
The Company has incurred significant losses in recent periods. As a result, we maintained valuation allowances against our domestic and foreign deferred tax assets as of December 31, 2023 and 2022, to reduce their carrying values to amounts that are realizable either through future reversals of existing taxable temporary differences or through taxable income in carryback years for the applicable jurisdictions.
At December 31, 2023, the Company has federal net operating loss available to carryforward of approximately $23.1 million which will be carried forward indefinitely. Pursuant to IRC §382 of the Internal Revenue Code, the utilization of net operating loss carryforwards may be limited as a result of a cumulative change in stock ownership of more than 50% over a three-year period. The Company has not determined whether such a change has occurred and accordingly, the utilization of the net operating loss carryforwards may be subject to certain limitations.
The Company has state and foreign net operating losses available to carryforward of approximately $23.5 million and $2.7 million, respectively, which begin expiring in 2030 and 2037, respectively, as of December 31, 2023.
The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of December 31, 2023 and 2022, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements.

The Company accrues interest and penalties arising on the underpayment of taxes if the full benefit of a tax position is not recognized in the financial statements. In accordance with ASC 740, Accounting for Income Taxes, interest and penalties are recorded as income tax expense. There have been no penalties or interest paid or incurred during the twelve months ended December 31, 2023 and 2022, respectively.
Management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain state taxing authorities. As of and for the twelve months ended December 31, 2023 and 2022, the Company did not have a liability for any unrecognized taxes. The Company has no examinations in progress and is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax liabilities will significantly change in the next twelve months. The Company’s 2019 through 2021 tax years are open for examination for federal and state taxing authorities.
NOTE 23 – SUBSEQUENT EVENTS
On January 16, 2024, the Company entered into an agreement with LI Capital Global Opportunities to repurchase the entire outstanding principal of the Secured Convertible Note and cancel the associated warrants. The outstanding principal and accrued interest at the time of repurchase was $5.2 million. SpringBig, using a portion of the proceeds from the 8% Convertible Notes purchased the entire outstanding obligation to LI Capital Global Opportunities for $2.9 million.
After the end of the fiscal year, on January 23, 2024, the Company raised $6.4 million through the issuance of 8% Convertible Notes and $1.6 million through the issuance of 12% Term Notes. The net cash proceeds, after transaction expenses, were $7.5 million.
The 8% Convertible Notes accrue interest at 8% per annum which is added to the outstanding principal balance annually. The Notes are convertible into common stock at a conversion price of $0.15 per share at the holder's option any time up to the day prior to maturity in January 2026. The 12% Term Notes, due in January 2026, accrue interest payable at 12% per annum in cash semi-annually. The 8% Convertible Notes and 12% Term Notes rank pari passu and are secured by substantially all the assets of the Company.
Jeffrey Harris, CEO, Paul Sykes, CFO, and Jon Trauben, Director, agreed to purchase the Convertible Notes and Term Notes for an aggregate amount of $450,000 on the same terms as all other purchasers.

16,000,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS
23,726,551 SHARES OF COMMON STOCK
6,000,000 PRIVATE WARRANTS
42,666,665 SHARES OF COMMON STOCK UNDERLYING
CONVERTIBLE NOTES

PROSPECTUS
    , 2024

PART II

Information Not Required in Prospectus
Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.
Amount
SEC registration fee	$958.87
Legal fees and expenses	$25,000
Accounting fees and expenses	$*
Financial printing and miscellaneous	$*
Total	$*
*	Estimates not presently known.
We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Holder, however, will bear all underwriting commissions and discounts, if any, attributable to its sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.
Item 14.	Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders or monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Our charter requires us to indemnify and advance expenses to each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. Such obligations would require indemnification of our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under an indemnification agreement. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Item 15.	Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities sold by us since inception on January 1, 2021. None of the following transactions involved any underwriters, underwriting discounts or commissions, or any public offering.
•
Tuatara’s sponsor purchased an aggregate of 6,000,000 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the initial public offering. Each private placement warrant may be exercised for one Common Shares at a price of $11.50 per share, subject to adjustment. The private placement warrants (including the shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the initial business combination.

•
On June 14, 2022, at the first closing under the Notes and Warrants Purchase Agreement, we issued and sold to L1 (i) a Note in the principal amount of $11,000,000 and (ii) a five-year warrant to purchase 586,980 shares of our Common Stock at an exercise price of $12.00 per share, for total cash consideration to the Company of $10,000,000

•
On June 14, 2022, we issued 1,310,000 Common Shares pursuant to the Subscription Agreements entered into in connection with the PIPE Subscription Financing for aggregate consideration of $13.1 million, plus 31,356 shares paid to certain investors pursuant to the convertible notes with such investors.

•
On September 9, 2022, we issued 877,193 shares of our Common Stock (such shares, the “Commitment Fee Shares”) to Cantor. We issued the Commitment Fee Shares as consideration for Cantor’s irrevocable commitment to purchase additional shares of Common Stock at our election in our sole discretion, from time to time upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement. The Common Stock Purchase Agreement established a committed equity facility pursuant to which we may in the future, from time to time, at our election in our sole discretion, upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement issue and sell to the Cantor additional shares of our Common Stock. Effective as of August 30, 2023, the Common Stock Purchase Agreement was terminated in accordance with its terms.

•
On December 2, 6, 9, and 13, 2022, we issued 80,770, 80,770, 91,481, and 98,224, respectively, for a total of 351,245 shares of our Common Stock (such shares, the “L1 Shares”) to the Investor. We issued the L1 Shares as consideration for repayment of a portion of the amounts payable under the L1 Notes.

•
Effective September 13, 2023, pursuant to the Settlement Agreement, the Company issued 1,700,000 shares of our Common Stock, in the aggregate to Michael Gross and Jason Wright, which did not involve any underwriters, underwriting discounts or commissions, or any public offering.

•
Effective September 29, 2023, the Company issued 150,000 shares of common stock to Douglas J. Stukel in exchange for services rendered to the Company, which did not involve any underwriters, underwriting discounts or commissions, or any public offering.

•
Effective November 15, 2023, the Company issued 286,260 shares of common stock to Michael Faber in exchange for services rendered to the Company, which did not involve any underwriters, underwriting discounts or commissions, or any public offering.

•
In connection with the Debt Settlement Agreement on January 16, 2024, the Company issued 1,000,000 shares of Common Stock to the Holder, which did not involve any underwriters, underwriting discounts or commissions, or any public offering.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.
•
On January 23, 2024, we issued a total of $6.4 million of 8% Senior Secured Convertible Promissory Notes due 2026 and (ii) a total of $1.6 million of 12% Senior Secured Term Promissory Notes due 2026 in a private placement with the purchasers party thereto. The issuances of the Convertible Notes and Term Notes did not involve any public offering. The Company completed these issuances in a transaction not requiring registration under Section 5 of the Securities Act, in reliance on the exemption afforded by Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder.

Item 16.	Exhibits.
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
2.1	Amended and Restated Merger Agreement with Amendment No. 1.	Proxy Statement / Prospectus	Annex A	May 17, 2022	333-262628
3.1	Certificate of Incorporation of SpringBig Holdings, Inc.	10-K	3.1	March 28, 2023	001-40049
3.2	By-Laws of SpringBig Holdings, Inc.	10-K	3.2	March 28, 2023	001-40049
4.1	Senior Secured Original Issue Discount Convertible Promissory Note dated June 14, 2022 between SpringBig Holdings, Inc. and the holder party thereto.	8-K	4.1	June 21, 2022	001-40049
4.2	Common Stock Purchase Warrant SpringBig Holdings Inc.	8-K	4.2	June 21, 2022	001-40049
4.3	Amendment to Secured Original Issue Discount Convertible Promissory Note dated December 1, 2022 between SpringBig Holdings, Inc. and the holder party thereto.	8-K/A	10.1	December 1, 2022	001-40049
4.4	Warrant Agreement, dated as of February 11, 2021, by and between Tuatara Capital Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.1	February 17, 2021	001-40049
4.5	Senior Secured Convertible Promissory Note of SpringBig Holdings, Inc., dated as of January 23, 2024.	8-K	4.1	January 24, 2024	001-40049
4.6	Senior Secured Term Promissory Note of SpringBig Holdings, Inc., dated as of January 23, 2024.	8-K	4.2	January 24, 2024	001-40049
5.1*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
10.1	Form of Sponsor Escrow Agreement.	8-K	10.1	June 21, 2022	001-40049
10.2	Amended and Restated Registration Rights Agreement, dated June 14, 2022, by and among New SpringBig, the Sponsor and other holders party thereto.	8-K	10.2	June 21, 2022	001-40049
10.3	Form of Subscription Agreement.	8-K	10.2	November 9, 2021	001-40049
10.4	Securities Purchase Agreement, dated April 29, 2022, among Tuatara Capital Acquisition Corporation, and L1 Capital Global Opportunities Master Fund.	8-K	10.1	May 2, 2022	001-40049
10.5	Registration Rights Agreement, dated June 14, 2022, among SpringBig Holdings, Inc. and the investors party thereto.	8-K	10.5	June 21, 2022	001-40049
10.6#	SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan.	8-K	10.6	June 21, 2022	001-40049
10.7#	Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Jeffrey Harris.	8-K	10.7	June 21, 2022	001-40049

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
10.8#	Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Paul Sykes.	8-K	10.8	June 21, 2022	001-40049
10.9†	Purchase Agreement, dated April 29, 2022, between Tuatara Capital Acquisition Corporation and CF Principal Investments LLC.	8-K	10.2	May 2, 2022	001-40049
10.10	Registration Rights Agreement, dated April 29, 2022, between Tuatara Capital Acquisition Corporation and CF Principal Investments LLC.	8-K	10.3	May 2, 2022	001-40049
10.11†	Amendment No. 1 to Purchase Agreement, dated July 20, 2022, by and between SpringBig Holdings, Inc. and CF Principal Investments LLC.	S-1	10.11	July 22, 2022	333-266293
10.12	Amendment to Purchase Agreement, dated December 1, 2022, by and between SpringBig Holdings, Inc. and L1 Capital Global Opportunities Master Fund.	8-K/A	10.1	December 1, 2022	001-40049
10.13	Amendment No. 2 to Purchase Agreement, dated December 28, 2022, by and between SpringBig Holdings, Inc. and L1 Capital Global Opportunities Master Fund.	8-K	10.1	December 29, 2022	001-40049
10.14	Settlement Agreement, dated September 7, 2023, by and between Yuzz Buzz, LLC, Jason Wright, and Michael Gross, on the one hand, and SpringBig, Inc., Medici Holdings V, Inc. (f/k/a SpringBig, Inc.), SpringBig Holdings, Inc. and Jeffrey Harris, on the other hand.	8-K	10.1	September 13, 2023	001-40049
10.15	Standard Merchant Cash Advance Agreement, dated as of July 25, 2023, by and between SpringBig Holdings, Inc. and Cedar Advance LLC.	10-Q	10.2	November 13, 2023	001-40049
10.16	Agreement for the Purchase and Sale of Future Receipts, dated as of October 13, 2023, by and between SpringBig, Inc. and Agile Capital Funding LLC.	10-Q	10.3	November 13, 2023	001-40049
10.17	Debt Settlement Agreement, dated as of January 16, 2024, by and among SpringBig Holdings, Inc., SpringBig, Inc. and L1 Capital Global Opportunities Master Fund.	8-K	10.1	January 24, 2024	001-40049
10.18	Note Purchase Agreement, dated January 23, 2024, by and among SpringBig Holdings, Inc. and the purchasers party thereto.	8-K	10.2	January 24, 2024	001-40049
10.19	Registration Rights Agreement, dated January 23, 2024, by and among SpringBig Holdings, Inc. and the investors party thereto.	8-K	10.3	January 24, 2024	001-40049
10.20	Director Nomination Agreement, dated January 23, 2024, by and among SpringBig Holdings, Inc., Shalcor Management, Inc. and Lightbank II, L.P.	8-K	10.1	January 29, 2024	001-40049
10.21	SpringBig Holdings, Inc. 2022 Amended and Restated Long-Term Incentive Plan.	DEF 14A	Appendix B	April 28, 2023	001-40049

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
10.22	Form of Restricted Stock Unit Agreement.	S-8	99.2	August 22, 2022	333-267011
16.1	Letter from Marcum LLP, dated April 10, 2024, to the Securities and Exchange Commission.	8-K	16.1	April 11, 2024	001-40049
21.1	Subsidiaries of SpringBig Holdings, Inc.	10-K	21.1	April 1, 2024	001-40049
23.1*	Consent of Marcum LLP, Independent Registered Public Accounting Firm of SpringBig Holdings, Inc.
23.2*	Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (incorporated by reference to the signature page of the Registration Statement on Form S-1).
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Filing Fee Table
*	Filed herewith.
#	Indicates management contract or compensatory plan or arrangement.
†
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 20, 2024.
SPRINGBIG HOLDINGS, INC.

By:	/s/ Jeffrey Harris
	Name:	Jeffrey Harris
	Title:	Chief Executive Officer
KNOW ALL BY THESE PRESENTS, that each of the undersigned constitutes and appoints Jeffrey Harris and Paul Sykes his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
* * * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.
Name	Title	Date

/s/ Jeffrey Harris	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	June 20, 2024
Jeffrey Harris

/s/ Paul Sykes	Chief Financial Officer (principal financial officer and principal accounting officer)	June 20, 2024
Paul Sykes

/s/ Shawn Dym	Director	June 20, 2024
Shawn Dym

/s/ Matt Sacks	Director	June 20, 2024
Matt Sacks

/s/ Sergey Sherman	Director	June 20, 2024
Sergey Sherman

/s/ Mark Silver	Director	June 20, 2024
Mark Silver